Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   ----------
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                             SYRATECH CORPORATION
            (Exact name of registrant as specified in its charter)

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
               DELAWARE                              3914                       13-3354944
    (State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
     incorporation or organization)       Classification Code Number)       Identification No.)
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                                   ----------
                            175 McClellan Highway
                          East Boston, MA 02128-9114
                            Phone: (617) 561-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                              E. MERLE RANDOLPH
                        Vice President, Treasurer and
                           Chief Financial Officer
                             Syratech Corporation
                            175 McClellan Highway
                          East Boston, MA 02128-9114
                            Phone: (617) 561-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                               With copies to:
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
            JAMES L. PURCELL, ESQ.                     JAMES WESTRA, ESQ.             KIRK A. DAVENPORT, ESQ.
    Paul, Weiss, Rifkind, Wharton & Garrison       Hutchins, Wheeler & Ditmar             Latham & Watkins
           1285 Avenue of the Americas             A Professional Corporation             885 Third Avenue
          New York, New York 10019-6064                101 Federal Street          New York, New York 10022-4802
                 (212) 373-3000                   Boston, Massachusetts 02110              (212) 906-1200
                                                         (617) 951-6600
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        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.
                                   ----------
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

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=========================================================================================================
                                                 Proposed Maximum   Proposed Maximum
    Title of Each Class of       Amount to be   Offering Price Per Aggregate Offering      Amount of
 Securities to be Registered      Registered           Note             Price(1)       Registration Fee
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
 % Senior Notes due 2007       $160,000,000.00      $1,000.00        $160,000,000.00        $48,485
---------------------------------------------------------------------------------------------------------
Guarantees of    % Senior
  Notes due 2007               $160,000,000.00         (2)                 (2)                   (2)
=========================================================================================================
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(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c).

(2) No additional consideration will be paid by the purchasers of the Senior Notes for the Guarantees. Pursuant to Rule 457(n), no separate fee is payable in respect of the Guarantees.
                                   ----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
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

                       TABLE OF ADDITIONAL REGISTRANTS

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                                        State or Other   Primary Standard   I.R.S. Employer    Address, Including Zip Code and
                                       Jurisdiction of  Classification Code Identification    Telephone Number, Including Area
                 Name                   Incorporation         Number            Number       Code of Principal Executive Office
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
                                                                                            175 McClellan Highway
Syratech Holding                                                                            East Boston, Massachusetts 02128
  Corporation                          Arkansas                5023           71-0747664    (617)561-2200
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                                                                                            175 McClellan Highway
Wallace International                                                                       East Boston, Massachusetts 02128
  Silversmiths, Inc.                   Delaware                3914           06-1183605    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Wallace International de P.R., Inc.    Delaware                3914           66-0402645    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
International Silver Company           Delaware                5023           04-3105031    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
International Silver de P.R., Inc.     Delaware                3545           66-0467204    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
PMW Silver de P.R., Inc.               Delaware                3356           66-0503108    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Towle Manufacturing Company            Delaware                3914           04-3093194    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Rosemar Silver Company, Inc.           Delaware                3914           04-3094668    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Towle Holloware, Inc.                  Delaware                5023           04-3094663    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Farberware Inc.                        Delaware                5023           13-3880567    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Silvestri, Inc.                        Delaware                5199           04-3309807    (617)561-2200
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                                                                                            175 McClellan Highway
Silvestri, Inc. of                                                                          East Boston, Massachusetts 02128
  South Carolina                       South Carolina          6512           57-1046114    (617)561-2200
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                                                                                            6048 South York Road
                                                                                            Gastonia, North Carolina 28052
Rauch Industries, Inc.                 North Carolina          5199           56-1074945    (704)867-5333
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                                                                                            6048 South York Road
                                                                                            Gastonia, North Carolina 28052
Rochard, Inc.                          North Carolina          5199           13-2731346    (704)867-5333
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                                                                                            6048 South York Road
                                                                                            Gastonia, North Carolina 28052
Holiday Products, Inc.                 North Carolina          5199           56-1803414    (704)867-5333
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                                                                                            6048 South York Road
                                                                                            Gastonia, North Carolina 28052
Northstar Sales Corporation            North Carolina          6512           56-1678701    (704)867-5333
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Leonard Florence Associates, Inc.      Massachusetts           5023           04-2904074    (617)561-2200
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                                                                                            4251 Crisfield Highway
                                                                                            Crisfield, Maryland 21871
CHI International, Inc.                Maryland                3914           52-1930353    (410)968-0503
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

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                                        State or Other   Primary Standard   I.R.S. Employer    Address, Including Zip Code and
                                       Jurisdiction of  Classification Code Identification    Telephone Number, Including Area
                 Name                   Incorporation         Number            Number       Code of Principal Executive Office
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
                                                                                            175 McClellan Highway
Syratech Security                                                                           East Boston, Massachusetts 02128
  Corporation                          Massachusetts           4841           04-3270184    (617)561-2200
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                                                                                            175 McClellan Highway
Syratech West Coast                                                                         East Boston, Massachusetts 02128
  Warehouse Corp.                      California              6512           33-0689857    (617)561-2200
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                                                                                            175 McClellan Highway
175 Amlegion Revere                    Massachusetts                                        East Boston, Massachusetts 02128
  Realty Trust                         Trust                   6798           04-6812249    (617)561-2200
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                                                                                            175 McClellan Highway
                                                                                            East Boston, Massachusetts 02128
Syratech Silver Sales Corp.            Georgia                 6512           04-3094665    (617)561-2200
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

                             SYRATECH CORPORATION

                                   ----------

                            CROSS REFERENCE SHEET
              Location in Prospectus of Information Required by
                              Part I of Form S-3

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Item No.                          Caption                                        Location in Prospectus
--------                          -------                                        ----------------------
    1.    Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus                        Facing Page of Registration Statement; Cross-
                                                                   Reference Sheet; Outside Front and Inside Front
                                                                   Cover Page of Prospectus
    2.    Inside Front and Outside Back Cover Pages of
            Prospectus                                            Inside Front Cover Pages of Prospectus; Available
                                                                   Information
    3.    Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges                             Summary; Risk Factors; Exhibit 12.1
    4.    Use of Proceeds                                         Use of Proceeds
    5.    Determination of Offering Price                         Not applicable
    6.    Dilution                                                Not applicable
    7.    Selling Security Holders                                Not applicable
    8.    Plan of Distribution                                    Underwriting
    9.    Description of Securities to be registered              Description of Senior Notes
   10.    Interests of Named Experts and Counsel                  Experts
   11.    Material Changes                                        Not applicable
   12.    Incorporation of Certain Information by
            Reference                                             Incorporation of Certain Documents by Reference
   13.    Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities                        Part II--Item 17 Undertakings
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

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any State.

                SUBJECT TO COMPLETION, DATED DECEMBER 18, 1996
PRELIMINARY PROSPECTUS

                                 $160,000,000
                             Syratech Corporation
                           % Senior Notes due 2007

                                   ----------

   The   % Senior Notes due 2007 (the "Senior Notes") are being offered (the
"Offering") by Syratech Corporation, a Delaware corporation ("Syratech" or the "Company"). The net proceeds of the Offering, together with the net proceeds of the other financing described herein, will be used to support a recapitalization (the "Recapitalization") of Syratech, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of the Company and THL Transaction I Corp ("THL I"), a Delaware corporation organized by Thomas H. Lee Company, (the "Merger") with Syratech surviving such Merger and to pay related transaction costs. The consummation of this Offering, the Recapitalization and the financing thereof are conditioned upon each other.

   The Senior Notes mature on      , 2007, unless previously redeemed.
Interest on the Senior Notes is payable semiannually on     and     ,
commencing     , 1997. The Senior Notes will be redeemable at the option of
the Company, in whole or in part, on or after     , 2002, at the redemption
prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date. Notwithstanding the foregoing, at any time on or before,
    , 2000 the Company may redeem up to 37-1/2% of the original aggregate principal amount of the Notes with the net proceeds of a public offering of
common stock of the Company at a redemption price equal to    % of the
principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least $100.0 million in aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering. Upon a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding Senior Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Senior Notes."

   The Senior Notes will be general unsecured obligations of the Company ranking senior to all existing and future subordinated indebtedness of the Company and pari passu in right of payment to all unsubordinated indebtedness of the Company, including indebtedness under the New Credit Facility (as defined herein). However, the obligations of the Company under the New Credit Facility will be secured by the accounts receivable and inventory of the Company and its domestic subsidiaries and, accordingly, such indebtedness will effectively rank senior to the Senior Notes to the extent of such assets. The Senior Notes will be unconditionally guaranteed (the "Subsidiary Guarantees") on a joint and several basis by each of the Company's domestic subsidiaries (the "Guarantors"). The Subsidiary Guarantees will rank senior to all existing and future subordinated indebtedness of the Guarantors and pari passu with all other unsubordinated indebtedness of the Guarantors, including the guarantees of indebtedness under the New Credit Facility. As of September 30, 1996, on a pro forma basis after giving effect to the Recapitalization, including the Offering and the application of the proceeds therefrom, as described under "Use of Proceeds," the Company and its subsidiaries would have had $108.8 million of secured indebtedness (including outstanding letters of credit) which would have effectively ranked senior to the Senior Notes.

   The Company does not intend to list the Senior Notes on any national securities exchange. See "Risk Factors -- Absence of Public Market."

   See "Risk Factors" beginning on Page 13 for a discussion of factors that should be considered in evaluating an investment in the Senior Notes.

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------
                        Price to     Discounts and     Proceeds to
                       Public(1)     Commissions(2)   Company(1)(2)(3)
----------------------------------------------------------------------
Per Senior Note             %               %                %
----------------------------------------------------------------------
Total                      $               $                $
----------------------------------------------------------------------

(1) Plus accrued interest, if any, from     , 1997.
(2) The Company and the Guarantors have, jointly and severally, agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company and the Guarantors,
    estimated at $      .

    The Senior Notes are being offered, subject to prior sale, by the Underwriters when, as and if issued to and accepted by the Underwriters, and subject to various prior conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made in New
York, New York on or about     , 1997.

NationsBanc Capital Markets, Inc.                        Chase Securities Inc.
                  The date of this Prospectus is     , 1997.

            [INSERT PRODUCT PHOTOS AND BRIEF DESCRIPTIONS THEREOF]

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Syratech Corporation, 175 McClellan Highway East Boston, Massachusetts 02128-9114, Attention: Faye A. Florence, Esq., Vice President, Secretary and General Counsel, telephone:
(617) 561-2200. In order to ensure timely delivery of the documents
requested, any such request should be made by     , 1997.

   The following documents previously filed by the Company (File No. 1-12624) with the Commission are incorporated in this Prospectus by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     (2) The Company's Proxy Statement, dated April 8, 1996 which was mailed to the Company's stockholders in connection with the Annual Meeting of Stockholders held on May 9, 1996.

     (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

     (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

     (5) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

     (6) The Company's Current Report on Form 8-K dated February 15, 1996, as amended by the Current Report on Form 8-K/A dated April 26, 1996; Current Report on Form 8-K dated April 2, 1996, as amended by the Current Report on Form 8-K/A dated August 26, 1996; Current Report on Form 8-K dated April 11, 1996; Current Report on Form 8-K dated June 27, 1996; Current Report on Form 8-K dated October 23, 1996; and Current Report on Form 8-K dated November 8, 1996.

   All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Merger shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

                          FORWARD-LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Except for the historical information contained or incorporated by reference in this Prospectus, the matters discussed or incorporated by reference herein are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth under "Risk Factors" as well as the following: general economic and business conditions; industry capacity; industry trends; overseas expansion; the loss of major customers; changes in demand for the Company's products; the timing of orders received from customers; cost and availability of raw materials; dependence on foreign sources of supply; changes in business strategy or development plans; availability and quality of management; availability, terms and deployment of capital; and the seasonal nature of the business. Special attention should be paid to such forward- looking statements including, but not limited to, statements relating to (i) the Company's ability to execute its growth strategies and to realize its growth objectives, (ii) the Company's planned expansion of its product offerings, (iii) the Company's ability to obtain sufficient resources to finance its working capital and capital expenditure needs and provide for its known obligations, and (iv) the continuation of, and the Company's ability to benefit from, the vendor consolidation trend in the retail industry described elsewhere in this Prospectus.

                              PROSPECTUS SUMMARY

   The following summary information is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial data, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context indicates otherwise, all references herein to "Syratech" or the "Company" shall refer to Syratech Corporation and its subsidiaries.

                                 The Company

Overview

   Syratech designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products. The Company is a leading domestic manufacturer and marketer of sterling silver flatware, sterling silver and silver-plated hollowware. The Company also offers a number of other complementary tabletop and giftware items, including stainless steel flatware, brass hollowware, picture frames and photo albums, glassware, woodenware and ceramics. Tabletop and giftware products generated approximately 90.4% of net sales for the year ended December 31, 1995. The Company also is a leading domestic manufacturer and marketer of seasonal products including Christmas ornaments as well as a distributor of Christmas trim, lighting and tree skirts. Seasonal products generated approximately 9.6% of net sales for the year ended December 31, 1995.

   Syratech has positioned itself as a single-source supplier to retailers by offering a wide assortment of products across multiple price points through its "good-better-best" strategy. This strategy enables the Company to sell its products through a broad array of distribution channels, including retail specialty stores, department stores, mass market merchandisers, catalogue showrooms and warehouse clubs. Syratech markets its products under numerous Company-owned tradenames including the Towle Silversmiths(r), Wallace International Silversmiths(r)and International Silver Company(r) tradenames which are used in connection with the sale of tabletop and giftware items and the Rauch(r) and Silvestri(r) tradenames which are used in connection with the sale of Christmas and other seasonal merchandise.

   Syratech has made a number of recent acquisitions to broaden and complement its existing product lines. The Company has significantly enhanced the value of acquired product lines by integrating them into the Company's existing infrastructure. During 1996, the Company acquired Rauch, a leading domestic manufacturer and marketer of Christmas ornaments, and C.J. Vander, a U.K. manufacturer and marketer of prestigious sterling silver flatware and hollowware. Also in 1996, the Company acquired certain assets, including the tradenames, of Silvestri, a high- end manufacturer and marketer of Christmas ornaments, collectibles, lighting and trim as well as other giftware and decorative accessories, and Potpourri, a manufacturer and marketer of Christmas products. The Company continually introduces new products and expands the distribution of its existing products. As a result, the Company has generated significant growth in net sales and EBITDA from $82.9 million and $9.7 million, respectively, in 1991 to $169.5 million and $18.7 million, respectively, in 1995. Furthermore, the Company believes that the continued integration of the acquisitions into its existing business will position it to increase sales and profitability.

Competitive Strengths

   The Company's goal is to become the leading domestic, single-source supplier of tabletop, giftware and seasonal products to retailers. To achieve this goal, the Company will rely on its core competitive strengths, which are as follows:

   Leading Market Positions. The Company is one of the leading domestic manufacturers and marketers of sterling silver flatware and sterling silver and silverplated hollowware. These products are sold under the Wallace, Towle and International Silver tradenames, which are well-recognized and date back to the American Colonial period. In addition, the Company is one of the leading domestic manufacturers of Christmas ornaments. These products are sold under the Rauch and Silvestri tradenames, which are well-established brands for Christmas and other seasonal merchandise. Historically, the Company has been able to increase sales by leveraging its leading market positions, strong presence with retailers and strong brand identity with consumers to introduce new products and product categories.

   Broad Portfolio of Products with Well-Recognized Tradenames. The Company provides a broad offering of quality products at multiple price points. These items range from exclusive prestige products, such as sterling silver flatware and hollowware, to moderately priced products, including silverplated and stainless steel flatware, silverplated and brass hollowware and other giftware and seasonal merchandise.

   Syratech uses Company-owned and licensed tradenames as merchandising tools to assist retailers in coordinating their product offerings and differentiating their products from those of their competitors. In addition to the Wallace, Towle, International, Rauch and Silvestri tradenames, the Company markets giftware products under numerous other tradenames, including Rochard(r), Holiday Workshop(r), Melannco(r) and Elements(r). The Company believes that its strongest brands draw customers into retail stores specifically to purchase products bearing those tradenames. In addition to its own tradenames, the Company produces a variety of products under license from certain entities including The Walt Disney Company(r), Cuisinart(r), Victoria & Albert Museum(r) and Faberge, Inc.(r).

   The Company recently acquired certain assets, including the intellectual property, of Farberware, Inc. Following this acquisition, the Company licensed the Farberware tradename to third parties for use on cookware and bakeware, small electric and certain other commercial electric items. The Company is currently marketing certain products under the Farberware tradename and believes there are significant opportunities to develop the tradename in other product categories which have not been otherwise licensed to third parties.

   The Company's diverse product lines allow it to target a wide range of customers and to respond more effectively to changes in retail distribution and consumer preferences. Furthermore, the vendor consolidation trend in the retail industry increases demand for vendors, like the Company, who can make timely deliveries of a broad range of quality products and provide advertising and other sales support.

   Diversified Distribution Channels. The Company sells its products to approximately 30,000 customers in most major distribution channels, including retail specialty stores, such as jewelry, seasonal and nonseasonal giftware and collectible stores, department stores, mass market merchandisers, catalogue showrooms, warehouse clubs, premium and incentive marketers, drug store chains and home centers. The Company believes that the recent Rauch and Silvestri acquisitions will strengthen the Company's presence with mass market merchandisers and department and specialty stores, respectively. In addition, the Company has a policy of not owning or operating Company outlet stores and believes that this policy further strengthens relationships with customers. The Company's broad customer base, both in terms of number of customers and distribution channels, reduces exposure to any single customer or distribution channel. In 1995, no single customer accounted for more than 6.3% of the Company's net sales.

   Innovative Product Development. The vast majority of the Company's products, including products that are sourced from outside vendors, are designed by the Company's design team and independent designers in conjunction with the Company's product development and marketing teams. The Company's design and product development and marketing teams collaborate (i) to introduce innovative new products and product categories, such as the Holiday Workshop line of seasonal products, the Hostess Helpers(r) sterling accessory line and a dinnerware category that coordinates with sterling silver flatware and (ii) to develop acquired brands into successful product lines for the Company, such as the Melannco lines of picture frames and photo albums and the Elements glassware lines.

   Integrated Manufacturing and Sourcing. The Company relies both on its own domestic manufacturing capabilities and on a variety of suppliers located primarily in the Asia Pacific Rim to deliver quality products at competitive prices to its customers. The Company's decision to manufacture or to import is based largely upon expertise, quality, availability and cost. In order to ensure quality, imported products are generally manufactured using Company-owned tools and dies. In 1995, through its import organization comprised of approximately 150 employees, both in the U.S. and overseas, the Company sourced products from approximately 160 manufacturers, with whom in many cases it has had long-standing relationships.

Business Strategy

   The Company has developed and is implementing a business strategy to build upon its core operating strengths and enhance profitability.

   Leverage Recent Acquisitions. The Company believes that opportunities for growth in sales and profitability exist through successfully integrating its recent acquisitions into the Company's sales and marketing organization and consolidating and rationalizing certain operations. Historically, the Company has expanded and augmented acquired product lines through leveraging internal marketing expertise and existing distribution relationships.

   The Company plans to expand the distribution of Rauch and Silvestri products by marketing them through the Company's established distribution channels and also plans to add new products to their existing lines. By integrating Rauch, Silvestri and Potpourri with the Company's internally developed Holiday Workshop lines of seasonal products, the Company has significantly expanded its product offerings in this product category, both in terms of types of product and retail price points, and strengthened its presence in major retail channels. In addition, the Company believes that such strengthened presence will provide opportunities to cross-sell the Company's tabletop and giftware product lines through Rauch and Silvestri distribution channels.

   Through the acquisition of C.J. Vander, the Company believes that it will be able to expand the distribution of Wallace and Towle sterling silver and silverplated product lines into the European market, primarily through C.J. Vander's existing distribution channels. In addition, the Company intends to expand the distribution of C.J. Vander products in the United States through the Company's independent representatives who sell to high-end specialty and department stores.

   In addition, the Company believes that the recent acquisitions will enable it to achieve cost savings through (i) the consolidation of warehouses, showrooms and manufacturing facilities, (ii) efficiencies resulting from increasing sales volume through its existing distribution network and (iii) reductions in certain general and administrative expenses, such as MIS, human resources and credit analysis. For example, the Company is consolidating its distribution facilities in the Western United States by building its own warehouse to reduce costs, increase capacity and serve its customers more efficiently.

   Expand Distribution of Existing Product Lines. The Company believes that it has significant opportunities to expand the distribution of its existing product lines by increasing the penetration of existing retailer customers and the number of retail outlets to which it sells. Beginning in 1994, the Company implemented a program with a specialty retailer and franchisee, whereby the Company sources, markets and distributes giftware products for the customer's retail system comprised of several thousand stores. As a result, the Company has identified several growth opportunities, both in terms of expanded product offerings and additional store coverage. In addition, the Company intends to expand the distribution of several product lines introduced in the past several years, such as Melannco and Elements, which the Company believes are growth opportunities that have not yet been fully exploited.

   Broaden Product Offerings. The Company expects to make a number of new product introductions each year. As a result of the planned investments in tools, dies and machinery, the Company believes that it will be able to broaden significantly its offering of Christmas and other seasonal merchandise beginning in 1997. The Company intends to capitalize on the Farberware tradename by introducing new products in categories as to which exclusive rights to the tradename have not been granted to third parties. In addition, the Company continues to expand and upgrade its line of sterling silver, silverplated and other tabletop and giftware products.

   Invest Further in Technology and Productivity to Maintain a Low-Cost Structure. In order to support the growth of its business, during 1997 the Company plans to invest $15 million to expand its manufacturing, warehousing and distribution capabilities. The Company intends to invest in additional application solutions to enhance its Electronic Data Interchange (EDI) and warehousing capabilities. The Company plans to add a Warehousing Management System (WMS) to each of its warehouses. These systems will enhance the Company's ability to service its customers by improving its order processing and logistics and storage utilization, minimizing order cycle times, enhancing inventory management, and ensuring that customer orders are processed efficiently. Additionally, the Company is planning to expand its manufacturing capabilities by acquiring new tools, dies and machinery. The Company also has purchased a 828,000 square foot manufacturing and distribution facility in Chester, South Carolina which will increase production capacity and reduce costs.

   Make Selected Acquisitions. The Company believes that the giftware and seasonal markets and, to a lesser extent, the tabletop market are highly fragmented with a number of small manufacturers and marketers of limited products lines. The Company believes that these industry dynamics and the continuing trend among retailers to consolidate their vendor base should generate attractive opportunities to acquire complementary brands, products, product categories and businesses that will provide operating synergies.

                             The Recapitalization

   Pursuant to a Restated Agreement and Plan of Merger (the "Merger Agreement"), dated November 27, 1996, effective as of October 23, 1996, between Syratech and THL I, THL I will be merged with and into Syratech (the "Merger"), with Syratech surviving the Merger. The Merger, together with financings discussed below, are collectively referred to as the "Recapitalization." Pursuant to the terms of the Merger:

   (i) All shares of Syratech Common Stock, other than those retained by stockholders as discussed below, will be converted into the right to receive $32 per share in cash following the Merger.

   (ii) Stockholders of the Company, other than management, may elect to retain up to 35% of their shares of Syratech Common Stock, up to a maximum of 781,250 shares.

   (iii) Mr. Leonard Florence, the Company's President, Chief Executive Officer and Chairman of the Board, has agreed to retain 714,400 shares of Syratech Common Stock, and management, other than Mr. Florence, is entitled to retain up to 25% of their holdings of Syratech Common Stock. The total number of shares retained by Mr. Florence and management is expected to be approximately 777,425, which represents approximately $25 million, or approximately 20% of the equity of the Company.

   Upon consummation of the Merger:

   (i) The common stock of THL I will be converted into an aggregate of 3,191,850 shares of Syratech Common Stock (less the number of shares retained by stockholders other than Mr. Florence). As a result, affiliates of Thomas H. Lee Company, including Thomas H. Lee Equity Fund III, L.P., will own approximately $102 million (less the value of shares retained by stockholders other than Mr. Florence) of the common equity of the Company (the "Equity Investment"). This will represent up to 81.7% of the equity of the Company.

   (ii) Syratech will enter into the New Credit Facility, which will provide for revolving credit borrowings of up to $130 million, and use a portion of the borrowings thereunder, along with the proceeds from the Senior Notes and the Equity Investment, (a) to pay stockholders of Syratech $32 per share for their shares of Syratech Common Stock which are not being retained, (b) to pay transaction fees and expenses and (c) to refinance existing indebtedness of Syratech.

   See "The Recapitalization," "Use of Proceeds" and "Description of Other Indebtedness."

                                 The Offering

Securities Offered            $160.0 million aggregate principal amount of % Senior Notes due 2007 of the
                              Company (the "Senior Notes").

Maturity Date                      , 2007

Interest Payment Dates            and    , commencing    , 1997.

Optional Redemption           On or after     , 2002, the Company may redeem the Senior Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time on
                              or before     , 2000, the Company may redeem up to 37-1/2% of the original aggregate principal amount of Senior Notes, with the net cash proceeds of a public
                              offering of common stock of the Company, at a redemption price of    % of the
                              principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least $100.0 million in aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering. See "Description of Senior
                              Notes -- Optional Redemption."

Ranking                       The Senior Notes will be general unsecured obligations of the Company, ranking senior to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Company, including indebtedness under the New Credit Facility
                              (as defined herein). However, the obligations of the Company under the New Credit
                              Facility will be secured by the accounts receivable and inventory of the Company and its domestic subsidiaries and, accordingly, such indebtedness will effectively rank senior to the Senior Notes to the extent of such assets. As of September 30,
                              1996, on a pro forma basis after giving effect to the Recapitalization, including the Offering and the application of the proceeds therefrom, as described under
                              "Use of Proceeds," the Company and its subsidiaries would have had $108.8 million of secured indebtedness (including outstanding letters of credit) which would have effectively ranked senior to the Senior Notes.

Subsidiary Guarantees         The payment of principal, premium, if any, and interest on the Senior Notes will be unconditionally guaranteed on a joint and several basis (the "Subsidiary
                              Guarantees") by each of the Company's domestic subsidiaries (collectively, the
                              "Guarantors"). The Subsidiary Guarantees will rank senior to all existing and future subordinated indebtedness of the Guarantors and pari passu with all other unsubordinated indebtedness of the Guarantors, including the guarantees of indebtedness under the New Credit Facility. The Guarantors' obligations under the
                              New Credit Facility, however, will be secured by a lien on certain assets of the
                              Guarantors and, accordingly, such indebtedness will rank prior to the Subsidiary

                                      7

                              Guarantees with respect to such assets. However, the Company's direct and indirect foreign subsidiaries will not provide any guarantees of, or other credit support for, the Senior Notes, and, accordingly, the indebtedness and other liabilities of such subsidiaries will effectively rank senior in right of payment to the Senior
                              Notes to the extent of the assets of such subsidiaries. As of September 30, 1996, such subsidiaries had indebtedness and other liabilities (including trade payables) of $3.9 million.

Change of Control             Upon a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase. See "Description of Senior Notes -- Repurchase at the Option of
                              Holders -- Change of Control."

Covenants                     The Indenture pursuant to which the Senior Notes will be issued (the "Indenture")
                              will restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, engage in any sale and leaseback transaction, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, envy or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Indebtedness and senior in right of payment to the Senior Notes or a
                              Subsidiary Guarantee.

Use of Proceeds               The Company intends to use the net proceeds of the Offering, together with the net proceeds of the Equity Investment and borrowings under the New Credit Facility (i)
                              to support the Recapitalization (ii) to pay transaction costs associated with the
                              Recapitalization and (iii) to refinance existing indebtedness. See "Use of
                              Proceeds."

                                 Risk Factors

   See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                Summary Consolidated Historical Financial Data

   The following table presents summary consolidated historical financial information as of December 31, 1991 through 1995 and for each of the years in the five-year period ended December 31, 1995 and has been derived from the consolidated financial statements of the Company. The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, together with the notes thereto and the related report of Deloitte & Touche LLP, independent auditors, are included elsewhere herein. The information presented for the nine-month periods ended September 30, 1995 and September 30, 1996 has been derived from the unaudited consolidated financial statements of the Company. Such unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                                                                                                                Nine Months
                                                                                                                   Ended
                                                                Year Ended December 31,                        September 30,
                                                -------------------------------------------------------    --------------------
                                                  1991       1992        1993        1994        1995        1995        1996
                                                -------    --------    --------    --------    --------    --------    --------
                                                                                 (in thousands)
Income Statement Data(1):
Net sales                                       $82,871    $103,735    $122,682    $147,291    $169,520    $118,619    $182,727
Cost of sales                                    55,280      70,361      84,643     104,600     119,836      85,294     130,303
                                                -------    --------    --------    --------    --------    --------    --------
Gross profit                                     27,591      33,374      38,039      42,691      49,684      33,325      52,424
Selling, general and administrative expenses     20,379      24,364      27,727      31,613      34,239      24,004      39,161
Other operating income                               --          --          --          --          --          --       5,057(2)
                                                -------    --------    --------    --------    --------    --------    --------
Income from operations                            7,212       9,010      10,312      11,078      15,445       9,321      18,320
Interest expense                                 (2,474)     (2,757)       (948)       (559)       (287)       (212)     (2,083)
Interest income                                      98          23          82          98       4,881       3,414         662
Other income                                         --          --          --          --          --          --      11,900(3)
                                                -------    --------    --------    --------    --------    --------    --------
Income before income taxes and
  extraordinary item                              4,836       6,276       9,446      10,617      20,039      12,523      28,799
Provision for income taxes                        1,286       1,657       2,390       2,758       6,863       4,289      10,080
                                                -------    --------    --------    --------    --------    --------    --------
Income from continuing operations before
  extraordinary item                              3,550       4,619       7,056       7,859      13,176       8,234      18,719
Discontinued operations:
 Income from discontinued operations,
   net of income taxes                            5,948      10,284      10,838      12,068       2,572       2,572          --
 Gain on sale of Syroco, Inc., net of income
   taxes                                             --          --          --          --      30,451      30,451          --
Extraordinary item insurance settlement,
  net of income taxes                             1,126          --          --          --          --          --          --
                                                -------    --------    --------    --------    --------    --------    --------
Net income                                      $10,624    $ 14,903    $ 17,894    $ 19,927    $ 46,199    $ 41,257    $ 18,719
                                                =======    ========    ========    ========    ========    ========    ========

                                               December 31,
                         --------------------------------------------------------  September 30,
                           1991       1992       1993        1994        1995           1996
                         ---------  --------- ---------------------- ------------  ---------------
Balance Sheet Data:
Working capital           $32,601   $ 87,458   $105,115    $125,136     $122,050      $118,686
Total assets               99,554    141,294    152,060     190,684      220,566       310,349
Total debt(4)              27,481      6,446      5,060      15,379       51,735(5)     82,155
Stockholders' equity       52,228    112,381    131,005     152,100      146,596       165,509

                                                                                                    Nine Months
                                                                                                       Ended
                                                              December 31,                         September 30,
                                           --------------------------------------------------- ---------------------
                                             1991      1992       1993      1994       1995       1995       1996
                                           --------  ---------  --------- ---------  ---------  --------- ----------
Other Financial Data:
EBITDA(6)                                 $ 9,711   $11,824    $13,363    $14,348    $18,698   $11,747    $16,687
Capital expenditures                       13,519     5,557      2,781      2,603      2,679     1,645     10,161
Depreciation and amortization               2,499     2,814      3,051      3,270      3,253     2,426      3,424
Ratio of earnings to fixed charges(7)         2.6x      2.9x       7.4x      10.2x      23.4x     19.4x       9.2x

(1) The income statement has been restated to reflect Syroco, Inc. as a discontinued operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Transactions."

(2) Consists of income from the sale of Farberware inventory, and other operating income, net of certain selling, general and administrative expenses, relating to the sale of Farberware inventory. The Company has licensed the right to manufacture, market and distribute these products to a third party. See "Business--Recent Transactions."

(3) Consists of nonrecurring pre-tax income related to licensing the Farberware name on cookware and bakeware.

(4) Consists of long-term debt, notes payable and current maturities of long-term debt.

(5) Reflects temporary borrowings of $51,735 made on December 29, 1995 in connection with the purchase by the Company, for retirement of 3,065 shares of Common Stock owned by affiliates of Katy Industries, Inc. (the "Katy Stock Repurchase"). These borrowings were paid on January 2, 1996.

(6) "EBITDA" is defined herein as income before income taxes, plus depreciation and amortization expense and interest expense, net, and for 1996, less other income related to the sale of Farberware inventory, other operating income and the non-recurring pre-tax income related to licensing the Farberware name on cookware and bakeware. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA (subject to certain adjustments) is a factor in certain of the covenants in the New Credit Facility and the Indenture governing the Senior Notes.

(7) For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

                Summary Pro Forma Consolidated Financial Data

   The following table presents unaudited summary pro forma consolidated financial data of the Company, as adjusted to give effect to the Recapitalization, the Rauch Acquisition, the Katy Stock Repurchase and the Company's disposal of Syroco, Inc. on April 11, 1995 (the "Syroco, Inc. Disposal"), which have been derived from, and should be read in conjunction with, the unaudited Pro Forma Condensed Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Pro Forma Condensed Consolidated Financial Statements." The selected pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Recapitalization or other transactions had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                                                              Pro Forma Unaudited
                                                        --------------------------------
                                                         Year Ended    Nine Months Ended
                                                        December 31,     September 30,
                                                            1995             1996
                                                        ------------     -------------
                                                             (dollars in thousands)
Income Statement Data:
Net sales                                                 $228,439         $183,336
Cost of goods sold                                         168,774          130,580
                                                          --------         --------
 Gross profit                                               59,665           52,756
Selling, general and administrative expenses                44,677           40,255
Other operating income                                          --            5,057 (1)
                                                          --------         --------
 Income from operations                                     14,988           17,558
Interest expense                                           (19,958)(2)      (18,429)(2)
Interest income                                                 --              683
Other income                                                   157               --
                                                          --------         --------
 Loss before provision (benefit) for income taxes           (4,813)            (188)
Provision (benefit) for income taxes                        (1,685)             (65)
                                                          --------         --------
Loss from continuing operations                           $ (3,128)        $   (123)
                                                          ========         ========
Balance Sheet Data:
Working capital                                                            $191,309
Total assets                                                                310,905
Total debt(3)                                                               252,083
Stockholders' deficit                                                        (3,863)
Other Financial Data:
EBITDA(4)                                                 $ 20,088         $ 16,056
Capital expenditures                                         5,162           10,254
Depreciation and amortization                                4,943            3,555
Adjusted EBITDA(5)                                                           17,508
Ratio of earnings to fixed charges(6)                                            --
Ratio of total debt to EBITDA                                                    --
Ratio of total debt to Adjusted EBITDA                                           --
Ratio of EBITDA to cash interest expense                                       0.9x
Ratio of Adjusted EBITDA to cash interest expense                              1.0x

(1) Consists of income from the sale of Farberware inventory and other operating income, net of certain selling, general and administrative expenses, relating to the sale of Farberware inventory. The Company licensed the right to manufacture, market and distribute these products to a third party. See "Business--Recent Transactions."

(2) The pro forma statements give effect to the Recapitalization and the corresponding increase in debt levels and interest expense. Because interest rates in connection with the Senior Notes and the New Credit Facility have not been determined as of the date of this Prospectus, the Company has estimated pro forma interest expense for purposes of this presentation. See "Pro Forma Condensed Consolidated Financial Statements" for additional information on assumed interest rates and the effects on certain income statement items of incremental changes in such assumed interest rates.

(3) Consists of long-term debt and borrowings under the revolving line of credit. Excludes $16,758 of letters of credit outstanding.

(4) "EBITDA" is defined herein as income before income taxes, plus depreciation and amortization expense and interest expense, net, and for 1996, less other income related to the sale of Farberware inventory and other operating income. EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA (subject to certain adjustments) is a factor in certain of the covenants in the New Credit Facility and the Indenture governing the Senior Notes.

(5) "Adjusted EBITDA" is defined herein as EBITDA adjusted for certain items of expense which are not expected to be continuing costs to the Company. These items consist of Rauch salaries and related benefits of $454 and Silvestri expenses of $998 including showroom, warehouse and freight expenses.

(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor. As a result of the pro forma loss incurred for the year ended December 31, 1995 and the nine months ended September 30, 1996, earnings were insufficient to cover fixed charges by $4,813 and $188, respectively.

                                 RISK FACTORS

   Prospective investors should carefully consider the specific factors set forth below as well as the other information included in the Prospectus before deciding to purchase the Senior Notes offered hereby.

Significant Leverage and Debt Service; Effective Subordination

   On a pro forma basis, after giving effect to the Recapitalization, including this Offering and the application of the net proceeds therefrom, the Company's total debt and stockholders' deficit as of September 30, 1996 would have been $252.1 million (excluding approximately $16.8 million of letters of credit outstanding) and $3.9 million, respectively, and the Company's earnings would have been insufficient to cover fixed charges by $4.8 million and $0.2 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. See "Capitalization," "Pro Forma Condensed Consolidated Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the New Credit Facility and the Indenture governing the Senior Notes will require the Company to meet certain financial tests, and other restrictions may limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. Based upon the current and anticipated level of operations, the Company believes, however, that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated requirements in the foreseeable future for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt, including the Senior Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company. For example, a default by the Company under the terms of the Indenture would result in a default under the terms of the New Credit Facility.

   Additionally, a substantial portion of the Company's other indebtedness, particularly under the New Credit Facility, will mature prior to the Senior Notes and the New Credit Facility will be secured by a lien on accounts receivable and inventory, while the Senior Notes represent unsecured obligations of the Company. Accordingly, the lender(s) under the New Credit Facility (and any other indebtedness secured by assets of the Company) will have a claim ranking effectively prior to that of the holders of the Senior Notes with respect to the proceeds of assets securing such indebtedness.

  The Company also conducts substantial operations through its direct and indirect subsidiaries which are not incorporated in the United States (the "Foreign Subsidiaries"). The Foreign Subsidiaries will not provide guarantees of, or other credit support for, the Senior Notes. Consequently, the Company's obligations under the Senior Notes will be effectively subordinated to the indebtedness and other liabilities (including trade payables) of the Foreign Subsidiaries. As of December 31, 1995, the Foreign Subsidiaries had identifiable assets of $7.4 million and for the year then ended the Foreign Subsidiaries had income from operations of $5.6 million. See Note 13 to Consolidated Financial Statements of Syratech. As of September 30, 1996, the Foreign Subsidiaries had indebtedness and other liabilities (including trade payables) of $3.9 million.

Competition

   The tabletop, giftware and seasonal products markets are highly competitive. Competition is affected not only by the large number of domestic manufacturers, but also by the large volume of foreign imports. Several of the

Company's competitors are larger and may have greater financial resources than the Company. The Company's products may compete indirectly with a broad range of products not offered by the Company. A number of factors affect competition in the sale of tabletop, giftware, seasonal and other products of the types manufactured, imported and sold by the Company. Among these are brand identification, style, design, packaging, price, quality, promotion and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product. See "Business--Competition."

Dependence Upon Key Personnel

   The Company is currently dependent upon the ability and experience of its senior management team, including Leonard Florence, Chairman of the Board, President and Chief Executive Officer, E. Merle Randolph, Vice President, Treasurer and Chief Financial Officer, Melvin L. Levine, Vice President of Purchasing, and Alan R. Kanter, Vice President of Sales. The loss of any of these executives could adversely affect the Company. In connection with the Merger, these executives will continue to be employed by the Company pursuant to their current employment agreements with certain modifications. See "Management--Employment Agreements." The terms of the employment agreements for these four executives will be five years in the case of Messrs. Florence and Levine and three years in the case of Messrs. Randolph and Kanter. The Company does not maintain policies of "key person" life insurance on the life of any of its executives.

Retail Industry

   The Company sells its products to retailers, including department and specialty stores, mass market merchandisers, catalogue showrooms, discount wholesalers, warehouse clubs, premium and incentive marketers, drug and supermarket chains, jewelers and home centers and through other channels of distribution. Certain of such retailers have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and some are currently operating under the protection of the federal bankruptcy laws. As a result of these financial difficulties and bankruptcy and insolvency proceedings, the Company may be unable to collect some or all amounts owed by these retailers. Additionally, all or part of the operations of a retailer that seeks bankruptcy or other debtor protection may be discontinued or sales of the Company's products to such a retailer may be curtailed or terminated as a result of such bankruptcy or insolvency proceedings.

   As is customary in the retail industry, the Company generally does not enter into written agreements with customers but relies on orders that are cancelable until shipment.

   The Company's business is sensitive to consumer spending patterns, which in turn are subject to prevailing economic conditions. Future economic recessions could have a material adverse effect on the Company's financial condition and results of operations.

Future Acquisitions

   The Company expects to continue a strategy of identifying and acquiring companies with complementary products or services that may be expected to enhance the Company's operations and profitability. There can be no assurance that the Company will be able to identify appropriate acquisition candidates, negotiate appropriate acquisition terms, obtain financing which may be needed to effect such acquisitions or integrate acquisitions successfully into the Company's operations or that any of such acquisitions will prove profitable.

Seasonality

   Historically, the Company has realized its highest sales and profit levels in its third and fourth quarters as a result of the buying patterns associated with the Christmas selling season. The Company expects that the recent Rauch and Silvestri acquisitions and the acquisition of certain assets of Potpourri Press will intensify the degree of seasonality that the Company historically has experienced as the vast majority of Rauch, Silvestri and Potpourri products are Christmas items. The Company's needs for working capital accelerate in the second half of the year and, accordingly, total debt levels tend to peak in the third and fourth quarters, falling off again in the first quarter of the following year. The amount of the Company's sales generated during the second half of the year generally depends upon a number of factors, including general economic conditions, and other factors beyond the Company's control. The Company's results of operations would be adversely and disproportionately affected if the Company's sales were substantially lower than those normally expected during the second half of the year.

Foreign Sources of Supply

   Many of the Company's products are manufactured to its specifications by foreign manufacturers located principally in Hong Kong, India, Korea, Taiwan, the People's Republic of China and Japan. In 1995, the Company purchased an aggregate of approximately $81 million of products from approximately 160 foreign manufacturers. No vendor accounted for 10% or more of such purchases in 1995. The Company does not have information on the financial condition of its major foreign vendors, all of which are privately held. Of the Company's foreign purchases in 1995, approximately 92% were from vendors located in the Far East and approximately 7% were from vendors located in India. The Company's arrangements with its manufacturers are subject to the risks of doing business abroad, including risks associated with economic or political instability in countries in which such manufacturers are located, labor strikes and risks associated with foreign currency and potential import restrictions. The Company also is subject to risks associated with the availability of, and time required for, the transportation of products from foreign countries, including shipping losses or lost sales that may result from delays or interruptions in shipping.

Price and Availability of Raw Materials

   Collectively, the Company and its four major competitors in the sterling silver flatware market account for substantially all sterling silver flatware sales in the United States. Prices of silver are subject to fluctuation. The price of silver has ranged, according to the closing prices of Handy & Harman Inc. (the "Handy & Harman Price"), from $3.545 per troy ounce to $6.01 per troy ounce during the five-year period ended September 30, 1996. A prolonged significant increase in silver prices could have a material adverse effect on the Company's results of operations. The Handy & Harman Price for a troy
ounce of silver on     , 1996 was $      . Silver used by the Company in the
manufacture of its tabletop and giftware products represents less than 5% of its Cost of Goods Sold. See "Business--Manufacturing and Raw Materials."

Environmental Regulation

   The Company's manufacturing operations, including silverplating, chrome plating, tool making and painting, routinely involve the handling of waste materials that are classified as hazardous. The Company is subject to certain domestic federal, state, local and foreign laws and regulations concerning the handling, containment and disposal of hazardous substances, and therefore, in the ordinary course of its business, the Company incurs compliance costs and may be required to incur clean-up costs. In addition, the Company's C.J. Vander facility is subject to many environmental regulations related to its manufacturing operations in the United Kingdom. Actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect the demand for its products. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial and could have a material adverse effect on the Company. For example, certain laws and regulations could impose liability upon the Company for any historic releases of hazardous substances from facilities that it has owned or operated, or, from facilities to which its waste materials have been transported for treatment or disposal.

Trademarks, Copyrights and Patents

   The Company markets its products under many well-recognized tradenames, including Wallace Silversmiths(R), International Silver Company(R), Towle Silversmiths(R), Farberware(R), Tuttle Sterling(R), C.J. Vander Ltd.(tm), Rauch Industries, Inc.(R), Silvestri(R), Rochard(R), Elements(R) and 1847 Rogers Bros.(R) The success of the Company's various businesses depends in part on the Company's ability to use these tradenames as well as certain proprietary designs and trademarks on an exclusive basis in reliance upon the protections afforded by applicable copyright, patent and trademark laws and regulations. The loss of certain of the Company's rights to such designs, trademarks and tradenames or the inability of the Company effectively to protect or enforce such rights could adversely affect the Company.

Labor Relations

   The Company believes that its relationship with its employees is good. The Company's employees are not represented by labor unions; however, Rauch, which merged with the Company on February 15, 1996, was a subject of efforts by UNITE (the "Union") in the fall of 1995 to organize Rauch's employees. A scheduled Union election was postponed because the Union filed unfair labor practice charges against Rauch with the National Labor

Relations Board (the "NLRB"). These charges, which related to allegations of threats and promises by Rauch officials and the termination of certain employees, were settled pursuant to an agreement between Rauch and the Union. On May 2, 1996, the NLRB approved the agreement and the Union's request that the petition for an election be withdrawn with prejudice.

Potential Inability to Fund a Change of Control Offer

   Upon a Change of Control Offer (as defined in the Indenture), the Company will be required to offer to repurchase all outstanding Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Senior Notes tendered. Moreover, restrictions in the New Credit Facility prohibit the Company from making such required repurchases; consequently, any such repurchases would constitute an event of default under the New Credit Facility. There can be no assurance that the Company will be able to obtain appropriate consents under the New Credit Facility to enable it to fulfill such repurchase obligations. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Senior Notes--Repurchase at the Option of Holders."

Fraudulent Conveyance Considerations

   Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, the Company or any of the Guarantors, at the time it incurred the indebtedness evidenced by the Senior Notes or its Subsidiary Guarantee, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to apply such debts as they mature, and (ii) the Company or such Guarantor received or receives less than the reasonably equivalent value of fair consideration for the incurrence of such indebtedness, the Senior Notes and the Subsidiary Guarantees could be voided, or claims in respect of the Senior Notes or such Subsidiary Guarantees could be subordinated to all other debts of the Company or such Guarantors, as the case may be. The voiding or subordination of any such pledges or other security interests or of any of such indebtedness could result in an Event of Default (as defined in the Indenture) with respect to such indebtedness, which could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Senior Notes or the payment of amounts by a Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

   The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present saleable value of its assets were less than the amount of its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

   To the extent any Subsidiary Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Senior Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of Senior Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of Senior Notes relating to any voided portions of any Subsidiary Guarantees. The Company is a holding company whose material assets consist primarily of the capital stock of the Guarantors. Consequently, the Company is dependent upon dividends paid by the Guarantors to pay its operating expenses, service its debt obligations, including the Senior Notes, and satisfy any mandatory repurchase obligations relating to the Senior Notes, as a result of a Change of Control or a sale or other disposition of certain assets. See "Description of Senior Notes" and "Description of Other Indebtedness."

   On the basis of their historical financial information, recent operating history as discussed in "Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial

Condition and Results of Operations" and other factors, each of the Company and each Guarantor believes that, after giving effect to the indebtedness incurred in connection with the Offering, it (i) will not be insolvent, will not have unreasonably small capital for the businesses in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature and (ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. There can be no assurance, however, as to what standard a court would apply in making such determinations.

Absence of Public Market

   There is no existing public market for the Senior Notes and the Company does not intend to list the Senior Notes on any national securities exchange. Although the Underwriters have advised the Company that they currently intend to make a market in the Senior Notes, the Underwriters are not obligated to do so and may discontinue such market-making at any time. Accordingly, there can be no assurance that an active market will develop upon completion of this Offering or, if developed, that such market will be sustained. The initial offering price of the Senior Notes will be determined through negotiations between the Company and the Underwriters, and may bear no relationship to the market price of the Senior Notes after the Offering. Factors such as quarterly or cyclical variations in the Company's financial condition and results of operations, variations in interest rates, future announcements concerning the Company or its competitors, government regulation, general economic and other conditions could cause the market price of the Senior Notes to fluctuate substantially.

Control by the Thomas H. Lee Company

   Upon completion of the Recapitalization, at least 60% and up to 81.7% of the outstanding shares of Syratech Common Stock will be held by affiliates of Thomas H. Lee Company, including Thomas H. Lee Equity Fund III, L.P. (the "Fund"), which will own at least 50%. Accordingly, the Fund will control the Company and have the power to elect all of its directors, appoint new management and to approve any action requiring the approval of the holders of Syratech Common Stock, including adopting amendments to the Company's Amended and Restated Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by the Fund will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

                             THE RECAPITALIZATION

   Pursuant to the Merger Agreement, THL I will be merged with and into Syratech (the "Merger"), with Syratech surviving the Merger. Pursuant to the terms of the Merger Agreement, all shares of Syratech Common Stock, other than those retained by stockholders as discussed below, will be converted into the right to receive $32 per share in cash following the Merger. In addition, pursuant to the terms of the Merger Agreement, stockholders of the Company, other than members of Management (defined as those executive officers listed in Syratech's 1996 Proxy Statement) may elect to retain up to 35% of their shares of Syratech Common Stock. The total number of shares of Syratech Common Stock which may be retained by stockholders, other than Management, is 781,250. To the extent that stockholders (other than Management) elect to retain more than an aggregate of 781,250 shares of Syratech Common Stock, the number of shares they will be entitled to retain will be subject to proration. Mr. Leonard Florence, the Company's President, Chief Executive Officer and Chairman of the Board, is required by the Merger Agreement to retain 714,400 shares of Syratech Common Stock. Management, other than Mr. Florence, are entitled to retain up to 25% of their holdings of Syratech Common Stock, and such amounts will not be subject to proration. See "Certain Transactions." The consummation of the Merger is subject to certain significant conditions, including obtaining the consent of the holders of a majority of the issued and outstanding shares of Syratech Common
Stock at the meeting of such holders scheduled for March   , 1997, as well as
obtaining other required consents and the completion of financing.

   Simultaneously with the consummation of the Merger, affiliates of Thomas
H. Lee Company, including Thomas H. Lee Equity Fund III, L.P., will invest approximately $102 million (less the value of shares retained by stockholders other than Mr. Florence) in the common equity of THL I (the "Equity Investment"). In connection with the consummation of the Recapitalization, the Company will pay Thomas H. Lee Company a closing fee of $3 million. See "Certain Transactions." Upon consummation of the Merger, the common stock of THL I will be converted into an aggregate of 3,191,850 shares of Syratech Common Stock (less the number of shares retained by stockholders of the Company other than Mr. Florence). See "Risk Factors--Control by Thomas H. Lee Company."

   In addition, in connection with the consummation of the Merger, Syratech will enter into the New Credit Facility. See "Description of Other Indebtedness." The proceeds from the Senior Notes, the equity investment in THL I by affiliates of the Thomas H. Lee Company and a portion of the borrowings under the New Credit Facility will be used (i) to pay stockholders of Syratech $32 per share for their shares of Syratech Common Stock which are not being retained, (ii) to pay transaction fees and expenses and (iii) to refinance existing indebtedness of Syratech. See "Use of Proceeds." The closing of these financings, including the Offering, will occur concurrently with, and will be conditioned upon, the consummation of the Merger. The financings, together with the Merger, are collectively referred to as the "Recapitalization".

   The sources and uses of funds in connection with the Recapitalization are as follows (derived from the Pro Forma Condensed Consolidated Financial Statements set forth elsewhere in this Prospectus):

                                                (dollars in thousands)
Sources of Funds:
 New Credit Facility proceeds (1)                      $ 92,083
 Senior Notes proceeds                                  160,000
 Syratech cash at September 30, 1996                      9,532
 Cash from exercise of employee stock options             2,998
 Equity contribution:
  THL I                                                 100,122
  Retained by Management (2)                             24,878
                                                       --------
   Total Sources                                       $389,613
                                                       ========
Uses of Funds:
 Merger consideration (2)                              $284,958
 Repayment of existing debt                              82,155
 Fees and expenses                                       22,500
                                                       --------
   Total Uses                                          $389,613
                                                       ========
----------
(1) The Company expects that a $130,000 New Credit Facility, including a letter of credit sub-limit of $30,000, will be available for working capital and general corporate purposes. The amount shown excludes $16,758 of letters of credit which will be issued to replace existing letters of credit. See "Description of Other Indebtedness."
(2) Includes 714,400 shares retained by Mr. Florence and 63,025 shares to be retained by other members of Management.

                               USE OF PROCEEDS

   The net proceeds to be received by the Company from the issuance of the
Senior Notes are estimated to be approximately $   million, after deduction
of underwriting discounts and commissions, but prior to payment of other related fees and expenses. The net proceeds of the issuance of the Senior Notes will be used, together with the proceeds of the Equity Investment and the borrowings under the New Credit Facility, (i) to support the Recapitalization, including the refinancing of the Company's existing indebtedness, and (ii) to pay transaction costs associated with the Recapitalization. The Company's current credit facilities have maturity dates of November 30, 1997 and May 31, 1997. On December 16, 1996, the weighted average interest rate on borrowings under such facilities was 7.5%.

                                CAPITALIZATION

   The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and on a pro forma basis to give effect to the Offering, and the application of the net proceeds therefrom in connection with the Recapitalization. This table should be read in conjunction with "Pro Forma Condensed Consolidated Financial Statements" and the Notes thereto included elsewhere in this Prospectus.

                                                                                   September 30, 1996
                                                                                  ---------------------
                                                                                   Actual     Pro Forma
                                                                                  --------    ---------
                                                                                   (in thousands except
                                                                                       share data)
Cash and cash equivalents                                                         $  9,532     $     --
                                                                                  ========     ========
Total debt:
 Short-term indebtedness                                                          $ 82,155     $     --
 New Credit Facility (1)                                                                --       92,083
 Senior Notes offered hereby                                                            --      160,000
                                                                                  --------     --------
  Total debt                                                                        82,155      252,083
                                                                                  --------     --------
Stockholders' equity (deficit):
 Preferred Stock, $.10 par value; 500,000 shares authorized, no shares issued or outstanding (135,000 shares designated Series A Preferred Stock),
  actual basis; no shares authorized, issued or outstanding, pro forma basis            --           --
 Common Stock, $.01 par value; 20,000,000 shares authorized, 8,676,849
  shares issued, actual basis;         shares authorized, 3,906,250 shares
  issued and outstanding, pro forma basis                                               87           39
 Additional paid in capital                                                          9,835           --
 Retained earnings (deficit)                                                       155,447       (4,045)
 Cumulative translation adjustment                                                     143          143
 Less: Treasury stock; 218 shares at cost, actual basis; no shares, pro forma
  basis                                                                                 (3)          --
                                                                                  --------     --------
  Total stockholders' equity (deficit) (2)                                         165,509       (3,863)
                                                                                  --------     --------
Total capitalization                                                              $247,664     $248,220
                                                                                  ========     ========

----------
(1) The Company expects that a $130,000 New Credit Facility, including a letter of credit sub-limit of $30,000, will be available for working capital and general corporate purposes. The amount shown excludes $16,758 of letters of credit which will be issued to replace existing letters of credit. See "Description of Other Indebtedness."

(2) The pro forma stockholders' deficit is attributed to the following adjustments:

                                                           (in thousands)
Historical stockholders' equity                              $ 165,509
Common Stock converted by existing stockholders (a)           (260,080)
Equity contribution (b)                                        100,122
Cash proceeds from exercise of employee stock options            2,998
Costs and expenses incurred, net of deferred financing
  cost capitalized                                             (12,412)
                                                             ---------
Pro forma stockholders' deficit                              $  (3,863)
                                                             =========

----------
(a) Assumes non-cash election is not exercised.
(b) Assumes non-management stockholders do not elect to retain Syratech Common Stock.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Condensed Consolidated Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical financial statements included in this Prospectus. The pro forma condensed consolidated statement of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the Recapitalization and related transactions and the acquisition of Rauch as if such transactions were consummated as of the beginning of the earliest period presented. The pro forma condensed consolidated statement of operations for the year ended December 31, 1995 also includes the Katy Stock Repurchase and the Syroco, Inc. Disposal as if they were consummated on January 1, 1995. The acquisition of C. J. Vander and the Silvestri product line were not material to the condensed consolidated financial statements and as such are not included in the Pro Forma Condensed Consolidated Financial Statements. The pro forma balance sheet gives effect to the Recapitalization and related transactions as if such transactions had occurred as of September 30, 1996. The adjustments are described in the accompanying notes. The Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Recapitalization and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto included in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

   The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (Unaudited)
                                (in thousands)

                                                                  September 30, 1996
                                                    -----------------------------------------------
                                                     Historical                          Pro Forma
                                                      Syratech     Recapitalization      Syratech
                                                    Corporation      Adjustments        Corporation
                                                    -----------    ----------------     -----------
ASSETS
Current assets:
 Cash and equivalents                                 $  9,532         $  (9,532)(1)     $     --
 Accounts receivable, net                              117,199                --          117,199
 Inventories                                           105,297                --          105,297
 Deferred income taxes                                   8,193                --            8,193
 Prepaid expenses and other                              1,737                --            1,737
 Net assets of discontinued operations                     105                --              105
                                                      --------         ---------         --------
    Total current assets                               242,063            (9,532)         232,531
Property, plant and equipment, net                      60,831                --           60,831
Purchase price in excess of net assets acquired          6,994                --            6,994
Other assets                                               461            10,088 (2)       10,549
                                                      --------         ---------         --------
    Total                                             $310,349         $     556         $310,905
                                                      ========         =========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Revolving loan and notes payable                     $ 82,155         $ (82,155)(3)     $     --
 Accounts payable                                       16,586                --           16,586
 Accrued expenses                                       14,392                --           14,392
 Accrued compensation                                    3,256                --            3,256
 Accrued advertising                                     4,779                --            4,779
 Income taxes payable                                    2,209                --            2,209
                                                      --------         ---------         --------
    Total current liabilities                          123,377           (82,155)          41,222
Long-term debt                                                           252,083 (4)      252,083
Deferred income taxes                                   18,795                --           18,795
Pension liability                                        2,668                --            2,668
Stockholders' equity (deficit):
 Preferred stock
 Common stock                                               87               (48)(5)(6)        39
 Additional paid-in capital                              9,835            (9,835)(6)           --
 Retained earnings (deficit)                           155,447          (159,492)(2)(6)    (4,045)
 Cumulative translation adjustment                         143                --              143
 Less: Treasury stock                                       (3)                3 (6)(7)        --
                                                      --------         ---------         --------
    Total stockholders' equity (deficit)               165,509          (169,372)          (3,863)
                                                      --------         ---------         --------
    Total                                             $310,349         $     556         $310,905
                                                      ========         =========         ========

         See notes to pro forma condensed consolidated balance sheet.

                              NOTES TO PRO FORMA
                     CONDENSED CONSOLIDATED BALANCE SHEET
                       (in thousands except share data)

   The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting stockholders to the Merger.

   (1) The net effect of the Merger, as if it occurred on September 30, 1996, reflects the following:

 Sources of Funds:
 New Credit Facility proceeds (a)                   $ 92,083
 Senior Notes proceeds                               160,000
 Syratech cash at September 30, 1996                   9,532
 Cash from exercise of employee stock options          2,998
 Equity contribution:
  THL I                                              100,122
  Retained by Management (b)                          24,878
                                                    --------
   Total Sources                                    $389,613
                                                    ========
Uses of Funds:
 Merger consideration (b)                           $284,958
 Repayment of existing debt                           82,155
 Fees and expenses                                    22,500
                                                    --------
   Total Uses                                       $389,613
                                                    ========

   ----------
   (a) The Company expects that a $130,000 New Credit Facility, including a letter of credit sub-limit of $30,000, will be available for working capital and general corporate purposes. The amount shown excludes $16,758 of letters of credit which will be issued to replace existing letters of credit. See "Description of Other Indebtedness."
   (b) Includes 714,400 shares to be retained by Mr. Florence and 63,025 shares to be retained by other members of Management.

(2) The adjustment to retained earnings reflects the total fees and expenses of $22,500 anticipated to be paid to effect the Merger, net of the adjustment to other assets of $10,088 of capitalized debt issuance fees. The estimated fees and expenses are anticipated to consist of (i) fees and expenses related to the Merger Financings, including bank commitment fees and underwriting discounts and commissions, (ii) fees and expenses in connection with the prepayment of historical debt and (iii) professional, advisory and investment banking fees and expenses and (iv) miscellaneous fees and expenses such as printing and filing fees.

(3) The pro forma adjustment to short-term borrowings reflects the repayment of historical revolving debt outstanding.

(4) The pro forma adjustment to long-term debt reflects the following:

New Credit Facility (a)    $ 92,083
Senior Notes                160,000
                           --------
    Total adjustment       $252,083
                           ========

   ----------
   (a) In addition there are $16,758 of outstanding letters of credit.

(5) The adjustment reflects the effect of the Merger on the 8,676,631 shares outstanding at $.01 par value per share. There will be 3,906,250 shares outstanding subsequent to the Merger.

(6) The adjustment reflects amounts distributed to convert up to 8,127,306 shares of Syratech Common Stock to cash, including those converted under the Employee Stock Option Plan, for total consideration of $284,958 less the retention of shares by existing stockholders. Combining the value of the retained shares with the receipt of proceeds by Syratech in connection with the Merger for up to 3,191,850 shares issued to THL I results in total equity of $125,000.

(7) The adjustment reflects the cancellation of the 218 shares of treasury stock.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (Unaudited)
                                (in thousands)

                                                              Year Ended December 31, 1995
                                   ----------------------------------------------------------------------------------
                                                                                          Recapitalization
                                   Historical   Historical      Pro Forma                     Pro Forma     Pro Forma
                                    Syratech      Rauch        Adjustments      Combined     Adjustments     Combined
                                   ----------   ----------     -----------      --------  ----------------  ---------
Net sales                           $169,520     $58,919                        $228,439                     $228,439
Cost of sales                        119,836      47,756         $ 1,604 (1)     168,774                      168,774
                                                                  (1,233)(2)
                                                                     811 (3)
                                    --------     -------         -------        --------                     --------
  Gross profit                        49,684      11,163          (1,182)         59,665                       59,665
Selling, general and
  administrative expenses             34,239      11,795          (1,604)(1)      44,227      $    450 (8)     44,677
                                                                     241 (4)
                                                                    (444)(5)
                                    --------     -------         -------        --------      --------       --------
                                                                                                  (450)
Income (loss) from
  operations                          15,445        (632)            625          15,438                       14,988
Interest expense                        (287)     (1,305)          1,592 (6)                   (19,958)(9)    (19,958)
Interest income                        4,881                      (4,881)(6)
Gain on insurance settlement                       6,275          (6,275)(7)
Other income                                         157                             157                          157
                                    --------     -------         -------        --------      --------       --------
  Income (loss) before
    provision (benefit) for
    income taxes                      20,039       4,495          (8,939)         15,595       (20,408)        (4,813)
Provision (benefit) for income
  taxes                                6,863       2,102          (3,507)(10)      5,458        (7,143)(10)    (1,685)
                                    --------     -------         -------        --------      --------       --------
Income (loss) from continuing
  operations                        $ 13,176     $ 2,393         $(5,432)       $ 10,137      $(13,265)      $ (3,128)
                                    ========     =======         =======        ========      ========       ========

    See notes to pro forma condensed consolidated statement of operations.

                              NOTES TO PRO FORMA
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                                 (in thousands)

   The pro forma condensed consolidated financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

 (1) Reflects a reclassification of Rauch warehouse and distribution costs to conform to the Company's accounting for such costs.

 (2) Reflects an adjustment for certain non-recurring expenses incurred as a result of a 1994 fire at Rauch's principal manufacturing, warehouse and distribution facility.

 (3) Reflects additional depreciation expense as a result of an allocation of a portion of the Rauch purchase price to property, plant and equipment.

 (4) Reflects additional amortization expense as a result of amortizing, over 30 years, the allocation of Rauch purchase price in excess of net assets acquired.

 (5) Reflects an adjustment for certain acquisition related fees incurred by Rauch.

 (6) Reflects the reduction of interest income assuming an average rate of interest of 5.8% earned by the Company on its cash investments over the period and a reduction in interest expense at an assumed rate of 8.3% had the acquisition of Rauch, the Katy Stock Repurchase and the Syroco, Inc. Disposal transactions occurred on January 1, 1995.

 (7) Reflects the elimination of the non-recurring gain on insurance settlement recorded by Rauch in 1995 which related to the 1994 Rauch fire.

 (8) The pro forma adjustment to selling, general and administrative expenses reflect the annual management fee the Company will pay to Thomas H. Lee Company.

 (9) The pro forma adjustment to interest expense reflects the following:

     Interest expense on the New Credit Facility (assumed 9.0% rate)    $ 1,751
     Interest expense on the Senior Notes (assumed 10.5% rate)           16,800
     Amortization of debt issuance costs over 6-10 years                  1,407
                                                                        -------
         Total adjustment                                               $19,958
                                                                        =======

     A 0.125% increase or decrease in the assumed average interest rate on the Senior Notes would change the pro forma interest expense by $200. The pro forma net income (loss) would change by $130.

(10) The adjustment reflects the tax effect of the pro forma adjustments at a 35% effective tax rate.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (Unaudited)
                                (in thousands)

                                                           Nine Months Ended September 30, 1996
                                    ----------------------------------------------------------------------------------
                                                                                           Recapitalization
                                    Historical   Historical     Pro Forma                     Pro Forma      Pro Forma
                                     Syratech     Rauch(1)     Adjustments     Combined      Adjustments      Combined
                                    ----------    --------     -----------     --------    ----------------  ---------
Net sales                            $182,727      $   609                     $183,336                      $183,336
Cost of sales                         130,303          330       $   (154)(2)   130,580                        130,580
                                                                      101 (3)
                                     --------      -------       --------      --------                       --------
    Gross profit                       52,424          279             53        52,756                         52,756
Selling, general and
  administrative expenses              39,161        1,806             30(4)     39,917        $    338 (5)     40,255
                                                                      (94)(6)
                                                                     (986)(7)
Other operating income                  5,057(8)                                  5,057                          5,057
                                     --------      -------       --------      --------        --------       --------
    Income (loss) from
      operations                       18,320       (1,527)         1,103        17,896            (338)        17,558
Interest expense                       (2,083)         (93)          (519)(9)    (2,695)        (15,734)(10)   (18,429)
Interest income                           662           21                          683                            683
Other income                           11,900(11)                 (11,900)(12)
                                     --------      -------       --------      --------        --------       --------
Income (loss) before provision
  (benefit) for income taxes           28,799       (1,599)       (11,316)       15,884         (16,072)          (188)
Provision (benefit) for income
  taxes                                10,080         (560)        (3,961)(13)    5,559          (5,624)(13)       (65)
                                     --------      -------       --------      --------        --------       --------
Net income (loss)                    $ 18,719      $(1,039)      $ (7,355)     $ 10,325        $(10,448)      $   (123)
                                     ========      =======       ========      ========        ========       ========

      See notes to pro forma condensed consolidated statement of operations.

                              NOTES TO PRO FORMA
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (in thousands)

   The pro forma condensed consolidated financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the period noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

 (1) Includes results of operations of Rauch for the 45 day period, beginning January 1, 1996 prior to its acquisition by the Company.

 (2) Reflects an adjustment for certain nonrecurring expenses incurred as a result of the 1994 fire at Rauch's principal manufacturing, warehouse and distribution facility.

 (3) Reflects additional depreciation expense as a result of an allocation of a portion of the Rauch purchase price to property, plant and equipment.

 (4) Reflects additional amortization expense as a result of amortizing, over 30 years, the allocation of Rauch purchase price in excess of net assets acquired.

 (5) The pro forma adjustment to selling, general and administrative expenses reflect the annual management fee the Company will pay to the Thomas H. Lee Company.

 (6) Reflects an adjustment for certain acquisition related fees incurred by Rauch.

 (7) Reflects an adjustment for a stock option buy out by Rauch.

 (8) Consists of income of $5,057 from the sale of Farberware inventory and other operating income, net of certain selling, general and administrative expenses, relating to the sale of Farberware inventory. The Company licensed the right to manufacture, market and distribute these products to a third party. See "Business--Recent Transactions."

 (9) Reflects an increase in interest expense had the acquisition of Rauch taken place on January 1, 1995, using an interest rate of 8.3% per annum, which represents the Company's weighted average interest costs for the period.

(10) The pro forma adjustment to interest expense reflects the following:

      Interest expense on the New Credit Facility (assumed 9.0% rate)   $ 2,078
      Interest expense on the Senior Notes (assumed 10.5% rate)          12,600
      Amortization of debt issuance costs over 6-10 years                 1,056
                                                                        -------
          Total adjustment                                              $15,734
                                                                        =======

      A 0.125% increase or decrease in the assumed average interest rate on the Senior Notes would change the pro forma interest expense by $150. The pro forma net income (loss) would change by $98.


(11) Consists of non-recurring pre-tax income of $11,900 related to licensing the Farberware name for use on cookware and bakeware.

(12) Reflects the elimination of the non-recurring pre-tax income related to licensing the Farberware name for use on cookware and bakeware.

(13) The adjustment reflects the tax effect of the pro forma adjustments at a 35% effective tax rate.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                       See "Forward Looking Statements"

   The following analysis of the financial condition and results of operations of the Company is qualified in its entirety by the more detailed information and financial data, including the Condensed Consolidated Financial Statements and related notes thereto, appearing elsewhere herein.

General

   The Company has historically expanded its product lines through acquisitions. The Company has integrated these acquisitions into its existing operations, resulting in increased sales and a broader product line. All acquisitions of businesses were accounted for under the purchase method of accounting, and, accordingly, the results of operations of each acquired company have been included in the Consolidated Statements of Earnings since its respective acquisition date.

   Due to the number, magnitude and timing of the Company's acquisitions, the Company's operating results, as reflected in the Consolidated Financial Statements, are not directly comparable on a year-to-year basis or quarter-to-quarter basis. See "Business--Recent Transactions."

Results of Operations

   The following table sets forth certain financial data as a percentage of net sales of the Company for each of the periods presented.

                                                              Percentage of Net Sales
                                                    ---------------------------------------------
                                                                                Nine Months Ended
                                                    Year Ended December 31,       September 30,
                                                    ------------------------    -----------------
                                                    1993      1994      1995     1995      1996
                                                    -----    -----     -----     -----     -----
Net Sales                                           100.0%   100.0%    100.0%    100.0%    100.0%
Cost of sales                                        69.0     71.0      70.7      71.9      71.3
                                                    -----    -----     -----     -----     -----
 Gross profit                                        31.0     29.0      29.3      28.1      28.7
Selling, general and administrative expenses         22.6     21.5      20.2      20.2      21.4
Other operating income                                                                       2.7(1)
                                                    -----    -----     -----     -----     -----
 Income from operations                               8.4      7.5       9.1       7.9      10.0
Interest income (expense), net                       (0.7)    (0.3)      2.7       2.7      (0.7)
Other income                                                                                 6.5(2)
                                                    -----    -----     -----     -----     -----
 Income before income taxes                           7.7      7.2      11.8      10.6      15.8
Provision for income taxes                            1.9      1.9       4.0       3.7       5.6
                                                    -----    -----     -----     -----     -----
 Income from continuing operations                    5.8%     5.3%      7.8%      6.9%     10.2%
                                                    =====    =====     =====     =====     =====

(1) Includes income from the sale of Farberware inventory and other operating income, net of certain selling, general and administrative expenses relating to the sale of Farberware inventory. The Company licensed the right to manufacture, market and distribute these products to a third party. See "Business--Recent Transactions."

(2) Consists of non-recurring pre-tax income related to licensing the Farberware name for cookware and bakeware.

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

   Net sales increased 54.0% to $182.7 million for the nine months ended September 30, 1996 from $118.6 million for the nine months ended September 30, 1995. Excluding the impact of acquisitions of businesses and product lines completed in 1996, net sales increased 9.5%. This increase reflects primarily increased sales volume of the Company's sterling silver flatware and certain tabletop and giftware.

   Gross profit increased 57.3% to $52.4 million for the nine months ended September 30, 1996 from $33.3 million for the nine months ended September 30, 1995. Gross profit as a percentage of sales was 28.7% for the nine months ended September 30, 1996 compared to 28.1% for the nine months ended September 30, 1995. The increase in the gross profit percentage was primarily a result of the acquisition of the high end Silvestri seasonal product line and improved gross profit margin on the Company's giftware product line. The Company expects pressure on its gross profit percentage during 1996 (and possibly thereafter) due to the acquisition of Rauch, which historically has had gross profit margins which have been lower than those of certain other product lines.

   Selling, general and administrative expenses increased to 21.4% as a percentage of net sales or $39.2 million for the nine months ended September 30, 1996 from 20.2% or $24.0 million for the comparable period of 1995. The increase in selling, general and administrative expenses is due primarily to inclusion of selling, general and administrative expenses of Rauch and Silvestri; selling, general and administrative expenses related to the disposal of Farberware inventory and increased costs related to the growth in sales volume including personnel related costs, royalties and product and systems development costs.

   Income from operations increased 96.5% to $18.3 million from $9.3 million in the nine months ended September 30, 1995. Included in income from operations for the nine months ended September 30, 1996 was income of $5.1 million, net of certain selling, general and administrative expenses, from the disposal of Farberware inventory. The Company expects the disposal of the Farberware inventory to continue for the remainder of 1996 and into 1997.

   Interest expense, net, was $1.4 million for the nine months ended September 30, 1996 compared to net interest income of $3.2 million for the nine months ended September 30, 1995. This change resulted from a reduction in invested cash used to purchase and retire 3,064,751 shares of the Company's Common Stock, for recent acquisitions and seasonal working capital needs.

   The provision for income taxes was $10.1 million for the nine months ended September 30, 1996 compared to $4.3 million for the nine months ended September 30, 1995. The effective tax rate was 35.0% for the nine months ended September 30, 1996, compared to 34.2% for the comparable nine months of 1995. The increase in the effective income tax rate in 1996 is due to the higher proportion of income earned in tax jurisdictions with higher income tax rates.

   Net income for the nine months ended September 30, 1996, all of which was from continuing operations, was $18.7 million or $2.13 per share, on shares of 8,781,000, compared to income from continuing operations of $8.2 million or $0.70 per share, on shares of 11,814,000, for the same period last year. The nine months ended September 30, 1996 included non-recurring pre-tax income of $11.9 million, net of costs, resulting from a license agreement. Net income for the nine months ended September 30, 1995 was $41.3 million or $3.49 per share. The nine months of 1995 included income from discontinued operations, net of income taxes, of $2.6 million and the gain on sale of Syroco, Inc. of $30.5 million totaling $2.79 per share.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

   Net sales increased by 15.1% to $169.5 million in 1995 from $147.3 million in 1994 primarily due to expanded product offerings within the giftware line, as well as increased demand for the Company's giftware products and an increase in its seasonal product category. The Company's sales increased despite a difficult retail environment in 1995.

   The Company's gross profit increased 16.4% to $49.7 million in 1995 from $42.7 million in 1994. The gross profit as a percentage of net sales increased to 29.3% in 1995 from 29.0% in 1994. This increase was due primarily to improved product mix in the giftware lines.

   Selling, general and administrative expenses increased to $34.2 million in 1995 from $31.6 million in 1994 but decreased as a percentage of net sales to 20.2% in 1995 from 21.5% in 1994. The decrease of 1.3 percentage points was due to the Company's cost reduction program following the sale of Syroco.

   Income from operations increased 39.4% to $15.4 million in 1995 from $11.1 million in 1994 as a result of the factors discussed above.

   Interest income, net, was $4.6 million in 1995 compared to net interest expense of $0.5 million in 1994. Interest income was earned primarily as a result of investing the net proceeds from the sale of Syroco in short-term, investment grade securities.

   The provision for income taxes in 1995 was $6.9 million compared with $2.8 million in 1994. The effective income tax rate increased to 34.3% in 1995 from 26.0% in 1994. The 1995 effective income tax rate increased primarily due to an increase in the proportion of the Company's earnings in tax jurisdictions with higher tax rates, primarily interest income earned in the United States.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

   The Company's net sales increased 20.1% to $147.3 million in 1994 from $122.7 million in 1993 primarily due to an expanded product offering in the giftware line and strong demand for existing product lines including sterling silver flatware.

   The Company's gross profit increased 12.2% to $42.7 million in 1994 from $38.0 million in 1993. The gross profit as a percentage of net sales decreased to 29.0% in 1994 from 31.0% in 1993. The decrease in gross profit as a percentage of net sales in 1994 was due primarily to increased raw material costs and higher growth in the Company's imported product lines, which typically have lower gross profit margins.

   Selling, general and administrative expenses increased to $31.6 million in 1994 from $27.7 million in 1993 but decreased as a percentage of net sales to 21.5% in 1994 from 22.6% in 1993. The higher expense levels reflect increased personnel costs, commissions, product design and development, printing and advertising costs due to higher 1994 sales volume and an increase in sales volume which was anticipated for 1995 as a result of the factors discussed above.

   Income from operations increased 7.4% to $11.1 million in 1994 from $10.3 million in 1993 as a result of the factors discussed above.

   Interest expense, net decreased to $0.5 million in 1994 from $0.9 million in 1993. This decrease reflects lower borrowings during 1994 compared to 1993.

   The provision for income taxes in 1994 was $2.8 million compared with $2.4 million in 1993. The effective income tax rate increased to 26.0% in 1994 from 25.3% in 1993. This increase was due primarily to an increase in the proportion of the Company's earnings in jurisdictions with higher tax rates. The Company's subsidiaries in Puerto Rico and in Hong Kong are taxed at rates significantly below United States federal and state rates.

Liquidity and Capital Resources

   On March 28, 1995, the Company sold its casual furniture and accessories business of Syroco, Inc. to Marley Plc for net proceeds of $133.9 million after transaction costs and income taxes. The Company has used the net proceeds from the sale of Syroco for working capital requirements to grow its existing business, to effect the Katy Stock Repurchase and to make several acquisitions in 1996.

   On December 29, 1995, the Company effected the Katy Stock Repurchase. The aggregate purchase price of $52.1 million represented approximately $17 per share. The purchase was substantially financed by the issuance of two promissory notes due January 2, 1996 to subsidiaries of Katy and the assumption of short term bank debt, all aggregating $51.7 million. The two promissory notes and the short-term bank debt were repaid on January 2, 1996.

   Net cash used in operating activities for the nine months ended September 30, 1996 was approximately $50.4 million. The primary uses of cash were seasonal and acquisition related increases in accounts receivable and inventories. Partially offsetting these uses was the decrease in marketable securities as a result of the repayment of temporary borrowings used to effect the Katy Stock Repurchase.

   At September 30, 1996, accounts receivable increased to $117.2 million from $31.9 million at December 31, 1995. This increase is primarily the result of sales of Farberware inventory, seasonality, the recent acquisitions and increased sales volume in the tabletop and giftware product lines. The increase in inventory from $41.2 million at December 31, 1995 to $105.3 million at September 30, 1996 is due to recent acquisitions, including purchased Farberware inventory, and to a seasonal increase in the Company's inventory in anticipation of the fourth quarter selling season. During 1996, $23.8 million was collected from the final settlement agreement for the Rauch fire loss which occurred prior to the Company's acquisition of Rauch.

   Net cash used in operating activities for the year ended 1995 was approximately $39.6 million compared to $10.6 million in 1994. The primary uses of cash were the working capital increases in the casual furniture and accessories business prior to its sale and the increase in marketable securities as a result of the investment of proceeds from the Syroco sale.

   The Company's working capital requirements are seasonal and tend to be highest in the period from September through December due to the Christmas selling season. Accounts receivable tend to decline during the first quarter as receivables generated during the third and fourth quarters are collected and remain lower until the next peak season beginning in September. Accordingly, the Company's debt level under its revolving credit facilities generally peaks in the third quarter and reduces during the first quarter. This seasonality has increased as a result of the acquisition of Rauch and the Silvestri product line. See "Risk Factors--Seasonality".

   The Company's capital expenditures in 1995 were $2.7 million. These expenditures were primarily for machinery and equipment for the Company's sterling silver fabrication operation, renovations and improvements of its East Boston facility and the expansion of its East Boston showroom.

   Capital expenditures were approximately $10.2 million for the nine months ended September 30, 1996. These expenditures were primarily for a warehouse in South Carolina, computer software and hardware, improvements at the Company's East Boston facility and machinery, tools and dies for the Company's manufacturing facilities.

   The Company expects capital expenditures for the year ended December 31, 1996 to be approximately $18 million, including preliminary construction costs for a warehouse facility on the West Coast, the cost of certain machinery and equipment for Rauch and for a building and equipment for C.J. Vander. The Company expects capital expenditures for the year ended December 31, 1997 to be approximately $20.6 million, primarily consisting of costs associated with the acquisition of land and the construction of a warehouse facility on the West Coast.

   The revolving credit facility of one of the Company's Puerto Rican subsidiaries expired on May 30, 1996; however, the Company received a letter of commitment increasing the line from $4.0 million to $10.0 million and extending it to May 31, 1997. As of September 30, 1996, the Company was negotiating the final details of the line of credit. On October 15, 1996, the Puerto Rican subsidiary and the lender entered into an Amended and Restated Line of Credit Agreement increasing the facility to $10 million and renewing it to May 31, 1997. As of September 30, 1996, the amount of outstanding borrowings under the line was $1.9 million.

   On September 30, 1996, borrowings and credit availability, net of $16.8 million of outstanding letters of credit, under the Company Loan Agreement, the Rauch Loan and the Puerto Rican subsidiary's line totaled $82.2 million and $16.7 million, respectively.

   The Company anticipates, assuming that the Recapitalization was consummated on September 30, 1996, that up to approximately $377.1 million of financing will be required in connection with the Recapitalization and related transactions for (i) the consummation of the Merger, (ii) the repayment of the existing bank debt of the Company and (iii) the payment of fees and expenses associated with the Recapitalization. The Company expects to obtain the necessary funds from (i) the Equity Investment, (ii) the issuance and sale of the Senior Notes in the Offering and (iii) borrowings under the New Credit Facility. See "The Recapitalization" and "Use of Proceeds".

   At the time of the execution of the Merger Agreement, a commitment letter to provide senior credit financing was presented to the Company. The Company and Thomas H. Lee Company are currently negotiating to modify certain terms of such commitment. The New Credit Facility will provide for $130.0 million of revolving credit borrowings. The New Credit Facility will mature on the fifth anniversary of the Recapitalization. Interest on loans under the New Credit Facility will bear interest at rates based upon federal or Eurodollar Rates plus an applicable margin. Loans under the New Credit Facility will be guaranteed by any and all current or future domestic subsidiaries of the Company and will be secured by security interests in the accounts receivable and inventory of the Company and its domestic subsidiaries. For a more complete description of the New Credit Facility, see "Risk Factors--Significant Leverage and Debt Service; Effective Subordination" and "Description of Other Indebtedness."

   The Company anticipates that its principal use of cash following the Recapitalization will be working capital requirements, debt service requirements and capital expenditures as well as expenditures relating to acquisitions and integrating acquired businesses. Based upon current and anticipated levels of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated requirements in the foreseeable future for working capital, capital expenditures and interest payments. There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt, and the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company.

Accounting Pronouncements

   Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" ("Statement 123"). The Company has continued to account for its stock-based transactions to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and will include the pro forma disclosures required by Statement 123, if material, in its annual financial statements. For stock option grants to non-employees, the Company follows the provisions of Statement 123, calculates compensation expense using a fair value based method and amortizes compensation expense over the vesting period. During the nine months ended September 30, 1996, the Company did not grant any options to purchase shares of common stock to non-employees.

   Also, effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"). Statement 121 requires that long-lived assets held and used by an entity be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. It also requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or fair value less the cost to sell. The adoption of Statement 121 did not have a material effect on the Company's financial position or results of operations for the nine months ended September 30, 1996.

                                   BUSINESS

Overview

   Syratech designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products. The Company is a leading domestic manufacturer and marketer of sterling silver flatware, sterling silver and silver-plated hollowware. The Company also offers a number of other complementary tabletop and giftware items, including stainless steel flatware, brass hollowware, picture frames and photo albums, glassware, woodenware and ceramics. Tabletop and giftware products generated approximately 90.4% of net sales for the year ended December 31, 1995. The Company also is a leading domestic manufacturer and marketer of seasonal products including Christmas ornaments as well as a distributor of Christmas trim, lighting and tree skirts. Seasonal products generated approximately 9.6% of net sales for the year ended December 31, 1995.

   Syratech has positioned itself as a single-source supplier to retailers by offering a wide assortment of products across multiple price points through its "good-better-best" strategy. This strategy enables the Company to sell its products through a broad array of distribution channels, including retail specialty stores, department stores, mass market merchandisers, catalogue showrooms and warehouse clubs. Syratech markets its products under numerous Company-owned tradenames including the Towle Silversmiths(r), Wallace International Silversmiths(r)and International Silver Company(r) tradenames which are used in connection with the sale of tabletop and giftware items and the Rauch(r) and Silvestri(r) tradenames which are used in connection with the sale of Christmas and other seasonal merchandise.

   Syratech has made a number of recent acquisitions to broaden and complement its existing product lines. The Company has significantly enhanced the value of acquired product lines by integrating them into the Company's existing infrastructure. During 1996, the Company acquired Rauch, a leading domestic manufacturer and marketer of Christmas ornaments, and C.J. Vander, a U.K. manufacturer and marketer of prestigious sterling silver flatware and hollowware. Also in 1996, the Company acquired certain assets, including the tradenames, of Silvestri, a high- end manufacturer and marketer of Christmas ornaments, collectibles, lighting and trim as well as other giftware and decorative accessories, and Potpourri, a manufacturer and marketer of Christmas products. The Company continually introduces new products and expands the distribution of its existing products. As a result, the Company has generated significant growth in net sales and EBITDA from $82.9 million and $9.7 million, respectively, in 1991 to $169.5 million and $18.7 million, respectively, in 1995. Furthermore, the Company believes that the continued integration of the acquisitions into its existing business will position it to increase sales and profitability.

Competitive Strengths

   The Company's goal is to become the leading domestic, single-source supplier of tabletop, giftware and seasonal products to retailers. To achieve this goal, the Company will rely on its core competitive strengths, which are as follows:

  Leading Market Positions. The Company is one of the leading domestic manufacturers and marketers of sterling silver flatware and sterling silver and silverplated hollowware. These products are sold under the Wallace, Towle and International Silver tradenames, which are well-recognized and date back to the American Colonial period. In addition, the Company is one of the leading domestic manufacturers of Christmas ornaments. These products are sold under the Rauch and Silvestri tradenames, which are well-established brands for Christmas and other seasonal merchandise. Historically, the Company has been able to increase sales by leveraging its leading market positions, strong presence with retailers and strong brand identity with consumers to introduce new products and product categories.

   Broad Portfolio of Products with Well-Recognized Tradenames. The Company provides a broad offering of quality products at multiple price points. These items range from exclusive prestige products, such as sterling silver flatware and hollowware, to moderately priced products, including silverplated and stainless steel flatware, silverplated and brass hollowware and other giftware and seasonal merchandise.

   Syratech uses Company-owned and licensed tradenames as merchandising tools to assist retailers in coordinating their product offerings and differentiating their products from those of their competitors. In addition to the Wallace, Towle, International, Rauch and Silvestri tradenames, the Company markets giftware products under numerous other tradenames, including Rochard(r), Holiday Workshop(r), Melannco(r) and Elements(r). The Company believes that its strongest brands draw customers into retail stores specifically to purchase products bearing those tradenames. In addition to its own tradenames, the Company produces a variety of products under license from certain entities including The Walt Disney Company(r), Cuisinart(r), Victoria & Albert Museum(r) and Faberge, Inc.(r).

   The Company recently acquired certain assets, including the intellectual property, of Farberware, Inc. Following this acquisition, the Company licensed the Farberware tradename to third parties for use on cookware and bakeware, small electric and certain other commercial electric items. The Company is currently marketing certain products under the Farberware tradename and believes there are significant opportunities to develop the tradename in other product categories which have not been otherwise licensed to third parties.

   The Company's diverse product lines allow it to target a wide range of customers and to respond more effectively to changes in retail distribution and consumer preferences. Furthermore, the vendor consolidation trend in the retail industry increases demand for vendors, like the Company, who can make timely deliveries of a broad range of quality products and provide advertising and other sales support.

   Diversified Distribution Channels. The Company sells its products to approximately 30,000 customers in most major distribution channels, including retail specialty stores, such as jewelry, seasonal and nonseasonal giftware and collectible stores, department stores, mass market merchandisers, catalogue showrooms, warehouse clubs, premium and incentive marketers, drug store chains and home centers. The Company believes that the recent Rauch and Silvestri acquisitions will strengthen the Company's presence with mass market merchandisers and department and specialty stores, respectively. In addition, the Company has a policy of not owning or operating Company outlet stores and believes that this policy further strengthens relationships with customers. The Company's broad customer base, both in terms of number of customers and distribution channels, reduces exposure to any single customer or distribution channel. In 1995, no single customer accounted for more than 6.3% of the Company's net sales.

   Innovative Product Development. The vast majority of the Company's products, including products that are sourced from outside vendors, are designed by the Company's design team and independent designers in conjunction with the Company's product development and marketing teams. The Company's design and product development and marketing teams collaborate (i) to introduce innovative new products and product categories, such as the Holiday Workshop line of seasonal products, the Hostess Helpers(r) sterling accessory line and a dinnerware category that coordinates with sterling silver flatware and (ii) to develop acquired brands into successful product lines for the Company, such as the Melannco lines of picture frames and photo albums and the Elements glassware lines.

   Integrated Manufacturing and Sourcing. The Company relies both on its own domestic manufacturing capabilities and on a variety of suppliers located primarily in the Asia Pacific Rim to deliver quality products at competitive prices to its customers. The Company's decision to manufacture or to import is based largely upon expertise, quality, availability and cost. In order to ensure quality, imported products are generally manufactured using Company-owned tools and dies. In 1995, through its import organization comprised of approximately 150 employees, both in the U.S. and overseas, the Company sourced products from approximately 160 manufacturers, with whom in many cases it has had long-standing relationships.

Business Strategy

   The Company has developed and is implementing a business strategy to build upon its core operating strengths and enhance profitability.

  Leverage Recent Acquisitions. The Company believes that opportunities for growth in sales and profitability exist through successfully integrating its recent acquisitions into the Company's sales and marketing organization and consolidating and rationalizing certain operations. Historically, the Company has expanded and augmented acquired product lines through leveraging internal marketing expertise and existing distribution relationships.

   The Company plans to expand the distribution of Rauch and Silvestri products by marketing them through the Company's established distribution channels and also plans to add new products to their existing lines. By integrating Rauch, Silvestri and Potpourri with the Company's internally developed Holiday Workshop lines of seasonal products, the Company has significantly expanded its product offerings in this product category, both in terms of types of product and retail price points, and strengthened its presence in major retail channels. In addition, the Company believes that such strengthened presence will provide opportunities to cross-sell the Company's tabletop and giftware product lines through Rauch and Silvestri distribution channels.

   Through the acquisition of C.J. Vander, the Company believes that it will be able to expand the distribution of Wallace and Towle sterling silver and silverplated product lines into the European market, primarily through C.J. Vander's existing distribution channels. In addition, the Company intends to expand the distribution of C.J. Vander products in the United States through the Company's independent representatives who sell to high-end specialty and department stores.

   In addition, the Company believes that the recent acquisitions will enable it to achieve cost savings through (i) the consolidation of warehouses, showrooms and manufacturing facilities, (ii) efficiencies resulting from increasing sales volume through its existing distribution network and (iii) reductions in certain general and administrative expenses, such as MIS, human resources and credit analysis. For example, the Company is consolidating its distribution facilities in the Western United States by building its own warehouse to reduce costs, increase capacity and serve its customers more efficiently.

   Expand Distribution of Existing Product Lines. The Company believes that it has significant opportunities to expand the distribution of its existing product lines by increasing the penetration of existing retailer customers and the number of retail outlets to which it sells. Beginning in 1994, the Company implemented a program with a specialty retailer and franchisee, whereby the Company sources, markets and distributes giftware products for the customer's retail system comprised of several thousand stores. As a result, the Company has identified several growth opportunities, both in terms of expanded product offerings and additional store coverage. In addition, the Company intends to expand the distribution of several product lines introduced in the past several years, such as Melannco and Elements, which the Company believes are growth opportunities that have not yet been fully exploited.


  Broaden Product Offerings. The Company expects to make a number of new product introductions each year. As a result of the planned investments in tools, dies and machinery, the Company believes that it will be able to broaden significantly its offering of Christmas and other seasonal merchandise beginning in 1997. The Company intends to capitalize on the Farberware tradename by introducing new products in categories as to which exclusive rights to the tradename have not been granted to third parties. In addition, the Company continues to expand and upgrade its line of sterling silver, silverplated and other tabletop and giftware products.

   Invest Further in Technology and Productivity to Maintain a Low-Cost Structure. In order to support the growth of its business, during 1997 the Company plans to invest $15 million to expand its manufacturing, warehousing and distribution capabilities. The Company intends to invest in additional application solutions to enhance its Electronic Data Interchange (EDI) and warehousing capabilities. The Company plans to add a Warehousing Management System (WMS) to each of its warehouses. These systems will enhance the Company's ability to service its customers by improving its order processing and logistics and storage utilization, minimizing order cycle times, enhancing inventory management, and ensuring that customer orders are processed efficiently. Additionally, the Company is planning to expand its manufacturing capabilities by acquiring new tools, dies and machinery. The Company also has purchased a 828,000 square foot manufacturing and distribution facility in Chester, South Carolina which will increase production capacity and reduce costs.

   Make Selected Acquisitions. The Company believes that the giftware and seasonal markets and, to a lesser extent, the tabletop market are highly fragmented with a number of small manufacturers and marketers of limited products lines. The Company believes that these industry dynamics and the continuing trend among retailers to consolidate their vendor base should generate attractive opportunities to acquire complementary brands, products, product categories and businesses that will provide operating synergies.

Recent Transactions

  Rauch
   On February 15, 1996, the Company, through an indirect wholly owned subsidiary, acquired the outstanding shares of Rauch for approximately $49.6 million, including costs of the transaction. The acquisition was accounted for under the purchase method of accounting, and the results of operations of Rauch have been included with the results of the Company from February 15, 1996. The purchase price in excess of net assets acquired of $7.2 million is being amortized on the straight line basis over 30 years. During the nine months ended September 30, 1996, the Company received $23.8 million ($20.5 million in the third quarter of 1996) in connection with an insurance claim relating to a 1994 fire at Rauch. During the fiscal year ended December 31, 1995, net sales of Rauch were $58.9 million. See "Pro Forma Condensed Consolidated Financial Statements."

  Farberware Inc.
   On April 2, 1996, the Company, through its indirect wholly owned subsidiary, Far-B Acquisition Corp. ("Far- B"), together with Lifetime Hoan Corporation ("Lifetime"), acquired certain assets from Farberware Inc., a subsidiary of U.S. Industries, Inc. Lifetime and the Company are not affiliates.
   Farberware Inc. was a manufacturer of aluminum clad, stainless steel cookware and bakeware and small electric kitchen appliances. The aggregate consideration paid by Far-B and Lifetime was $45.8 million, subject to adjustment. The amount of the adjustment is being disputed; approximately $2.5 million is at issue, of which approximately $2.3 million relates to inventory acquired by the Company. The assets acquired by the Company included certain of the inventory, the tradename "Farberware" and the intellectual property (including the intellectual property that relates to cookware and bakeware and electric products other than major kitchen appliances) and certain tools and dies and machinery and equipment. The consideration paid by Far-B was approximately $32.6 million, subject to adjustment, the amount of which is, as noted above, being disputed. Effective April 2, 1996, the Company, through Far-B, entered into a manufacturing services agreement with Farberware Inc. for transitional manufacturing services for certain finished goods previously produced by Farberware Inc. The Company entered into the manufacturing services agreement in part to provide continuity of product during a transition period in order to protect the strength of the Farberware name in the marketplace. The manufacturing services agreement has terminated.
   Upon disposal of the existing inventory, the Company will not manufacture or sell Farberware cookware and bakeware products or noncommercial electric products. Accordingly, net sales for the nine months ended September 30, 1996 exclude sales of Farberware inventory, and $5.1 million, net of certain selling, general and administrative expenses, from these sales has been recorded as other operating income.
   In a separate transaction, the Company and Far-B entered into an agreement with Lifetime, which provided for the allocation between them of the assets acquired from Farberware Inc., the granting of a long-term license to Lifetime for use of the Farberware name in connection with an extensive list of products, the granting to Lifetime of long-term exclusive rights to operate Farberware outlet stores, the reservation of certain exclusive rights to Far-B (including exclusive rights to use of the Farberware name for corporate purposes and for the marketing of cookware and bakeware products as well as electric products) and for the future formation of a joint venture to administer certain licensing rights.
   On June 27, 1996, the Company's Farberware Inc. subsidiary (formerly Far-B) ("Farberware") entered into a license agreement with Meyer Marketing Co. Ltd. ("Meyer") pursuant to which Meyer was granted for a term of 200 years (i) an exclusive worldwide license to use the Farberware name and certain related intellectual property rights in connection with the sourcing, manufacture and distribution of cookware and bakeware products for home use and commercial, industrial and institutional size pots, pans and roasters, and (ii) non-exclusive (shared) rights to use certain Farberware technology and other intellectual property. For such grant, Meyer made a one-time payment to the Company of $25.5 million, which resulted in recognition by the Company of $11.9 million of non-recurring income. On July 12, 1996, Farberware granted to a major retail chain the exclusive license to use the Farberware name and related intellectual property in connection with the sourcing, manufacture, marketing and sale of certain electric products for annual royalty payments. On October 25, 1996 Farberware Inc. granted to FCI Corp. a license to use the Farberware name in connection with the sourcing, manufacturing, marketing and sale of certain Commercial Products (defined as six specified commercial urns and one specified commercial convection oven plus cookware, bakeware and electric products developed by the Licensee solely and exclusively for commercial, industrial or institutional use with the prior written approval of Farberware) for the payment of annual royalties. See "Business--Legal Proceedings."

  Silvestri
   On April 16, 1996, the Company purchased finished goods inventory and intangible assets of the Silvestri division of FFSC, Inc. for approximately $8.6 million. Prior to the Company's purchase of such assets, FFSC, Inc., its subsidiaries and affiliated companies had filed for protection under Chapter 11 of the Bankruptcy Code in the

United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). The Bankruptcy Court approved this acquisition by the Company. Silvestri products include Christmas ornaments, collectibles, lighting and trim as well as other seasonal and nonseasonal giftware and decorative accessories.
   The Company has given a guaranty (limited to $4 million), dated as of May 21, 1996, of the obligations of FF Holding Company, FFSC, Inc. and certain related entities to The CIT Group/Business Credit, Inc. under a certain debtor in possession financing agreement dated May 21, 1996 and, at the request of the Company, NationsBank N.A. (South) has issued its letter of credit, dated May 21, 1996 in the amount of $4 million to CIT Group/Business Credit, Inc. to secure the Company's aforesaid guaranty. Certain funds which are affiliates of the Thomas H. Lee Company are creditors of FFSC, Inc.

  C.J. Vander
   On May 8, 1996, the Company, through one of its subsidiaries, acquired all of the outstanding common stock of C.J. Vander, a manufacturer of sterling silver and silverplated flatware and hollowware in Sheffield and London, England. The purchase price was immaterial to the Company's consolidated financial statements. The acquisition was accounted for under the purchase method of accounting.

  Potpourri
   On November 26, 1996, a wholly-owned subsidiary of the Company acquired inventory, tangible property, intellectual property rights, certain key records (including customer lists, customer files, supplier information, catalogs) and certain contract rights (selected by the Company's subsidiary) of Potpourri, a North Carolina-based manufacturer and marketer of Christmas products for a purchase price of approximately $2.3 million.

  Syroco, Inc.
   On April 11, 1995, pursuant to an agreement entered into on March 28, 1995, the Company, through its subsidiary, Syratech Holding Corporation, sold Syroco. The net proceeds received after costs of the sale and income taxes were $133.9 million. On September 25, 1995, the Company reached a final settlement regarding the sale of Syroco. Under the terms of the settlement, the Company reacquired certain assets and reassumed certain liabilities of Syroco which have been recorded at their estimated net fair value amounting to $1.8 million at December 31, 1995. The Company does not expect that the liquidation of these assets or the ultimate resolution of the reassumed liabilities will have a material effect on the previously recognized gain on disposal. The sale resulted in the discontinuation of the Company's casual furniture and accessories business and resulted in an after tax gain on disposal of $30.5 million which was recognized in the second quarter of 1995. The assets and liabilities relating to the discontinued business are included in the caption, net assets of discontinued operations, in the Consolidated Balance Sheets at December 31, 1994 and 1995 and at September 30, 1996. The results of operations for the discontinued segment are included in discontinued operations in the Consolidated Income Statements and Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996.

Products

   The Company designs, manufactures, imports and markets a diverse offering of quality tabletop, giftware and seasonal products. The following table presents a breakdown of the Company's net sales by major product categories for the periods presented. For the purpose of this table, seasonal products include the Rauch (including Rochard), Silvestri and Holiday Workshop product lines. Certain seasonal products marketed under Wallace, Towle and International Silver trademarks are included in the tabletop and giftware product category.

                                      Year Ended December 31,
                           ----------------------------------------------
                                                             Pro Forma(1)
                             1993       1994        1995         1995
                           --------   --------    --------     --------
                                          (in thousands)
Tabletop and Giftware      $119,182   $139,510    $153,170     $153,170
Seasonal                      3,500      7,781      16,350       75,269
                           --------   --------    --------     --------
Total                      $122,682   $147,291    $169,520     $228,439
                           ========   ========    ========     ========

(1) The 1995 pro forma data presents the net sales breakdown assuming that the acquisition of Rauch had been completed on January 1, 1995.

   The Company's products include those shown in the table below, all of which are marketed under one of the Company's many well-recognized tradenames as shown in the table:

   Product Category               Representative Products                       Principal Tradenames
   ----------------               -----------------------                       --------------------
TABLETOP               Sterling Silver Flatware and Hollowware,    Wallace Silversmiths(R), Towle
AND                    Silverplated Flatware and Hollowware,       Silversmiths(R), International Silver
GIFTWARE               Stainless Steel Flatware, Picture Frames    Company(R), Farberware(R), C.J. Vander,
                       and Photo Albums, Porcelain Boxes,          Ltd.(tm), Roberts and Belk, Ltd.(tm),
                       Candlesticks, Cosmetic Accessories,         Tuttle Sterling(R), Rochard(tm),
                       Glassware, Woodenware, Ceramics, Brassware  Melannco(R), 1847 Rogers Bros.(R),
                                                                   Elements(R)

SEASONAL               Waterglobes, Figurines, Collectibles,       Rauch Industries(R), Silvestri(R), Holiday
                       Christmas Ornaments, Christmas Stockings,   Workshop(R), International Christmas(tm),
                       Tree Skirts, Trim, Lighting                 Holiday Products(tm), Rochard(tm)

  Tabletop and Giftware
   Sterling Silver and Silverplated Flatware and Hollowware. The Company designs, markets and distributes a variety of products in these categories, including flatware, serving pieces, cosmetic accessories and hollowware, such as candlesticks, casseroles and coffee and tea services, that are marketed under the tradenames Wallace Silversmiths(R), Towle Silversmiths(R), International Silver Company(R), C.J. Vander(tm) and Tuttle Sterling(R). A vast majority of the Company's products in this category are manufactured at the Company's plants in Puerto Rico and Massachusetts. These products are sold primarily to specialty stores, including jewelry stores and gift stores, and department stores and are generally included in bridal registries.
   Stainless Steel Flatware. The Company designs, markets and distributes several lines of stainless steel flatware ranging from premium mass-produced sets to high-end flatware place settings. The Company markets these products under tradenames such as Wallace Silversmiths(R), Towle Silversmiths(R), International Silver Company(R), 1847 Rogers Bros.(R) and, under a license agreement, the tradename Cuisinart(R). The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The primary channels of distribution include department stores, mass market merchandisers, warehouse clubs and specialty stores and are also included in bridal registries.
   Picture Frames and Photo Albums. The Company designs, markets and distributes several product lines of picture frames and photo albums. The picture frames range from sterling silver on the high end to a variety of other frames produced in wood, resin, ceramic, metal and other mediums. The photo albums are produced in metal, fabric and resin. The Company markets these products under tradenames such as Melannco International(R), International Silver Company(R), Wallace Silversmiths(R) and Towle Silversmiths(R) and under license from The Walt Disney Company(R). The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The channels of distribution include department stores, including stationery departments, specialty stores and mass market merchandisers.
   Glassware, Woodenware and Ceramics. The Company designs, markets and distributes several lines of glassware products, including beverageware, glass dinnerware and salad sets. The Company markets these products under the tradenames International Silver Company(R) and Elements(R). The Company intends to market a woodenware and ceramics line in 1997 under the Farberware(r) tradename. The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The channels of distribution of the Company's glassware line include mass market merchandisers, warehouse clubs and specialty stores.
   Porcelain Boxes. The Company designs, markets and distributes a diverse range of high-end, hand-painted porcelain boxes under the Rochard (tm) tradename which are primarily manufactured by third-party vendors located primarily in France. The channels of distribution include specialty stores, including jewelry stores and department stores.
   Other Tabletop and Giftware. The Company designs, markets and distributes a wide range of other tabletop and giftware products, including premium products such as picture frames and cosmetic accessories as "gift with purchase" items, brassware, napkin rings and decorative clocks. The primary channels of distribution include department stores, mass market merchandisers, warehouse clubs and specialty stores.

  Seasonal Products
   Christmas Ornaments. The Company designs, markets and distributes Christmas tree ornaments made of glass, satin, ceramic and resin. The Company's products are distributed through specialty stores, department stores, jewelry stores, mass market merchandisers and warehouse clubs. These products are marketed under the tradenames Rauch(r), Silvestri(r), Holiday Workshop(r) and International Christmas(tm). The Company also manufactures limited edition, sterling silver Christmas ornaments that are marketed under the tradenames Wallace Silversmiths(r) and Towle Silversmiths(r).
   Other Christmas Decorations. The Company designs, markets and distributes a diverse product offering of other Christmas decorations including figurines, waterglobes, collectibles, trim, lighting, tree skirts and other decorative items produced in wood, resin, metal, paper, textiles, glass and ceramic. These products are marketed under the tradenames Silvestri(r), Rauch(r), Holiday Workshop(r), International Christmas(tm) and Elements(r). These products are distributed through specialty stores, department stores, mass market merchandisers and warehouse clubs.
   Other Seasonal Products. The Company designs, markets and distributes a variety of other seasonal products for Halloween, Easter, Thanksgiving, Mothers Day and Valentines Day. These products include figurines, vases, bowls, trays and other items comprised of metal, resin, wood, ceramic and glass. These products are distributed through specialty stores, department stores, mass market merchandisers and warehouse clubs.

Sales, Marketing and Distribution

   The Company, through one of its indirect wholly-owned subsidiaries, has entered into a purchase and sale agreement to acquire approximately 42 acres of land in Mira Loma, California. The Company intends to construct a warehouse and distribution center on the property to serve as its western region warehouse and distribution center.

   The Company sells many different types of products, with a variety of price points and target customers. Accordingly, the Company sells its products through a variety of distribution channels including department and speciality stores, mass market merchandisers, warehouse clubs, catalogue showrooms, premium and incentive marketers, drug store chains, supermarkets, and jewelry stores. The Company maintains separate sales forces for its product lines so as to provide the specialized expertise and attention necessary to service its customer base. The Company's sales and marketing staff coordinates with individual retailers to devise marketing strategies and merchandising concepts and to furnish advice on advertising and product promotion. The Company has developed several promotional programs for use in the ordinary course of business to promote sales throughout the year.

   The Company's various sales and marketing efforts are supported from its principal office and showroom in East Boston, Massachusetts and, for certain of its products, from its offices and showrooms in Hong Kong and London. The Company maintains additional showrooms in New York, Los Angeles, Atlanta, Dallas and Chicago. The Company's sales and marketing staff at September 30, 1996, consisted of approximately 120 employees who are salaried, paid commissions based on sales or, in some instances, paid a base salary plus commissions. The Company also distributes certain of its products through independent sales representatives who work on a commission basis only.

Retailing Customers

   During 1995, 20 customers accounted for approximately 42% of the Company's net sales. No one customer represented more than 6.3% of the Company's net sales.

                       1995 Channels of Distribution                          % of 1995 Net Sales(1)
                       -----------------------------                          ----------------------
Mass Market Merchandisers, Catalogue Showrooms, Warehouse Clubs,
  Drug Store Chains, Supermarkets                                                       27%
Department Stores                                                                       30%
Specialty Stores, Jewelry Stores, Premium and Incentive Marketers                       43%

----------
(1) With the addition of Rauch in 1996, the Company expects net sales to mass market merchandisers as a percentage of total net sales to increase.

   In order better to service its customers, the Company has invested in equipment and software to allow its customers to transmit their orders electronically throughout the EDI system.

Manufacturing and Raw Materials

   The Company produces its sterling silver flatware at its manufacturing facility in San German, Puerto Rico, where it fabricates and manufactures sterling silver into finished products for the Wallace, International, Towle and Tuttle lines, and in Sheffield, England for C.J. Vander, Ltd. and Roberts and Belk. The Company also designs, produces and maintains the tools required for manufacturing sterling silver flatware.

   The Company has maintained, in the aggregate, approximately six months of inventory. The Company's silver fabrication operation in its Puerto Rico manufacturing plant became fully operational during 1994. This process reduces the need for purchasing fabricated silver from outside vendors. The Company uses substantial quantities of fabricated silver in its manufacturing operations. Fabricated sterling silver made from fine silver purchased by the Company may be readily obtainable from outside resources as well. The Company purchases fine silver in the spot market in quantities the Company believes are adequate to meet reasonably foreseeable consumer demand for its silver products. The Company does not engage in speculative purchases of fine silver. In the five-year period ended September 30, 1996, the closing price of silver as quoted by Handy & Harman Inc. has ranged from $3.54 per troy
ounce to $       per troy ounce ($       at     , 1996).

   The Company manufactures silverplated giftware and tabletop products, including hollowware, at its manufacturing and silverplating facilities in North Dighton, Massachusetts and Sheffield, England. These facilities have all the stamping, processing, soldering, finishing, polishing, silverplating and packaging capabilities necessary to turn unfinished metal into finished products.

   The Company's imported products originate as designs created by its internal design staff or by independent designers, in each case in conjunction with the Company's product development and marketing staffs. Products based on these designs are manufactured to the Company's specifications in various countries including Hong Kong, India, Korea, Taiwan, China, Japan, Indonesia, Malaysia and certain European countries.

   In 1995, the Company purchased an aggregate of approximately $81 million of products from approximately 100 foreign manufacturers. No vendor accounted for ten percent or more of such purchases in 1995. The Company does not have information on the financial condition of its major foreign vendors, all of which are privately held, but is not aware of any unfavorable information related to their respective financial condition. Of the Company's foreign purchases in 1995, approximately 92% were from vendors located in the Far East and approximately 7% were from vendors located in India. The Company does not believe that the loss of any single foreign supplier would have a material long-term adverse impact on the Company's source of supply, because other manufacturers with whom the Company does business would be able to increase production to fulfill the Company's requirements. See "Risk Factors--Foreign Sources of Supply."

   The Company intends to invest in increasing production capacity and improving productivity related to its Rauch operations. For several of the prior selling seasons, the Company believes that Rauch had operated under capacity constraints. The Company has developed and is in the process of installing new automatic machinery with a production capacity exceeding 150% of the capacity of its current machines. The Company expects that the new machinery will start operating during the first quarter of 1997. The Company also purchased an 828,000 (approximately) square foot building in Chester, South Carolina, which is in close proximity to the existing Rauch manufacturing plant. This new facility will provide adequate space for the new machinery and allow for automated material handling which is expected to reduce costs substantially. This large warehouse and distribution center will also provide the Company an opportunity to consolidate its outside warehouse and manufacturing. The Company continuously looks for new equipment intended to reduce production costs.

   The recently acquired Rauch Christmas decoration manufacturing process uses three basic raw materials: (i) expandable polystyrene ("EPS") for unbreakable ornaments, (ii) glass ornament blanks and (iii) acetate or polyester yarn materials including boxes and packaging. To produce Christmas stockings, tree skirts and Santa Claus hats and suits, Rauch purchases non-woven and knitted pile fabric. Rauch has not experienced difficulty in obtaining raw materials or other supplies from its suppliers and does not anticipate any such difficulty in the foreseeable future. Rauch imports ornament hangers, small glass and satin balls and assorted tree and off-the-tree decorations from Taiwan, Hong Kong, Mexico and Colombia. See "Risk Factors--Foreign Sources of Supply."

Competition

   The tabletop, giftware and seasonal products industries in which the Company is engaged are highly competitive. Competition is affected not only by the large number of domestic manufacturers, but also by the large volume of foreign imports. Several of the Company's competitors are larger and have greater financial resources than the Company. The Company's products compete indirectly with a broad range of household products not offered by the Company. Within the overall tabletop products industry, the production of sterling silver flatware in the United States is relatively concentrated, with five manufacturers, including the Company, accounting for substantially all of the sterling silver flatware manufactured and sold in the United States. The other principal manufacturers and marketers of sterling silver flatware are Gorham, Inc. and its affiliate The Kirk Steiff Company, Reed & Barton Corp. and Lunt Silversmiths, all of which have been in business for many years. The giftware and seasonal products industries, however, are very fragmented with numerous small manufacturers and marketers of a limited number of products. The Company is not aware of any competitor having the same product line breadth.

   A number of factors affect competition in the sale of products of the type manufactured, imported and sold by the Company. Among these are brand identification, style, design, packaging, price, quality, promotion, sales staff and the level of service provided to customers. The importance of these competitive factors varies from customer to customer and from product to product and no one of these factors is dominant in all cases. The Company believes that its ability to compete effectively can be attributed to its performance in all of these areas. Certain of the Company's foreign competitors have tried to gain market share in the United States by producing low-cost items and by taking advantage of the increased purchasing power of the dollar in times when the dollar is relatively strong as compared to foreign countries. Rising labor costs in many foreign countries and the relative weakness of the dollar, as compared to the exchange rates prevailing in the mid-1980's, have reduced these advantages to some extent in recent years. See "Risk Factors--Competition".

Trademarks, Copyrights and Patents

   The success of the Company's various businesses depends in part on the Company's ability to exploit certain proprietary designs, trademarks and brand names on an exclusive basis in reliance upon the protections afforded by applicable copyright, patent and trademark laws and regulations. The loss of certain of the Company's rights to such designs, trademarks and brand names or the inability of the Company effectively to protect or enforce such rights could adversely affect the Company. See "Risk Factors--Trademarks, Copyrights and Patents."

Seasonality

   Sales are generally higher in the third and fourth quarters and are strongly influenced by the buying patterns associated with the Christmas season. The acquisitions of Rauch and Silvestri will intensify the seasonality of the Company since the majority of Rauch and Silvestri products are Christmas items and sales of these products are strongest in the third and fourth quarters. The Company continues to introduce products appropriate to other holidays and seasons in order to increase sales during the first and second quarters. See "Risk Factors--Seasonality."

Backlog and Warranty

   The Company's backlog consists of cancelable orders and is dependent upon trends in consumer demand throughout the year. Customer order patterns vary from year to year, largely because of annual differences in consumer acceptance of product lines, product availability, marketing strategies, inventory levels of retailers and differences in overall economic and weather conditions. Orders for the Company's products are generally subject to cancellation until shipment. As a result, comparison of backlog as of any date in a given year with backlog at the same date in a prior year are not necessarily indicative of sales trends. The Company had (exclusive of Farberware) a backlog of approximately $92.75 million as of September 30, 1996, compared to approximately $45.14 million as of September 30, 1995. See "Seasonality." The Company does not believe that backlog is necessarily indicative of the Company's future results of operations or prospects.

   The Company's warranty policy is to accept returns of products with defects in materials or workmanship. The Company will also accept returns of incorrectly shipped goods where the Company has been notified on a timely basis and, in certain cases, to maintain customer goodwill. In accordance with normal retail industry practice, the Company ordinarily accepts returns only from its customers and does not ordinarily accept returns directly from consumers. Certain of the products returned to the Company by its customers, however, may have been returned to those customers by consumers. The Company will routinely accept returns for imported products that are received late by the customer. The majority of the returned products are resold into the same distribution channel. During the three year period ended December 31, 1995, returns and allowances amounted to approximately 2.6% of sales.

   Incident to its acquisition of certain assets of Farberware Inc. (now known as Bruckner Manufacturing Company), the Company agreed to assume all obligations and liabilities with respect to warranties for replacement or repair of products manufactured by Farberware under the latter's printed warranty forms and certain other product warranties. The Company is entitled, subject to certain conditions, to be indemnified by Bruckner Manufacturing Company and its parent for the expenses incurred incident to such warranties.

Environmental Regulation

   The Company's manufacturing operations including, silverplating, chrome plating, tool making and painting, routinely involve the handling of waste materials that are classified as hazardous. The Company is subject to certain domestic federal, state and local laws and regulations concerning the handling, containment and disposal of hazardous substances and, therefore, in the ordinary course of its business, the Company incurs compliance costs and may be required to incur clean-up costs. In addition, the Company's C.J. Vander facility is subject to many environmental regulations related to its manufacturing operations in the United Kingdom. Actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect the demand for its products. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial and could have a material adverse effect on the Company. For example, certain laws and regulations could impose liability upon the Company for any historic releases of hazardous substances from facilities that it has owned or operated, or, from facilities to which its waste materials have been transported for treatment or disposal.

Properties

   The following table sets forth information with respect to the Company's properties as of November 1, 1996:*

                                                               Approximate
                                                                 Square
                                                               Footage or
Location                         Type of Facility                Acreage     Status
--------                         ----------------              ----------    ------
Chester, SC(1)        Warehouse/Manufacturing/Showroom           828,000        Owned
Revere, MA            Warehouse/Distribution                     535,000        Owned
Gastonia, NC          Manufacturing/Distribution                 425,000        Owned
East Boston, MA       Office/Showroom                            292,000        Owned
El Paso, TX           Warehouse                                  125,000        Owned
Sheffield, England    Manufacturing/Warehouse/Foundry             39,920        Owned
Cramerton, NC         Land                                     34.1 Acres       Owned
Ontario, CA           Warehouse/Distribution                     285,000       Leased
Charlotte, NC(2)      Manufacturing/Distribution                 248,900       Leased
Dallas, TX*           Warehouse                                  189,100       Leased
Gastonia, NC(3)       Warehouse/Manufacturing/Distribution       162,197       Leased
North Dighton, MA     Manufacturing/Warehouse/Office             134,042       Leased
Crisfield, MD         Manufacturing/Warehouse                     71,754       Leased
San German, PR        Manufacturing/Office                        70,296       Leased
China                 Warehouse                                   56,512       Leased
New York, NY*(4)      Showroom                                    47,061       Leased
Hong Kong             Office/Warehouse/Showroom                   42,009       Leased
Lumberton, NC(5)      Manufacturing                               36,000       Leased
Atlanta, GA           Showrooms                                   15,050       Leased
Los Angeles, CA       Showroom                                    10,095       Leased
Dallas, TX*           Showrooms                                    9,716       Leased
Warwick, RI(6)        Office                                       8,200       Leased
Chicago, IL           Showroom                                     7,452       Leased
Taiwan                Office                                       6,253       Leased

                                                               Approximate
                                                                 Square
                                                               Footage or
Location                         Type of Facility                Acreage     Status
--------                         ----------------              ----------    ------
Philippines           Office                                      4,380        Leased
London, England       Office/Showrooms/Retail Store               4,000        Leased
New York, NY          Warehouse                                   3,800        Leased
Wallingford, CT       Office                                      2,800        Leased
Dallas, TX*           Office                                                   Leased

* Includes Silvestri space, the leasing of which has not yet been approved by the Bankruptcy Court.

(1) Scheduled to be operational by March 31, 1997

(2) Subsequently closed on November 30, 1996

(3) Scheduled to close on December 31, 1996

(4) 1,700 sq. ft. of showroom space scheduled to close on December 31, 1996

(5) Subsequently closed on December 15, 1996

(6) Subsequently closed on November 30, 1996

Employees

   As of September 30, 1996, the Company had approximately 2,175 employees of whom approximately 350 were temporary seasonal employees at Rauch. The Company believes that its relationship with its employees is good.

   The Company's employees are not represented by labor unions; however, Rauch, which merged with the Company on February 15, 1996, was a subject of efforts by UNITE (the "Union") in the fall of 1995 to organize Rauch's employees. A scheduled Union election was postponed because the Union filed unfair labor practice charges against Rauch with the National Labor Relations Board (the "NLRB"). These charges, which related to allegations of threats and promises by Rauch officials and the termination of certain employees, were settled pursuant to an agreement between Rauch and the Union. On May 2, 1996, the NLRB approved the agreement and the Union's request that the petition for an election be withdrawn with prejudice.

Legal Proceedings

   The Company has been named as a defendant in several legal actions arising from its normal business activities, including routine copyright and trademark litigation, which actions are considered normal in the businesses in which the Company is engaged.

   The Company is also involved in litigation with Bruckner Manufacturing Corp. ("BMC") and its parent, U.S. Industries, Inc. ("USI") growing out of the acquisition by its Farberware Inc. subsidiary of the Farberware assets previously owned by BMC and certain related transactions.

   The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be accurately predicted, in the opinion of management, the Company's potential liability on all known claims would not have a material adverse effect on the results of operations or financial condition of the Company.

                                  MANAGEMENT

Directors and Executive Officers

   The following table provides information concerning the directors and executive officers of the Company following the Recapitalization. All directors will hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. All officers will serve at the discretion of the Board of Directors.

    Name              Age         Positions with the Company
    ----              ---         --------------------------
   Leonard Florence    65          Chairman of the Board,
                                   President, Chief Executive
                                   Office and Director

   E. Merle Randolph   63          Vice President, Treasurer, Chief
                                   Financial Officer and Director

   Melvin L. Levine                Vice President of Purchasing and
                       64          Director

   Alan R. Kanter      44          Vice President of Sales, and Director

   Faye A. Florence                Vice President, General Counsel
                       39          and Secretary

   David V. Harkins    55          Director

   Thomas M. Hagerty   33          Director

   Scott A. Schoen     38          Director

   Kent R. Weldon      29          Director

   Seth W. Lawry       32          Director

   Leonard Florence is the Chairman of the Board, Chief Executive Officer and President of the Company. He has served in the capacity of Chairman of the Board and Chief Executive Officer continuously since September 1986. He has also been President and a director of certain of its subsidiaries since their respective dates of organization. Mr. Florence previously served as President of the Company from 1986 to 1994 and resumed the position in 1995. Mr. Florence has been an executive in the tabletop and giftware products industry for more than 35 years.

   E. Merle Randolph has been Vice President, Chief Financial Officer and Treasurer of the Company since September 1986. He became a director of the Company in May 1989. Mr. Randolph is also an officer of certain of the Company's subsidiaries. For 17 years prior to joining the Company, Mr. Randolph was employed in various financial positions by Rockwell International Corporation.

   Melvin L. Levine has been Vice President of the Company and certain of its subsidiaries since September 1986. Mr. Levine has been an executive in the tabletop and giftware products industry for more than 35 years. He became a director of the Company in May 1989. Mr. Levine is also an officer and director of certain of the Company's subsidiaries.

   Alan R. Kanter, who will become a director of the Company following the Merger, has been a Vice President of the Company and a subsidiary of the Company since September 1986. Mr. Kanter has been employed in the tabletop and giftware products industry for more than 20 years.

   Faye A. Florence, an attorney, has been Vice President and General Counsel of the Company since June 1987 and Secretary since August 1987. Ms. Florence is also an officer of certain of the Company's subsidiaries. Ms. Florence is the daughter of Leonard Florence.

   David V. Harkins will become a director of the Company following the Merger. Mr. Harkins is Senior Managing Director of Thomas H. Lee Company and joined Thomas H. Lee Company in 1986. Mr. Harkins is the President and a Trustee of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. and is the Chairman of National Dentex Corporation since 1983. Mr. Harkins is a director of Stanley Furniture Company, Inc., National Dentex Corporation, HomeSide, Inc., Freedom Securities, Inc. and First Alert, Inc.

   Thomas M. Hagerty will become a director of the Company following the Merger. Mr. Hagerty is the Treasurer and a director of THL I. Mr. Hagerty is a Managing Director of the Thomas H. Lee Company since 1993 and he joined Thomas H. Lee Company in 1988. Mr. Hagerty is a Vice President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Hagerty is a director of Select Beverages, Inc., Freedom Securities, Inc. and HomeSide, Inc.

   Scott A. Schoen will become a director of the Company following the Merger. Mr. Schoen is the President and a director of THL I. Mr Schoen is a Managing Director of the Thomas H. Lee Company since 1991 and he joined Thomas H. Lee Company in 1986. Mr. Schoen is a Vice President and Trustee of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Schoen is a director of First Alert, Inc., Rayovac Corporation, Anchor Advanced Products, Inc., Alliance International Group, Inc., Health o meter Products, Inc. and LaSalle Re Holdings Ltd.

   Kent R. Weldon will become a director of the Company following the Merger. Mr. Weldon is the Secretary and a director of THL I. Mr. Weldon is an Associate of Thomas H. Lee Company since 1995; he worked at Thomas H. Lee Company from 1991 to 1993 and rejoined in 1995. Mr. Weldon is a Vice President of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity III, L.P. From 1989 to 1991, Mr. Weldon worked in the Mergers & Acquisitions Department of Morgan Stanley & Co. Incorporated. From 1993 to 1995, Mr. Weldon attended the Harvard Graduate School of Business Administration.

   Seth W. Lawry will become a director of the Company following the Merger. Mr. Lawry is a Vice President of Thomas H. Lee Company since 1995; he worked at Thomas H. Lee Company from 1989 to 1990 and rejoined in 1994. Mr. Lawry is a Vice President of THL Equity Trust III, the General Partner of THL Equity Advisers III Limited Partnership, which is the General Partner of Thomas H. Lee Equity III, L.P. From 1990 to 1992, Mr. Lawry attended Stanford Graduate School of Business. From 1992 to 1994, Mr. Lawry worked in the Mergers & Acquisitions Department of Morgan Stanley & Co. Incorporated. Mr. Lawry is a director of Freedom Securities, Inc.

Committees of the Board of Directors

   It is expected that the Board of Directors will establish an Audit Committee and a Compensation Committee to replace those committees as now constituted. The membership of the reconstituted committees has not yet been determined. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of employees of and consultants to Syratech, and will oversee and administer the Company's stock option plans. The Audit Committee will be responsible for reviewing the results and scope of audits and other services provided by Syratech's independent auditors.

Employment Agreements

   Effective August 16, 1991, the Company entered into an employment agreement with Leonard Florence (the "Florence Employment Agreement") providing for the employment of Mr. Florence as Chief Executive Officer of the Company at an annual base salary, payable in semi-monthly installments, of not less than $0.35 million as well as for certain other benefits and the reimbursement of expenses. Unless otherwise terminated by the Company as provided in the Florence Employment Agreement, Mr. Florence's term of full-time employment will continue until the earlier of (i) the fifth anniversary of receipt of a notice of termination given by either party to the other or (ii) the first anniversary of receipt of a notice of termination given by Mr. Florence to the Company. The Company may, at its discretion, but without any obligation, increase Mr. Florence's base salary during the term of full-time employment. Once the base salary shall have been increased, it shall not thereafter be decreased without his written consent. Mr. Florence's current base salary is $0.7 million per annum. The Florence Employment Agreement obligates Mr. Florence to provide certain advisory services to the Company during the five-year period following the term of Mr. Florence's full-time employment (the "Advisory Period") and provides for Mr. Florence to receive annual compensation during the Advisory Period in an amount equal to not less than 25% of his base salary during the final year of his full-time employment. During the period of his full-time employment and the Advisory Period, Mr. Florence is prohibited from engaging in any business that is competitive with any line of business in which the Company is engaged that contributes three percent or more of the gross revenues of the Company. The Florence Employment Agreement also provides for payment to Mr. Florence of a retirement benefit.

   The Company entered into a similar employment agreement, also effective as of August 16, 1991, with Melvin L. Levine, Vice President of Purchasing of the Company, except in Mr. Levine's case the base salary was $0.225 million for the year ended December 31, 1992. Mr. Levine's current base salary is $0.350 million per annum.

   As of May 1995 and July 1995, the employment agreements with Messrs. Levine and Florence were amended with respect to the computation and payment of retirement benefits to each and, in the case of Mr. Florence, to provide for payment of a survivor's benefit to his surviving spouse. Specifically, the amendments provided for annual retirement benefit payments in amounts equal to 2% of their respective average total compensation (i.e., base salary and bonus compensation) in the three years preceding attainment by the relevant executive of age sixty- five or termination of such executive's full time employment, whichever occurs later, multiplied by the number of years of such executive's employment by the Company.

   The Employment Agreements with Messrs. Florence and Levine, as amended, provide for retirement benefit payments determined and payable in accordance with the agreements. The following table shows the estimated annual benefits payable to Messrs. Florence and Levine upon retirement based upon various compensation levels and years of service.

                              Pension Plan Table

                        Years of Service
                 -------------------------------
  Renumeration       5         10         15
  ------------    -------    -------    -------
     400,000       40,000     80,000    120,000
     500,000       50,000    100,000    150,000
     600,000       60,000    120,000    180,000
     700,000       70,000    140,000    210,000
     800,000       80,000    160,000    240,000
     900,000       90,000    180,000    270,000
   1,000,000      100,000    200,000    300,000
   1,100,000      110,000    220,000    330,000
   1,200,000      120,000    240,000    360,000
   1,300,000      130,000    260,000    390,000
   1,400,000      140,000    280,000    420,000

   Messrs. Florence and Levine have each completed ten years of credited service. Retirement benefits under the employment agreements are computed on the basis of a straight-life annuity and are not reduced by the benefits received under Social Security, but would be reduced by any benefits received under any Company funded pension plan that hereafter may be adopted.

   At the Effective Time, the Employment Agreement with Leonard Florence will be amended so as to (i) change his term of full-time employment from a rolling five-year term to a fixed five-year term, (ii) provide for a minimum base compensation of $1.15 million per annum, (iii) establish $1.15 million as the minimum amount upon which his retirement benefit (and the survivor's benefit of his surviving spouse) will be computed and (iv) create contractual rights with respect to certain perquisites that are accorded to him informally under his present arrangements with the Company. Under Section 162(m) of the Internal Revenue Code, so much of the compensation paid to Mr. Florence as exceeds $1 million annually may not be deductible by the Company for federal income tax purposes. The Employment Agreement with Melvin L. Levine will be amended, as of the Effective Time, to change his term of full-time employment from a rolling five-year term to a fixed five-year term.

   The Company has also entered into employment agreements, effective as of August 16, 1991, with E. Merle Randolph, Vice President, Chief Financial Officer and Treasurer, and Alan R. Kanter, Vice President of Sales of the Company. The agreements with Messrs. Randolph and Kanter are similar to those with Messrs. Florence and Levine described above, except that (i) the term of full-time employment of each of Messrs. Randolph and Kanter will continue until the third anniversary of receipt of a notice of termination given by the Company to the executive involved or by such executive to the Company,
(ii) the period during which each of Messrs. Randolph and Kanter has agreed to provide advisory services to the Company (and to be bound by a non-competition agreement) following the term of his full-time employment will be the lesser of three years or six months for each year of his full-time employment beginning with the date of the employment agreement, with such advisory period and the coextensive non-competition covenant being subject to termination at the election of the Company on six months prior notice to the executive involved, and (iii) no provision was originally made therein for a payment of a retirement benefit.

   The employment agreements of Messrs. Randolph and Kanter were amended in July 1996, to provide, and during the same month Faye A. Florence and the Company entered into a Retirement Benefit Agreement that provides, inter alia, for the payment at age 65 or upon termination of such officer's employment, whichever is later, of an annual retirement benefit to each such officer equal to a percentage of his or her average annual compensation for the three fiscal years ended immediately prior to the date on which such officer ceases to be a full time employee of the Company multiplied by the number of years of such officer's service to the Company. The minimum annual retirement benefit for each such officer will be $75,000.

   It is not contemplated that any changes will be made in the agreements with Messrs. Randolph and Kanter and Ms. Florence.

Stock Option Plan

   1997 Stock Option Plan. The Company expects that the 1997 Stock Option Plan (the "1997 Plan") will be adopted by the Board of Directors and approved by the Compny's stockholders promptly following the Closing. A maximum of 273,438 shares of Common stock will be issuable pursuant to the 1997 Plan upon exercise of options. Under the 1997 Plan, incentive stock options may be granted to employees and officers of the Company and non- qualified stock options may be granted to consultants, directors, employees and officers of the Company.

   The 1997 Plan will be administered by the Board of Directors of the Company or a committee thereof consisting of two or more directors. Subject to the provisions of the 1997 Plan, the Board of Directors will have the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the options (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option.

   An option will not be transferable by the optionee except by will or by the laws of descent and distribution. Options will be exercisable only while the optionee remains in the employ of the company or for a period of time thereafter. If an optionee remains in the employ of the Company or for a period of time thereafter. If an optionee becomes disabled or dies while in the employ of the Company, the option will be exercisable prior to the last day of the third and sixth month, respectively following the date of termination of employment. If the optionee leaves the employ of the Company for any other reason, the option will be terminated immediately upon termination of employment; provided that the Board of Directors may extend this period up to the original expiration date of such option. Options which are exercisable following termination of employment will be exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information concerning the beneficial ownership of Syratech Common Stock after giving effect to the Recapitalization (i) by each stockholder who owns beneficially in excess of 5% of the outstanding Syratech Common Stock, (ii) by each director, and (iii) by all officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Syratech Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Syratech Common Stock. The following table assumes that no stockholders other than Management retain shares in the Recapitalization.

                                                       Shares of
                                                     Common Stock
                                                     Beneficially
Name                                                     Owned       Percentage
----                                                 ------------    ----------
Leonard Florence (a)                                     714,400        18.3%
E. Merle Randolph                                         12,598         *
Melvin L. Levine                                          19,900         *
Alan R. Kanter                                            27,000         *
Faye A. Florence                                           3,527         *
David V. Harkins (b)                                   3,128,825        80.1%
Scott A. Schoen (b)                                    3,128,825        80.1%
Thomas M. Hagerty (b)                                  3,128,825        80.1%
Seth W. Lawry (b)                                      3,128,825        80.1%
Kent R. Weldon (b)                                     3,128,825        80.1%
Thomas H. Lee Equity Fund III, L.P. (c)                2,684,282        68.7%
THL-CCI Investors Limited Partnership (d)                278,447         7.1%
Officers and Directors as a group (10 persons)         3,906,250       100.0%

----------
  * Less than 1% of the issued and outstanding Syratech Common Stock.

(a) The business address for Leonard Florence is c/o Syratech Corporation, 175 McClellan Highway, East Boston, Massachusetts, 02128-9114.

(b) The business address of this stockholder is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109. All such voting securities are owned by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and THL-CCI Investors Limited Partnership and may be deemed to be beneficially owned by Messrs. Harkins, Hagerty, Schoen, Lawry and Weldon, officers of Thomas H. Lee Company. Each of such persons disclaims beneficial ownership of such shares.

(c) THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas H. Lee, Messrs. Harkins, Hagerty and Schoen and other managing directors of Thomas H. Lee Company may be deemed to be beneficial owners of the shares of Syratech Common Stock held by such funds. Each of such persons maintains a principal business address at Suite 2600, 75 State Street, Boston, Massachusetts 02109. Each of such persons disclaims beneficial ownership of such shares.

(d) THL Investment Management Corp., the general partner of THL-CCI Investors Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., may also be deemed to be beneficial owners of the shares of Syratech Common Stock held by THL-CCI Investors Limited Partnership. Each of such persons maintains a principal business address at Suite 2600, 75 State Street, Boston, Massachusetts 02109. Each of such persons disclaims beneficial ownership of such shares.

                             CERTAIN TRANSACTIONS

   Following the Recapitalization, affiliates of Thomas H. Lee Company will own between 60% and 81.7% of the Common Stock of the Company. See "The Recapitalization."

   At Closing, the Company will enter into a management agreement with Thomas
H. Lee Company pursuant to which the Company will pay Thomas H. Lee Company a closing fee of $3.0 million in connection with the Recapitalization and an annual fee of $450,000 for each of five successive years, for management services to the Company. Such management services consist of on-going operational, financial, accounting and strategic planning analysis and advice. Following the initial five-year term of such agreement, such agreement automatically continues for successive one year terms unless any party thereto, at least ninety days prior to the end of any term, provides all other parties thereto with notice of the intent to terminate the agreement.

   The Company will enter into amended employment agreements with each of Messrs. Florence and Levine in connection with the Recapitalization and is party to existing employment agreements with Messrs. Kanter and Randolph as well as a Retirement Benefits Agreement with Ms. Florence. See "Management--Employment Agreements." Each of the Company's executive officers will be eligible to participate in a stock option plan to be adopted by the Company. See "Management--Stock Option Plan."

   The Company will enter into a stockholders agreement (the "Stockholders' Agreement") with affiliates of Thomas H. Lee Company and Management in connection with the Recapitalization. Pursuant to the Stockholders' Agreement, the stockholders party thereto will be required to vote their shares of Common Stock to elect a Board of Directors of the Company consisting of certain directors designated by affiliates of Thomas H. Lee Company and certain management directors. The Stockholders' Agreement also grants those stockholders who are affiliates of Thomas H. Lee Company the right to require the Company to effect the registration of shares of Common Stock they hold for sale to the public, subject to certain conditions and limitations. In addition, under the terms of the Stockholders' Agreement, if the Company proposes to register any of its securities under the Securities Act of 1933, as amended, whether for its own account or otherwise, the stockholders party thereto are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. All fees, costs and expenses of any registration effected on behalf of such stockholders under the Stockholders' Agreement (other than underwriting discounts and commissions) will be paid by the Company.

   Shares of Syratech Common Stock held by executive officers and directors of the Company will be entitled to receive the same consideration as shares of Syratech Common Stock held by other stockholders, except that Leonard Florence will be required to retain 714,400 of his shares of Syratech Common Stock and the other Management Stockholders' rights to retain shares of Syratech Common Stock will be limited to 25% of their shares (as opposed to 35% for stockholders other than Management Stockholders) but such rights will not be subject to proration. It is currently contemplated that Management (other than Mr. Florence) will retain 63,025 shares of Syratech Common Stock. In addition, certain executive officers and directors hold options to purchase Syratech Common Stock which will vest and be converted into cash in connection with the Merger.

   Ocean State Jobbers, Inc. ("Ocean State") purchased from the Company merchandise in the amount of approximately $0.735 million for the year ended December 31, 1995. Alan Perlman, a director of the Company, has been an officer and director of Ocean State since 1977.

   Service Merchandise Co. Inc., ("Service") purchased from the Company merchandise in the amount of approximately $10.706 million for the year ended December 31, 1995. Effective July 12, 1996, the Company, through an indirect wholly-owned subsidiary, granted a license to Service to use certain trademarks, patents and copyrights relating to certain electric and other products. An indirect beneficial owner of less than 1% of the Company's Common Stock holds a significant management position in Service. Harold Roitenberg, a director of the Company, is also a director of Service.

   Wacker Industrial Company ("Wacker"), a major supplier, is owned by a holder of less than 1% of Syratech Common Stock. For the year ended December 31, 1995, the Company had purchases from Wacker of approximately $5.371 million.

   The Company believes that the transactions described or referred to above were effected on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties.

   Pursuant to the Merger Agreement, the Company has agreed for six years after the consummation of the Merger to indemnify all present and former directors and officers of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years its current directors' and officers' insurance and indemnification policy.

   Additional information relating to executive compensation and various benefit arrangements of the Company is set forth and incorporated herein by reference to the Company's Proxy Statement for its Annual Meeting of Stockholders held on May 9, 1996. See "Available Information" and
"Incorporation of Certain Documents by Reference."

                         DESCRIPTION OF SENIOR NOTES

General

   The Senior Notes will be issued pursuant to an Indenture (the "Indenture")
between the Company and     , as trustee (the "Trustee"). The terms of the
Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture have been filed as an exhibit to the Registration Statement of which this Prospectus is a part and are available as set forth below under "-- Available Information". The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Syratech, as survivor of the Merger, and not to any of its Subsidiaries.

   The Senior Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsubordinated Indebtedness of the Company, including borrowings under the New Credit Facility. However, all borrowings under the New Credit Facility will be secured by a first priority Lien on the accounts receivable and inventory of the Company and its domestic subsidiaries. Consequently, the obligations of the Company under the Senior Notes will be effectively subordinated to its obligations under the New Credit Facility to the extent of such assets. As of September 30, 1996, on a pro forma basis after giving effect to the Recapitalization, approximately $108.8 million principal amount of indebtedness would have been outstanding under the New Credit Facility (including amounts outstanding under letters of credit) and $21.2 million would have been available to be borrowed thereunder. See "Risk Factors -- Substantial Leverage and Debt Service; Effective Subordination."

   The Company also conducts substantial operations through its direct and indirect subsidiaries which are not incorporated in the United States (the "Foreign Subsidiaries"). The Foreign Subsidiaries will not provide guarantees of, or other credit support for, the Senior Notes. Consequently, the Company's obligations under the Senior Notes will be effectively subordinated to the indebtedness and other liabilities (including trade payables) of the Foreign Subsidiaries. As of December 31, 1995, the Foreign Subsidiaries had identifiable assets of $7.4 million and for the year then ended the Foreign Subsidiaries had income from operations of $5.6 million. See Note 13 to Consolidated Financial Statements of Syratech. As of September 30, 1996, the Foreign Subsidiaries had indebtedness and other liabilities (including trade payables) of $3.9 million.

Principal, Maturity and Interest

   The Senior Notes will be limited in aggregate principal amount to $160.0
million and will mature on     , 2007. Interest on the Senior Notes will
accrue at the rate of   % per annum and will be payable semi-annually in
arrears on and     , commencing on     , 1997, to Holders of record on the
immediately preceding      and     . Interest on the Senior Notes will accrue
from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments of principal, premium and interest with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

Optional Redemption

   The Senior Notes will not be redeemable at the Company's option prior to
    , 2002. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve-month period beginning on      of the years indicated below:

    Year                               Percentage
    ----                               ----------
   2002                                        %
   2003
   2004
   2005 and thereafter                   100.00%

   Notwithstanding the foregoing, during the first 36 months after the date of this Prospectus, the Company may redeem up to an aggregate of 371/2% in aggregate principal amount of the Senior Notes originally issued at a
redemption price of    % of the principal amount thereof, plus accrued and
unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Company provided that at least $100.0 million in aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering.

Selection and Notice

   If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Senior Notes redeemed with the proceeds of a public offering of common stock shall be selected on a pro rata basis. No Senior Notes of $1,000 or less in principal amount shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Mandatory Redemption

   Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

Repurchase at the Option Of Holders

  Change of Control

   Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

   The Company's other senior indebtedness contains prohibitions of certain events that would constitute a Change of Control. In addition, the Company's ability to pay cash to the Holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- Change of Control."

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option (a) to permanently reduce indebtedness under the Credit Facilities (and correspondingly reduce commitments thereunder) or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Subsidiary Guarantees

   The Company's payment obligations under the Senior Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance Matters." The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

   The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes, the Indenture and Subsidiary Guarantee and
(ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

   The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Redemption or Repurchase at Option of Holders -- Asset Sales."

Certain Covenants

  Restricted Payments

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any Subsidiary of the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Senior Notes (other than Senior Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

   The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common stock on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management upon termination of employment; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 (with unused amounts in any calendar year being turned over to the next two succeeding calendar years, with a maximum of $1,500,000 in any one year) in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock or sell or otherwise directly or indirectly transfer any preferred stock of any of its Subsidiaries to any other person and will not permit any of its Subsidiaries to issue any shares of preferred stock other than to the Company; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The Indenture will also provide that the Company will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.

   The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

   (i) the incurrence by the Company of revolving credit Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) under the Credit Facilities; provided that the aggregate principal amount of all revolving credit Indebtedness and letters of credit outstanding under all Credit Facilities after giving effect to such incurrence, does not exceed an amount equal to $130.0 million less the aggregate amount of all Net Proceeds of Assets Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "-- Asset Sales";

   (ii) the incurrence by the Company and its Subsidiaries of Indebtedness represented by the Senior Notes and the Subsidiary Guarantees;

   (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

   (iv) the incurrence by any corporation that becomes a Subsidiary after the Issue Date of Acquired Debt, which Indebtedness is existing at the time such corporation becomes a Subsidiary; provided, however, that (A) immediately after giving effect to such corporation becoming a Subsidiary the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with the Indenture, (B) such Indebtedness is without recourse to the Company or to any Subsidiary or to any of their respective properties or assets other than Person becoming a Subsidiary or its properties and assets and (C) such Indebtedness was not incurred as a result of or in connection with or in contemplation of such entity becoming a Subsidiary;

   (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

   (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

   (vii) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

   (viii) the guarantee by any of the Guarantors of Indebtedness of the Company or another Guarantor that was permitted to be incurred under the Indenture; and

   (ix) Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business;

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

   (x) Indebtedness arising from guarantees of Indebtedness of the Company or any Subsidiary or other agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition;

   (xi) obligations in respect of performance bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business; and

   (xii) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $10.0 million.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (c) by reason of customary non- assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (e) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Assets

   The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the

United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (v) any employment agreement entered into by the Company or any of its Subsidiaries or any employee benefit plan available to employees of the Company generally, in each case, in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (w) transactions between or among the Company and/or its Subsidiaries, (x) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (y) investment banking and management fees in an aggregate amount no greater than $450,000 in any calendar year (plus reimbursement of expenses) to be paid by the Company to Thomas H. Lee Company and (z) a cash fee of $3 million payable by the Company to Thomas H. Lee Company on the date of the Indenture, in each case, shall not be deemed Affiliate Transactions.

  Sale and Leaseback Transactions

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if
(i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such

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

sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned
  Subsidiaries

   The Indenture will provide that, except to the extent permitted under the covenant entitled "Restructured Payments", the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

  Payments for Consent

   The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Additional Subsidiary Guarantees

  The Indenture will provide that (a) the Company will not permit any of its Subsidiaries that is not a Guarantor to guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company or any Guarantor and (b) the Company will not and will not permit any of its Subsidiaries to pledge any intercompany notes representing obligations of any of its Subsidiaries, to secure the payment of any Indebtedness of the Company or any Guarantor, in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee (providing for the unconditional guarantee by such Subsidiary, on a senior basis, of the Senior Notes).

  Reports

   The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such

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

Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an
Event of Default occurs prior to     , 2002 by reason of any willful action
(or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior
to     , 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

   The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company under the Senior Notes, the Indenture or the Subsidiary Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

   A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

   The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

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Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's or a Guarantor's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including,

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

without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and
(ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1,000,000 or (b) for net proceeds in excess of $1,000,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" will not be deemed to be Asset Sales.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction

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

(including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; providedthat (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups

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

(other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Indebtedness.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations (but excluding amortization of debt issuance costs) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness,

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

or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantors" means each of (i) each domestic subsidiary of the Company and
(ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "New Credit Facility" means that certain credit facility, dated as of
    , 1996, by and among the Company and [NationsBank], as agent and a lender, providing for up to $130 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $5 million.

   "Permitted Liens" means (i) Liens on accounts receivable and inventory securing Indebtedness under the Credit Facilities that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company;
(iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of the third paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Existing Indebtedness or other Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the Indenture (other than Indebtedness incurred in accordance with clauses (i), (vi), (vii), (viii) and
(ix) of the third paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Principals" means Thomas H. Lee Equity Fund III, L.P. and its co-investors, Thomas H. Lee Foreign Fund III, L.P. and Thomas H. Lee Company, and any Affiliates of Thomas H. Lee Company.

   "Related Party" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Voting Stock" means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF OTHER INDEBTEDNESS

   At the time of the execution of the Merger Agreement, a commitment letter to provide senior credit financing was presented to the Company. The Company and Thomas H. Lee Company are currently negotiating to modify certain terms of such commitment.

   In connection with the Recapitalization, the banks will provide senior financing to the Company and its domestic subsidiaries as co-borrowers pursuant to the $130.0 million New Credit Facility. The New Credit Facility will include a $30.0 million sublimit for the issuance of standby and commercial letters of credit.

   Borrowings made under the New Credit Facility shall bear interest at a rate equal to, at the Company's option, NationsBank's Eurodollar Rate plus 225 basis points or the Prime Rate plus 50 basis points. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by NationsBank as its prime rate and (ii) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as determined for any day by NationsBank. The Eurodollar Rate and Prime Rate margins will be subject to step-downs commencing twelve months from the closing, based on the Company's performance. Interest based on the Base Rate shall be payable monthly in arrears. Interest based on the Eurodollar Rate shall be payable in arrears at the earlier of the end of (a) the applicable interest period and (b) month-end. Eurodollar Rate borrowings are available in 1-, 2-, 3- or 6-month interest periods.

   The New Credit Facility expires five (5) years from the consummation of the Merger. Pursuant to the terms of the New Credit Facility, the Company is required during February and March of each year to maintain excess availability (i.e. borrowing capacity in excess of the borrowings outstanding under the New Credit Facility) of at least $45.0 million. The obligations of the Company under the New Credit Facility are secured by inventory, accounts receivable and the proceeds of the foregoing of the Company and its domestic subsidiaries.

   The New Credit Facility contains customary covenants of the Company and the subsidiary borrowers, including, without limitation, restrictions on (i) the incurrence of debt, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) voluntary prepayment of other debt of the Company, (v) transactions with affiliates (as defined in the New Credit Facility), (vi) investments, as well as prohibitions on the payment of dividends to, or the repurchase or redemption of stock from, shareholders and various financial covenants. Pursuant to the terms of the New Credit Facility, the Company would be in default under the New Credit Facility upon the non-payment of principal or interest when due under the notes issued in connection with the New Credit Facility or, subject to applicable grace periods in certain circumstances (ranging from zero to ten days), upon the non-fulfillment of the covenants described above, certain changes in control of the ownership of the Company or various other defaults described in the New Credit Facility. If such a default occurs, the banks will be entitled to take all actions permitted to be taken by a secured creditor under the uniform commercial code and to accelerate the amounts due under the New Credit Facility and may require all such amounts to be immediately paid in full.

                                 UNDERWRITING

   Upon the terms and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement") among Syratech, the Guarantors, NationsBanc Capital Markets, Inc. ("NCMI"), and Chase Securities Inc. ("CSI" and, together with NCMI the "Underwriters"), the Underwriters have agreed to purchase from the Company and the Company has agreed to sell to the Underwriters, the respective principal amount of Senior Notes set forth opposite their names below.

                                       Principal
                                        Amount
                                     --------------
NationsBanc Capital Markets, Inc.    $
Chase Securities Inc.                $
                                     ------------
Total                                $160,000,000
                                     ============

   In the Underwriting Agreement the Underwriters have agreed, subject to certain conditions, to purchase all of the Senior Notes, if any are purchased.

   The Company has been advised by the Underwriters that they propose to offer the Senior Notes to the public initially at the price set forth on the cover page of this Prospectus, to certain securities dealers (who may include
the Underwriters) at such price less a concession not in excess of    % of
the amount per Senior Note and that the Underwriters and such dealers may
reallow a discount not in excess of    % of the amount per Senior Note to
other dealers, including the Underwriters. After the closing of the public offering, the public offering price, the concession and the discount to other dealers may be changed by the Underwriters.

   There is no currently existing trading market for the Senior Notes, and although the Underwriters have advised the Company that it currently intends to make a market in the Senior Notes, they are not obligated to do so and any such market making may be discontinued at any time, without notice, in the sole discretion of the Underwriters. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the Senior Notes.

   The Company and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Underwriters may be required to make in respect thereof.

   The Underwriters have informed the Company that they do not expect to confirm sales of Senior Notes offered hereby to any accounts over which they exercise discretionary authority.

   In accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., (the "NASD"), no member of the NASD participating in the Offering will execute a transaction in the Senior Notes in an account over which it exercises discretion without the prior specific written approval of the customer.

   NationsBridge L.L.C. and NationsBank, N.A., affiliates of NCMI have delivered commitments to provide the Company interim financing for the Recapitalization and will receive customary fees (and reimbursement of expenses) in connection therewith. Such interim financing commitments will terminate upon consummation of the Offering and a portion of the proceeds of the Offering will be used to pay such fees and reimbursement. NationsBank of Georgia, N.A. is the agent and a lender under the Company's existing credit facility and NationsBank, N.A. will be the agent and a lender under the New Credit Facility. In addition, NCMI and its affiliates provide or have provided banking, advisory and other financial services for the Company and Thomas H. Lee Company in the ordinary course of business for which they have received customary compensation. An affiliate of CSI is a limited partner of Thomas H. Lee Equity Fund III, L.P.

   Under the Rules of Fair Practice of the NASD, if more than 10% of the net proceeds of a public offering of debt securities, not including underwriting compensation, are intended to be paid to members of the NASD or affiliated or associated persons that are participating in the distribution of the offering, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter", as defined in Rule 2720 of the Conduct Rules of the NASD. NationsBank of Georgia, N.A., is expected to receive in the aggregate more than 10% of the net proceeds of the Offering as a result of the repayment by the Company of outstanding indebtedness under the Company's existing credit facility provided by NationsBank of Georgia, N.A. Accordingly, CSI has agreed to act as the qualified independent underwriter in connection with this

Offering. The yield on the Senior Notes, when sold to the public at the public offering price set forth on the cover of this Prospectus, will be no lower than that recommended by CSI.

                                LEGAL MATTERS

   The validity of the Senior Notes offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.
As of        1996, lawyers of Paul, Weiss, Rifkind, Wharton & Garrison
beneficially owned an aggregate of 38,193 shares of Syratech individually or in various fiduciary capacities. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Latham & Watkins, New York, New York.

                                   EXPERTS

  The consolidated financial statements and schedule of Syratech and its subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their reports appearing herein and elsewhere in the Prospectus and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of Rauch Industries, Inc. for the fiscal year ended December 31, 1995 included in the Company's Form 8-K/A dated April 26, 1996, amending the Company's Current Report on Form 8-K dated February 15, 1996, have been incorporated by reference in this Prospectus and have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report, also incorporated by reference in this Prospectus from the Form 8K/A, with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   No person is authorized to give any information or to make any representations, other than as contained in this Prospectus, and, if given or made, such information or representations may not be relied upon as having been authorized by Syratech. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                             SYRATECH CORPORATION

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Deloitte & Touche LLP                                              F-2
Consolidated Financial Statements:
  Consolidated balance sheets as of December 31, 1994, December 31, 1995
   and September 30, 1996                                                    F-3
  Consolidated income statements for the years ended December 31, 1993,
   December 31, 1994 and December 31, 1995, and for the nine months ended
   September 30, 1996 and September 30, 1995                                 F-4
  Consolidated statements of stockholders' equity for the years ended
   December 31, 1993, December 31, 1994 and December 31, 1995, and for
   the nine months ended September 30, 1996 and September 30, 1995           F-5
  Consolidated statements of cash flows for the years ended December 31,
   1993, December 31, 1994 and December 31, 1995, and for the nine months
   ended September 30, 1996 and September 30, 1995                           F-6
  Notes to consolidated financial statements                                 F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Syratech Corporation:

   We have audited the accompanying consolidated balance sheets of Syratech Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Syratech Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 8, 1996 (February 15, 1996 as to paragraphs 1 and 4 of Note 2 and December 16, 1996 as to Note 15)

                    SYRATECH CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share data)

                                                                        December 31,
                                                                    ----------------------   September 30,
                                                          Notes        1994        1995          1996
                                                         -------    ----------  ----------   -------------
                                                                                             (unaudited)
ASSETS                                                        1, 7
Current assets:
 Cash and equivalents                                                $  1,866   $ 78,493       $  9,532
 Marketable securities                                           4                30,561
 Accounts receivable, net                                              28,244     31,893        117,199
 Inventories                                                     5     40,334     41,151        105,297
 Deferred income taxes                                           8      2,960      5,105          8,193
 Prepaid expenses and other                                     10        156      1,602          1,737
 Net assets of discontinued operations                           3     85,850      1,834            105
                                                                     --------   --------       --------
    Total current assets                                              159,410    190,639        242,063
 Property, plant and equipment, net                              6     30,691     29,560         60,831
 Purchase price in excess of net assets acquired                                                  6,994
 Other assets                                                             583        367            461
                                                                     --------   --------       --------
    Total                                                            $190,684   $220,566       $310,349
                                                                     ========   ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Revolving loan facilities and notes payable                     7   $ 14,504   $ 51,735       $ 82,155
 Current maturities of long-term debt                            7        875
 Accounts payable                                               12      7,590      6,438         16,586
 Accrued expenses                                                       2,690      4,436         14,392
 Accrued compensation                                                   3,156      2,478          3,256
 Accrued advertising                                                    1,642      1,991          4,779
 Income taxes payable                                         1, 8      3,817      1,511          2,209
                                                                     --------   --------       --------
    Total current liabilities                                          34,274     68,589        123,377
Deferred income taxes                                         1, 8      3,741      3,657         18,795
Pension liability                                               10        569      1,724          2,668
Commitments and contingencies                            9, 10, 14
Stockholders' equity:                                    1, 11, 15
 Preferred stock, $.10 par value, 500,000 shares
   authorized; no shares issued or outstanding
   (135,000 shares are designated Series A
   Preferred Stock)                                                        --         --             --
 Common stock, $.01 par value, 20,000,000 shares
   authorized, 11,687,850, 8,667,249 and 8,676,849
   shares issued in 1994, 1995 and 1996,
   respectively                                                           116         87             87
 Additional paid-in capital                                            61,373      9,699          9,835
 Retained earnings                                               7     90,529    136,728        155,447
 Cumulative translation adjustment                               1         85         85            143
 Less: Treasury stock; 218 shares, at cost                                 (3)        (3)            (3)
                                                                     --------   --------       --------
    Total stockholders' equity                                        152,100    146,596        165,509
                                                                     --------   --------       --------
    Total                                                            $190,684   $220,566       $310,349
                                                                     ========   ========       ========

                 See notes to consolidated financial statements.

                    SYRATECH CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED INCOME STATEMENTS
                    (in thousands, except per share data)

                                                               Year Ended December 31,            September 30,
                                                          ---------------------------------- ---------------------
                                                  Notes      1993        1994       1995        1995        1996
                                                  -----   ----------   --------   --------    --------    --------
                                                                                                   (unaudited)
Net sales                                               1  $122,682    $147,291   $169,520    $118,619    $182,727
Cost of sales                                                84,643     104,600    119,836      85,294     130,303
                                                           --------    --------   --------    --------    --------
Gross profit                                                 38,039      42,691     49,684      33,325      52,424
Selling, general and administrative expenses                 27,727      31,613     34,239      24,004      39,161
Other operating income                                  2                                                    5,057
                                                           --------    --------   --------    --------    --------
Income from operations                                       10,312      11,078     15,445       9,321      18,320
Interest expense                                        7      (948)       (559)      (287)       (212)     (2,083)
Interest income                                         4        82          98      4,881       3,414         662
 Other income                                           2                                                   11,900
                                                           --------    --------   --------    --------    --------
Income before provision for
 income taxes                                                 9,446      10,617     20,039      12,523      28,799
Provision for income taxes                           1, 8     2,390       2,758      6,863       4,289      10,080
                                                           --------    --------   --------    --------    --------
Income from continuing
 operations                                                   7,056       7,859     13,176       8,234      18,719
Discontinued operations:
 Income from discontinued operations net
   of income taxes of $6,225, $7,421,
   $1,645 and $1,645, respectively                      3    10,838      12,068      2,572       2,572
 Gain on sale of Syroco, Inc., net
   of income taxes of $16,599                           3                           30,451      30,451
                                                           --------    --------   --------    --------    --------
Net income                                                 $ 17,894    $ 19,927   $ 46,199    $ 41,257    $ 18,719
                                                           ========    ========   ========    ========    ========
Earnings per share:                                     1
 Continuing operations                                     $    .60    $    .67   $   1.12    $    .70    $   2.13
 Discontinued operations                                        .92        1.02       2.79        2.79
                                                           --------    --------   --------    --------    --------
Net income                                                 $   1.52    $   1.69   $   3.91    $   3.49    $   2.13
                                                           ========    ========   ========    ========    ========
Weighted average common shares and common share
  equivalents outstanding                               1    11,768      11,809     11,803      11,814       8,781
                                                           ========    ========   ========    ========    ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except share data)

                                       Common Stock       Additional                Cumulative
                                   --------------------     Paid-in     Retained   Translation   Treasury
                                     Shares      Amount     Capital     Earnings    Adjustment     Stock      Total
                                   ----------    ------   ----------    --------   -----------   --------   --------
Balance, January 1, 1993           10,647,840     $106     $ 59,560     $ 52,708       $  7                 $112,381
  Exercise of stock options         1,001,810       10           90                                              100
  Compensation related to stock
   options                                                       99                                               99
  Tax effect of stock options                                   465                                              465
  Purchase of common stock for
   treasury                              (218)                                                      $(3)          (3)
  Net income                                                              17,894                              17,894
  Translation adjustment                                                                 69                       69
                                 --------------  -------------------- ----------- -------------  --------- -----------
Balance, December 31, 1993         11,649,432      116       60,214       70,602         76          (3)     131,005
  Exercise of stock options            38,200                   297                                              297
  Compensation related to stock
   options                                                      116                                              116
  Tax effect of stock options                                   746                                              746
  Net income                                                              19,927                              19,927
  Translation adjustment                                                                  9                        9
                                 --------------  -------------------- ----------- -------------  --------- -----------
Balance, December 31, 1994         11,687,632      116       61,373       90,529         85          (3)     152,100
  Exercise of stock options            44,150        1          326                                              327
  Compensation related to stock
   options                                                      102                                              102
  Tax effect of stock options                                   (78)                                             (78)
  Purchase of common stock for
   retirement (Note 11)            (3,064,751)     (30)     (52,024)                                         (52,054)
  Net income                                                              46,199                              46,199
                                 --------------  -------------------- ----------- -------------  --------- -----------
Balance, December 31, 1995          8,667,031       87        9,699      136,728         85          (3)     146,596
Unaudited:
  Exercise of stock options             9,600                    78                                               78
  Compensation related to stock
   options                                                       58                                               58
  Net income                                                              18,719                              18,719
  Translation adjustment                                                                 58                       58
                                 --------------  -------------------- ----------- -------------  --------- -----------
Balance, September 30, 1996,
 (unaudited)                        8,676,631     $ 87     $  9,835     $155,447       $143         $(3)    $165,509
                                 ==============  ==================== =========== =============  ========= ===========

                    SYRATECH CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                               Nine Months Ended
                                                               Year Ended December 31,           September 30,
                                                          --------------------------------- -----------------------
                                                            1993        1994       1995        1995        1996
                                                           -------    --------   --------    --------    --------
                                                                                                  (unaudited)
Cash flow from operating activities:
Net income                                                 $17,894    $ 19,927   $ 46,199    $ 41,257    $ 18,719
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
 Depreciation and amortization                               3,051       3,270      3,253       2,426       3,424
 Deferred income taxes                                       1,253        (452)    (2,229)     (1,065)       (920)
 Acquisition of Farberware assets                                                                          (9,500)
 Disposal of Farberware assets                                                                             13,600
 Farberware electrics license                                   --          --         --          --         500
 Interest on royalties                                         125          --         --          --          --
 Pension liability                                             188         208      1,155         487         944
 Compensation related to stock options                          99         116        102          82          58
 Gain (loss) on disposal of assets and other                  (523)          8          3          --         (22)
 Increase (decrease) in cash, net of effect of
   businesses acquired:
   Marketable securities                                        --          --    (30,561)         --      30,561
   Accounts receivable                                      (2,131)     (7,984)    (3,649)    (10,351)    (75,604)
   Inventories                                              (1,814)     (6,590)      (817)     (8,613)    (41,222)
   Prepaid expenses and other                                 (595)        711     (1,446)     (1,086)        848
   Accounts payable and accrued expenses                       243       4,155        595       3,705       7,488
   Income taxes payable                                     (6,575)      3,699     (2,306)      1,125        (967)
  Discontinued operations                                   (3,376)    (27,660)   (49,915)    (49,460)      1,729
                                                           -------    --------   --------    --------    --------
Net cash provided by (used in) operating activities          7,839     (10,592)   (39,616)    (21,493)    (50,364)
                                                           -------    --------   --------    --------    --------
Cash flows from investing activities:
Purchases of property, plant and equipment                  (2,781)     (2,603)    (2,679)     (1,645)    (10,161)
Net proceeds from sale of Syroco, Inc.                          --          --    133,931     133,931          --
Proceeds from disposal of assets                                86         336         --          --          65
Insurance claim proceeds                                        --          --         --          --      23,771
Acquisitions of businesses, net of cash acquired                --          --         --          --     (48,540)
Other                                                         (162)       (529)        61         209         (61)
                                                           -------    --------   --------    --------    --------
Net cash provided by (used in) investing activities         (2,857)     (2,796)   131,313     132,495     (34,926)
                                                           -------    --------   --------    --------    --------
Cash flows from financing activities:
Change in revolving loan facilities                            444      11,944    (14,504)    (14,349)     16,537
Proceeds from borrowings                                        69          --         --          --          --
Repayment of borrowings                                     (1,901)     (1,624)      (875)       (875)       (300)
Payment of royalty                                          (1,720)         --         --          --          --
Tax effect on stock options                                    465         746        (78)       (287)         --
Exercise of stock options                                      100         297        327         199          78
Deferred financing costs and other                              41          62         60          62          14
                                                           -------    --------   --------    --------    --------
Net cash provided by (used in) financing activities         (2,502)     11,425    (15,070)    (15,250)     16,329
                                                           -------    --------   --------    --------    --------
Net increase (decrease) in cash and equivalents              2,480      (1,963)    76,627      95,752     (68,961)
Cash and equivalents, beginning of period                    1,349       3,829      1,866       1,866      78,493
                                                           -------    --------   --------    --------    --------
Cash and equivalents, end of period                        $ 3,829    $  1,866   $ 78,493    $ 97,618    $  9,532
                                                           =======    ========   ========    ========    ========

                      SYRATECH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (in thousands of dollars except share and per share data.
          Information for the nine months ended September 30, 1995 and
                        September 30, 1996 is unaudited)

1. Business and Summary of Significant Accounting Policies

  Business

   Syratech Corporation designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products, including: sterling silver, silverplated and stainless steel flatware; sterling silver, silverplated and brass holloware; picture frames and photo albums; glassware, woodenware and ceramics; fine porcelain boxes; figurines, waterglobes and Christmas ornaments, trim, lighting and tree skirts.

Summary of Significant Accounting Policies

  Basis of Consolidation

   The consolidated financial statements include the accounts of Syratech Corporation and its subsidiaries (the Company), Syratech Holding Corporation and its subsidiaries, Syratech Security Corporation, Wallace International Silversmiths, Inc. and its subsidiaries (Wallace), Leonard Florence Associates, Inc. (LFA), Towle Manufacturing Company and its subsidiaries (Towle), Syratech (H.K.) Ltd. and its subsidiaries (Syratech H.K.). All significant intercompany balances and transactions have been eliminated.

Interim Results (Unaudited)

   The accompanying consolidated balance sheet at September 30, 1996, the consolidated statements of income and cash flows for the nine months ended September 30, 1995 and 1996 and the statement of stockholders' equity for the nine months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the consolidated financial position and operating results of the Company for such periods.

Adoption of New Accounting Pronouncements

   Effective January 1, 1996, the Company adopted, prospectively, Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a significant effect on the Company's financial position or results of operations for the nine months ended September 30, 1996.

   Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting For Stock-Based Compensation." The Company has continued to account for its stock-based transactions to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will include the pro forma disclosures required by SFAS No. 123, if material, in its annual financial statements. For stock option grants to non-employees, the Company follows the provisions of SFAS No. 123, calculates compensation expense using a fair value based method and amortizes compensation expense over the vesting period. During the nine months ended September 30, 1996, the Company did not grant any options to purchase shares of common stock to non-employees.

Marketable Securities

   The Company's marketable securities have been classified as trading securities and are carried at their fair value on the consolidated balance sheet.

Use Of Estimates

   In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. The Company has made significant estimates relating to the Farberware transactions (see Notes 2 and 14). Actual results could differ from these estimates.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Revenue Recognition

   Revenue is recognized when products are shipped. The Company provides allowances for estimated doubtful accounts and sales returns based on historical experience and evaluation of specific accounts. Such allowances were comprised of the following:

                                    December 31,
                                  ----------------   September 30,
                                   1994      1995         1996
                                  ------    ------   -------------
Sales returns and allowances      $2,133    $2,604       $3,759
Doubtful accounts                  1,372     1,603        3,201
                                  ------    ------       ------
                                  $3,505    $4,207       $6,960
                                  ======    ======       ======

Customers

   Substantially all customers are retailers. No base of customers in one geographic area constitutes a significant portion of sales. No single customer represented 10% or greater of consolidated net sales in 1995, 1994 or 1993.

Inventories

   Inventories are stated at the lower of cost or market. Two subsidiaries determine cost on the last-in, first-out (LIFO) method for silver and certain non-silver inventories. For all other inventories, cost is determined on the first-in, first-out (FIFO) method.

Property, Plant and Equipment

   Purchased property, plant and equipment is recorded at cost. Leased equipment is recorded at the present value of the minimum lease payments required during the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets and over the terms, if shorter, of the related leases, as follows:

                                          Years
                                         -------
Buildings and improvements               4 to 39
Tools and dies                           3 to 10
Machinery and equipment                  3 to 10
Other                                    3 to 10

Excess of Purchase Price Over Net Assets Acquired

   Excess of purchase price over net assets acquired is amortized using the straight-line method over 30 years (Note 2). The Company evaluates the carrying value of goodwill based upon current and anticipated net income and undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net income and/or cash flows will be less than the carrying value of goodwill. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

Other Assets

   Other assets consist principally of deposits, deferred fees, deferred financing costs and deferred long-term rent. Deferred financing costs are being amortized using the straight-line method over the terms of the related loans. Accumulated amortization aggregated approximately $311, $100 and $118 at December 31, 1994 and 1995 and September 30, 1996, respectively.

Financial Instruments

   The carrying values of cash and cash equivalents, accounts receivable, accounts payable and borrowings under revolving credit facilities approximate fair value due to the short-term nature of these instruments.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Income Taxes

   The Company and its domestic subsidiaries (except for Wallace's Puerto Rican subsidiaries) file a consolidated federal income tax return. The Puerto Rican subsidiaries file separate returns in accordance with Section 936 of the Internal Revenue Code. Deferred income taxes are provided for certain income and expense items which are accounted for differently for financial reporting and income tax purposes.

Foreign Currency Translation

   Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and income and expense items are translated at the average rates of exchange prevailing during each year. The effects of foreign currency fluctuations on the foreign subsidiary's assets and liabilities have been reflected as a separate component of stockholders' equity. Transaction gains and losses have been insignificant.

Earnings Per Share

   Earnings per share are computed based on the weighted average number of common and common equivalent shares outstanding during each period presented. Common stock equivalents include common stock options (treasury stock method). Primary and fully diluted earnings per share are the same for each of the periods presented.

Reclassification

   Certain prior year amounts have been reclassified to conform with the 1996 presentation.

Cash Flow Information

   Supplemental cash flow information is as follows:

                                                                                 Nine Months Ended
                                                   Year Ended December 31,         September 30,
                                                ------------------------------ ---------------------
                                                  1993      1994       1995       1995       1996
                                                 -------- ---------  ---------  --------- ----------
Cash paid during the period for:
 Interest                                        $1,324    $   827    $   268   $   212    $ 1,126
                                                 ======    =======    =======   =======    =======
 Income taxes                                    $8,903    $10,741    $30,593   $22,757    $11,634
                                                 ======    =======    =======   =======    =======
Supplemental schedule of non-cash investing
  and financing activities:
 Purchase of common stock for retirement,
   financed by issuance of promissory notes
   and assumption of bank debt                                        $51,735
                                                                      =======

2. Acquisition of Product Lines

   On February 15, 1996, the Company, through an indirect wholly owned subsidiary, acquired the outstanding shares of Rauch Industries, Inc. ("Rauch") for approximately $49,626 including costs of the transaction. The acquisition was accounted for under the purchase method of accounting, and the results of operations of Rauch have been included with the results of the Company from February 15, 1996.

   The purchase price in excess of net assets acquired of $7,224 is being amortized on the straight line basis over 30 years. Rauch is a leading domestic manufacturer and marketer of Christmas and other seasonal products, in particular glass and satin tree ornaments. During 1996, the Company received $23,771 ($20,468 in the three months ended September 30, 1996) in connection with an insurance claim relating to a 1994 fire at Rauch.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1995.

                                                         Nine Months Ended
                                         Year Ended         September 30
                                        December 31,    --------------------
                                            1995          1995        1996
                                        ------------    --------    --------
Net sales                                 $228,439      $151,459    $183,336
                                          ========      ========    ========
Income from continuing operations         $ 10,404      $  4,791    $ 18,059
                                          ========      ========    ========
Net income                                $ 43,407      $ 37,814    $ 18,059
                                          ========      ========    ========
Earnings per share:
 Continuing operations                    $   0.88      $   0.41    $   2.06
                                          ========      ========    ========
 Net income                               $   3.67      $   3.20    $   2.06
                                          ========      ========    ========

  In February of 1996, the Company entered into an agreement to acquire certain assets, including a major portion of the tangible assets, intellectual property and the corporate name, of Farberware Inc. ("Faberware Inc.").

   Effective April 2, 1996, the Company, through its indirect wholly-owned subsidiary, Far-B Acquisition Corp. ("Far-B"), together with Lifetime Hoan Corporation ("Lifetime") acquired certain assets from Farberware Inc., a subsidiary of U.S. Industries, Inc. The Company and Lifetime are not affiliates.

   Farberware Inc. was a manufacturer of aluminum clad, stainless steel cookware and bakeware and small electric kitchen appliances. The aggregate consideration paid by Far-B and Lifetime was $45,771, subject to adjustment. The amount of the adjustment is being disputed; approximately $2,500 is at issue, of which approximately $2,300 relates to inventory acquired by the Company. The assets acquired by the Company included certain of the inventory, the tradename "Farberware" and the intellectual property (including the intellectual property that relates to cookware and bakeware and electric products other than major kitchen appliances) and certain tools and dies and machinery and equipment. The consideration paid by Far-B was approximately $32,611, subject to adjustment, the amount of which is, as noted above, being disputed. Effective April 2, 1996, the Company, through Far-B, entered into a manufacturing services agreement with Farberware Inc. for transitional manufacturing services for certain finished goods previously produced by Farberware Inc. The Company entered into the manufacturing services agreement in part to provide continuity of product during a transition period in order to protect the strength of the Farberware name in the marketplace. The manufacturing services agreement has terminated.

   Upon disposal of the existing inventory, the Company will not manufacture or sell Farberware cookware and bakeware products or noncommercial electric products. Accordingly, net sales for the nine months ended September 30, 1996 exclude sales of Farberware inventory, and $5,057, net of certain selling, general and administrative expenses, from these sales has been recorded as other operating income.

   In a separate transaction, the Company and Far-B entered into an agreement with Lifetime, which provided for the allocation between them of the assets acquired from Farberware Inc., the granting of a long-term license to Lifetime for use of the Farberware name in connection with an extensive list of products, the granting to Lifetime of long-term exclusive rights to operate Farberware outlet stores, the reservation of certain exclusive rights to Far-B (including exclusive rights to use of the Farberware name for corporate purposes and for the marketing of cookware and bakeware products as well as electric products) and for the future formation of a joint venture to administer certain licensing rights.

   On June 27, 1996, the Company's Farberware Inc. subsidiary (formerly Far-B) ("Farberware") entered into a license agreement with Meyer Marketing Co. Ltd. ("Meyer") pursuant to which Meyer was granted for a term of 200 years (i) an exclusive worldwide license to use and exploit the Farberware name and certain related intellectual property rights in connection with the sourcing, manufacture and distribution of cookware and bakeware products for home use and commercial, industrial and institutional size pots, pans and roasters, and (ii) non- exclusive (shared) rights to use certain Farberware technology and other intellectual property. For such grant, Meyer made a one-time payment to the Company of $25,500 which resulted in recognition by the Company of $11,900 of non-recurring income. On July 12, 1996, Farberware granted to a major retail chain the exclusive license to use

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

and exploit the Farberware name and related intellectual property in connection with the sourcing, manufacture, marketing and sale of certain electric products for annual royalty payments. On October 25, 1996 Farberware Inc. granted to FCI Corp. a license to use and exploit the Farberware name in connection with the sourcing, manufacturing, marketing and sale of certain commercial products (defined as six specified commercial urns and one specified commercial convection oven plus cookware, bakeware and electric products developed by the Licensee solely and exclusively for commercial, industrial or institutional use with the prior written approval of Farberware) for the payment of annual royalties. See Note 14.

   On April 16, 1996, the Company purchased finished goods inventory and intangible assets of the Silvestri division of FFSC, Inc. ("Silvestri") for approximately $8,600. Prior to the Company's purchase of such assets, FFSC, Inc., its subsidiaries and affiliated companies had filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). The Bankruptcy Court approved this acquisition by the Company. Silvestri products include Christmas ornaments, collectibles, lighting and trim as well as other seasonal and nonseasonal giftware and decorative accessories.

   The Corporation has given a Guaranty (limited to $4,000), dated as of May 21, 1996, of the obligations of FF Holding Company, FFSC, Inc. and certain related entities to The CIT Group/Business Credit, Inc. under a certain debtor in possession financing agreement dated May 21, 1996 and, at the request of the Company, NationsBank N.A. (South) has issued its letter of credit, dated May 31, 1996 in the amount of $4 million to CIT Group/Business Credit, Inc. to secure the Company's aforesaid guaranty.

   On May 8, 1996, the Company, through one of its subsidiaries, acquired all of the outstanding common stock of C.J. Vander Ltd., a manufacturer of sterling silver and silverplated flatware and hollowware in Sheffield and London, England. The purchase price was immaterial to the Company's consolidated financial statements. The acquisition was accounted for under the purchase method of accounting.

   On November 11, 1996, an indirect wholly-owned subsidiary of the Company entered into a Purchase Agreement with Potpourri Press, Inc., a North Carolina-based manufacturer and marketer of Christmas products, pursuant to which the Company will acquire all of Potpourri's inventory, tangible property, intellectual property rights, certain key records (including customer lists, customer files, supplier information, catalogs) and certain contract rights (to be selected by the Company's subsidiary) for a maximum purchase price of $2,300.

3. Discontinued Operations

   On April 11, 1995, pursuant to an agreement entered into on March 28, 1995, the Company, through its subsidiary, Syratech Holding Corporation, sold Syroco, Inc. ("Syroco"). The net proceeds received after costs of the sale and income taxes were $133,931. On September 25, 1995, the Company reached a final settlement regarding the sale of Syroco. Under the terms of the settlement, the Company reacquired certain assets and reassumed certain liabilities of Syroco which have been recorded at their estimated net fair value of $1,834 at December 31, 1995, and $105 at September 30, 1996. The Company does not expect that the liquidation of these assets or the ultimate resolution of the assumed liabilities will have a material effect on the previously recognized gain on disposal. An after tax gain on disposal of Syroco of $30,451 was recognized in the second quarter of 1995.

   The sale resulted in the discontinuation of the Company's casual furniture and accessories business. The assets and liabilities relating to the discontinued business are included in net assets of discontinued operations in the consolidated balance sheets at December 31, 1994, December 31, 1995 and September 30, 1996. The results of operations and cash flows for the discontinued segment are included in discontinued operations in the consolidated income statements and the consolidated statements of cash flows for years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 and September 30, 1995.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   Net assets of discontinued operations consisted of the following:

                                            December 31,
                                         ------------------    September 30,
                                           1994       1995         1996
                                         --------   -------    -------------
Accounts receivable, net                 $ 14,930   $   --         $  --
Inventories, net                           35,142     1,778           --
Property, plant and equipment, net         48,517       227          134
Other assets                                5,220       875          875
Liabilities                               (17,959)   (1,046)        (904)
                                         --------   -------        -----
  Total                                  $ 85,850   $ 1,834        $ 105
                                         ========   =======        =====

   Operating results of the discontinued segment consisted of the following:

                                           Year Ended December 31,     Three Months
                                           -----------------------   Ended March 31,
                                              1993          1994           1995
                                           ----------    ---------   ---------------
                                                                       (unaudited)
Net sales                                    $87,343      $94,883        $33,626
                                             =======      =======        =======
Income before provision for income taxes      17,063       19,489        $ 4,217
Provision for income taxes                     6,225        7,421          1,645
                                             -------      -------        -------
Income from discontinued operations          $10,838      $12,068        $ 2,572
                                             =======      =======        =======

   The operating results of the discontinued segment exclude previously allocated corporate expenses.

4. Marketable Securities

   At December 31, 1995, marketable securities consisted of $30,000 of short-term high grade notes having original maturities of six months. Marketable securities are carried at fair value which approximates cost plus accrued interest. Interest earned at December 31, 1995 but not paid, of $561, is included in interest income for the year ended December 31, 1995.

5. Inventories

   Inventories were comprised of the following:

                      December 31,
                   ------------------     September 30,
                     1994      1995          1996
                   -------    -------     -------------
Raw Materials      $ 4,063    $ 3,908      $ 12,035
Work-in-process      3,342      1,744         7,683
Finished goods      32,929     35,499        85,579
                   -------    -------      --------
  Total            $40,334    $41,151      $105,297
                   =======    =======      ========

   Inventories would have been approximately $3,164 and $2,752 higher at December 31, 1994 and 1995, respectively, if the FIFO method had been used for all inventories. There were no decreases in LIFO inventory quantities in 1993 and 1995. Decreases in LIFO inventory quantities had the effect of increasing consolidated net income by $4 in 1994.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

6. Property, Plant and Equipment

   Property, plant and equipment was comprised of the following:

                                                          December 31,
                                                      ----------------------  September 30,
                                                         1994       1995           1996
                                                       --------   --------    -------------
Land and improvements                                  $  7,813   $  7,813       $  8,175
Buildings and improvements                               17,465     18,780         35,540
Tools and dies                                           13,651     13,808         13,993
Machinery and equipment                                   5,652      6,046         23,044
Other                                                       797      1,169          1,293
Construction in progress                                  1,450      1,239         10,126
                                                       --------   --------       --------
  Total                                                  46,828     48,855         92,171
Less: accumulated depreciation and amortization         (16,137)   (19,295)       (31,340)
                                                       --------   --------       --------
  Net                                                  $ 30,691   $ 29,560       $ 60,831
                                                       ========   ========       ========

   During 1995, the Company purchased all property previously under capital leases (Note 7). Cost and accumulated amortization related to property under capital leases at December 31, 1994 was approximately $5,075 and $2,199, respectively.

   Included in construction in progress at September 30, 1996 was $5,210 for an 828,000 square foot warehouse, manufacturing and showroom facility in Chester, South Carolina that the Company purchased during the second quarter of 1996 which will be placed into service upon completion of renovations. Capitalized interest was not material to the Company's consolidated financial statements.

7. Notes Payable and Long-Term Debt

   Notes payable and long-term debt were comprised of the following:

                                                     December 31,
                                                  ------------------
                                                                        September 30,
                                                    1994      1995          1996
                                                  -------    -------    -------------
Revolving loan facilities and notes payable       $14,504    $51,735       $82,155
                                                  =======    =======       =======
Equipment note                                    $   140
Capital lease obligation                              735
                                                  -------
  Total                                               875
Less: current maturities of long-term debt           (875)
                                                  -------
  Long-term debt                                  $   --     $   --        $   --
                                                  =======    =======       =======

Revolving Loan Facilities

   The Company's Amended and Restated Loan and Security Agreement (the "Company Loan Agreement") provides for maximum permitted borrowings of $60,000, an interest rate at the bank's prime rate less .25% (8.25% at December 31, 1995), and an option to borrow at 1.5% over the Eurodollar rate (7.15625%, 30 day Eurodollar rate, at December 31, 1995). The weighted average interest rate on borrowings outstanding under this facility for the year ended December 31, 1995 was 8.32%. The Company Loan Agreement expires on November 30, 1997. At December 31, 1995, there were no borrowings outstanding under the Company Loan Agreement, and at September 30, 1996, $45,399 was outstanding. The credit availability (net of letters of credit outstanding) under this agreement was $53,808 at December 31, 1995. Borrowings are collateralized by substantially all of the assets of the Company and its subsidiaries with the exception of Rauch, Farberware, Silvestri and C.J. Vander. The Company Loan Agreement restricts the payment of cash dividends to 33-1/3% of net income for the prior year. In addition, it limits repurchases of the Company's outstanding capital stock and capital expenditures, and contains covenants which require, among other things, minimum levels of consolidated tangible net worth and the maintenance of certain financial ratios. In December 1995, the restriction to repurchase outstanding capital stock

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

was modified to allow the Company to repurchase all of the 3,064,751 shares of the Company's stock owned by affiliates of Katy Industries, Inc. (the "Katy Stock Repurchase"). The agreement was modified in December 1995 to permit the acquisition of Rauch referred to in Note 2. During 1996, further modifications were made to permit the Farberware, Silvestri and C.J. Vander acquisitions. At December 31, 1995, the Company had $15,400 of unrestricted retained earnings available for payment of cash dividends.

   As a result of the Rauch acquisition, the Company assumed the borrowings of Rauch (the "Rauch Loan"). The Rauch Loan is from the same lender as the Company Loan Agreement. During 1996, the Rauch Loan was modified to permit the continuation of the Rauch Loan under the company Loan Agreement. The Rauch Loan allowed long-term borrowings up to $12,800 and short-term borrowings up to $40,000. On September 30, 1996, there was $34,875 outstanding under the Rauch Loan. Effective October 31, 1996, the Company and the lender entered into an agreement that extended certain modifications previously agreed upon by the lender, added Rauch, Farberware and Silvestri as borrowers and limited total borrowings including amounts reserved for drawings on letters of credit to $100,000 through December 31, 1996 and to $60,000 until the earlier of April 30, 1997 or the completion of refinancing contemplated with respect to the Agreement and Plan of Merger with THL Transaction I Corp. The Rauch long-term loan was paid on October 31, 1996.

   In July 1996, the interest rate on each of the Company Loan Agreement and the Rauch Loan was set at the bank's prime rate less .75% and borrowings under the Eurodollar rate option was set at 1.0% over the Eurodollar rate.

   One of Wallace's Puerto Rican subsidiaries has a revolving credit facility (the "Facility") which provides for borrowings up to a maximum of $4,000. Interest on borrowings is charged at the bank's prime rate (8.50% at December 31, 1995). The weighted average interest rate on borrowings outstanding under this Facility for the year ended December 31, 1995 was 8.33%. There were no borrowings outstanding under the Facility at December 31, 1995. At September 30, 1996, $1,881 was outstanding under the Facility. The credit availability under the Facility was $4,000 at December 31, 1995. Borrowings are uncollateralized; however, the pledge of assets owned by one of the subsidiaries as collateral for other loans is prohibited. Borrowings under the Facility are guaranteed by the Company and cross-guaranteed by certain other subsidiaries. The Facility expired on May 30, 1996; however, the Company received a letter of commitment increasing the line from $4,000 to $10,000, lowering the interest rate to the bank's prime rate minus .30% or the Eurodollar rate plus 1.70% and extending it to May 31, 1997. As of September 30, 1996, the Company was negotiating the final details of the line of credit. On October 15, 1996, the Puerto Rican subsidiary and the lender entered into an Amended and Restated Line of Credit Agreement increasing the facility to $10 million and renewing it to May 31, 1997.

   At September 30, 1996, the Company had $16,687 of credit availability, net of $16,758 of letters of credit outstanding, under the Company's revolving credit facilities.

  Notes Payable

   At December 31, 1995, the Company had notes payable of $51,735 related to the purchase of 3,064,751 shares of the Company's common stock on December 29, 1995 (Note 11). These notes were paid on January 2, 1996.

  Equipment Note

   One of Wallace's Puerto Rican subsidiaries had an equipment note payable in monthly installments of $17 plus interest at 10.375%. The note was collateralized by certain of the subsidiary's equipment. The note was paid in full during 1995.

  Capital Lease Obligation

   In 1990, one of Wallace's Puerto Rican subsidiaries sold and leased back, under a capital lease, certain of its tooling. The agreement provided for the repayment of $4,000 of proceeds received over 60 months in monthly installments of principal and interest of $86. The implicit interest rate of the lease was 10.375%. During 1995, the lease expired and the subsidiary repurchased the tooling for $25.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

8. Income Taxes

   The provisions for income taxes were comprised of the following:

                                                  Year Ended December 31,
                                                -----------------------------
                                                 1993      1994       1995
                                                ------    ------    -------
Current:
 Federal                                        $1,484    $1,356    $ 6,297
 State                                             443       524      1,608
 Foreign                                           779       625        937
                                                ------    ------    -------
                                                 2,706     2,505      8,842
                                                ------    ------    -------
Deferred:
 Federal                                          (578)     (561)    (1,805)
 State                                            (125)       87       (383)
 Foreign                                           (78)      (19)
                                                ------    ------    -------
                                                  (781)     (493)    (2,188)
                                                ------    ------    -------
Tax benefit from exercise of stock options:
 Federal                                           358       574        161
 State                                             107       172         48
                                                ------    ------    -------
                                                   465       746        209
                                                ------    ------    -------
 Total                                          $2,390    $2,758    $ 6,863
                                                ======    ======    =======

   The provision for income tax expense for the nine month period ended September 30, 1996 has been computed using an estimated effective tax rate for the year ended December 31, 1996.

   The reconciliations between the Company's effective income tax rate and the U.S. federal statutory rate are as follows:

                                                      Year Ended December 31,
                                                     -------------------------
                                                      1993    1994     1995
                                                      ----    ----     ----
Federal statutory rate                                35.0%   35.0%    35.0%
State taxes, net of federal income tax benefit         2.6     3.1      2.5
Hong Kong                                             (8.4)   (6.6)    (4.8)
Puerto Rico                                           (5.9)   (6.0)    (3.8)
Provision for undistributed foreign earnings           4.1     1.6      5.0
Other                                                 (2.1)   (1.1)     0.4
                                                      ----    ----     ----
 Effective income tax rate                            25.3%   26.0%    34.3%
                                                      ====    ====     ====

   The components of income before provision for income taxes were comprised of the following:

                 Year Ended December 31,
               ---------------------------
                1993      1994       1995
               ------   -------    -------
Domestic       $6,302   $ 7,081    $14,480
Foreign         3,144     3,536      5,559
               ------   -------    -------
  Total        $9,446   $10,617    $20,039
               ======   =======    =======

   Provisions have been made for taxes on the undistributed earnings of Syratech H.K. and Wallace's Puerto Rican subsidiaries which are ultimately expected to be remitted to the parent company. The Company has permanently invested a portion of the undistributed earnings of its Puerto Rican and Syratech H.K. subsidiaries through December

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

31, 1995 and intends to invest permanently the majority of the undistributed earnings in 1996. It is not practical to estimate the amount of unrecognized deferred tax liability attributable to these undistributed foreign earnings.

   Wallace's Puerto Rican subsidiaries operate under grants from the Commonwealth of Puerto Rico exempting 90% of their income from taxation until December 2003. Had the Company not been eligible for the tax exemption, net income in 1993, 1994, and 1995 would have been reduced by approximately $1,512, $1,330, and $1,198, and earnings per share would have been decreased by approximately $.13, $.11, and $.10, respectively.

   The tax effects of significant items comprising the Company's net deferred tax asset (liability) are as follows:

                                            December 31,
                                         -----------------
                                          1994       1995
                                         -------   -------
Deferred tax assets:
 Accounts receivable                     $ 1,951   $ 2,171
 Inventory                                   851     1,447
 Other reserves                              445     1,996
 Pension                                     221       522
 Other deductible amounts                    206       250
                                         -------   -------
   Deferred tax asset                      3,674     6,386
                                         -------   -------
Deferred tax liability:
 Asset acquisition allocation               (476)     (592)
 Depreciation                             (2,540)   (2,352)
 Foreign earnings                         (1,439)   (1,994)
                                         -------   -------
   Deferred tax liability                 (4,455)   (4,938)
                                         -------   -------
Net deferred tax asset (liability)       $  (781)  $ 1,448
                                         =======   =======

9. Commitments and Contingencies

   The Company and its subsidiaries have various operating lease commitments for buildings and equipment. The lease agreements generally require the Company to pay insurance, real estate taxes, and maintenance and contain various renewal options. Future minimum rental payments for all noncancellable operating leases for each of the next five years and thereafter, including those resulting from the Rauch, Silvestri and C. J. Vander acquisitions, are as follows:

1996                    $4,273
1997                     2,559
1998                     1,146
1999                       896
2000                       751
Subsequent to 2000         342

   Rent expense for all operating leases were approximately $1,601, $1,789, and $1,821 in 1993, 1994 and 1995 and $1,406 and $4,287 for the nine months ended September 30, 1995 and 1996, respectively.

   Certain subsidiaries were contingently obligated for outstanding letters of credit, trade acceptances and similar instruments aggregating $6,909 at December 31, 1995 and $16,758 (Note 7) at September 30, 1996. The assets of Syratech H.K. are pledged as collateral for certain of these contingent obligations.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

10. Employee Benefit Plans

   The Company has three 401(k) savings plans. The 401(k) savings plans cover substantially all employees of its domestic and Puerto Rican subsidiaries. The 401(k) plans are subject to certain minimum age and length of employment requirements. Under two of these plans, the Company matches 30% of participants' contributions up to 6% of compensation. Under the other plan, the Company matches 50% of the first five hundred twenty dollars contributed and 25% thereafter, of the participants' contributions up to 15% of compensation. The Company also has a savings plan, established in 1991, covering substantially all employees of the Company's Hong Kong subsidiary. Under the Hong Kong plan, the Company contributes up to 10% of the participants' compensation. The Company contributed an aggregate of $140, $197, and $256 to all of these Plans in 1993, 1994 and 1995, and $194 and $444 for the nine months ended September 30, 1995 and 1996, respectively.

   The Company's C. J. Vander subsidiary also has an employee benefit plan. The Company's obligation under the plan is not material to the Company's financial position or results of operations.

   The Company has employment agreements with certain officers and employees for terms ranging from three to five years, which provide for minimum annual salaries aggregating $3,051 and certain other benefits.

   Employment agreements with the Company's five officers provide for retirement benefit payments. With respect to two of these officers, for the years ended December 31, 1994 and 1993, the agreements provided for benefit payments in amounts equal to two percent of the officers' final year base salaries multiplied by the number of years of service with the Company. In May 1995, these two agreements were amended to provide that the benefit payments be based upon two percent of the average total annual compensation (salary and bonus) for the three year period preceding the executives' retirement dates multiplied by the number of years of service. In addition, one of the agreements was amended (the "1995 Plan Amendment") to provide for a 100% survivor benefit for the executive's spouse. In July, 1996 existing employment agreements with the other three officers were amended to also provide for a retirement benefit. Two of these agreements were amended to provide for benefit payments based upon the greater of (i) $75,000 or (ii) one half of one percent of the average total annual compensation (salary and bonus) for the three year period preceding the executives' retirement dates multiplied by the number of years of service. One of these agreements was amended to provide for benefit payments based upon the greater of (i) $75,000 or (ii) one percent of the average total annual compensation (salary and bonus) for the three year period preceding the executives' retirement dates multiplied by the number of years of service.

   Upon consummation of the Merger (Note 15), an employment agreement with an officer will be amended so as to (i) change the officer's term of full-time employment from a rolling five-year term to a fixed five-year term, (ii) provide for a minimum base salary of $1,150 per annum, (iii) establish $1,150 as the minimum amount upon which the officer's retirement benefit (and the survivor's benefit of his surviving spouse) will be computed and (iv) create contractual rights with respect to certain perquisites that he is accorded informally under present arrangements with the Company. Additionally, an employment agreement with another officer will be amended to change the officer's term of full-time employment from a rolling five-year term to a fixed five-year term.

   Pension expense is determined using assumptions at the beginning of the year. Assumptions used in determining the actuarial present value of the projected benefit obligation include: a discount rate of 8.5% and a rate of future increases in benefit compensation of 5%. The Company has changed its discount rate assumption to 7.5% effective January 1, 1996. The effect of the change in discount rate was not material to the December 31, 1995 financial statements.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   Net pension cost included the following components:

                                        1993    1994    1995
                                        ----    ----    ----
Service cost for benefits earned        $124    $137    $196
Interest cost benefit obligation          64      71     123
Amortization of prior service cost        --      --     476
                                        ----    ----    ----
Net periodic pension cost               $188    $208    $795
                                        ====    ====    ====

   The following table summarizes the amounts recognized in the consolidated balance sheets as of December 31, 1994 and 1995:

                                                              1994       1995
                                                             -------    ------
Actuarial present value of obligations:
 Vested benefit obligation                                   $ 1,602    $1,724
 Projected benefit obligation                                  1,648     2,012
Fair value of plan assets                                         --        --
Projected benefit obligation in excess of plan assets          1,648     2,012
Unrecognized prior service cost                               (1,079)     (603)
Unrecognized gain/(loss)                                          --       (45)
Additional minimum liability                                      --       360
                                                             -------    ------
Net accrued pension liability                                $   569    $1,724
                                                             =======    ======

11. Stockholders' Equity

  Key Employee Stock Option Plans

   Under the Company's 1986 Key Employee Stock Option Plan ("1986 Plan"), qualified and non-qualified options to purchase up to a maximum of 1,300,000 shares of common stock were granted to certain employees at exercise prices not less than 85% of the fair market value at the date of grant. Options become exercisable ratably over a five-year period and expire ten years from the date of grant. There were no shares available for grant under the 1986 Plan at December 31, 1995 and September 30, 1996.

   In 1993, the Company established the 1993 Key Employee Stock Option Plan ("1993 Plan"), with provisions similar to the 1986 Plan. Under the 1993 Plan, qualified and non-qualified options to purchase up to a maximum of 400,000 shares of common stock may be granted to certain employees at an exercise price not less than fair market value at the date of grant. Options outstanding under the 1993 plan at December 31, 1995 and September 30, 1996 were 47,500 and 67,000, respectively.

   In 1995, the Company established the 1995 Key Employee Stock Option Plan ("1995 Plan"). The 1995 Plan contains certain provisions similar to the 1993 Plan and would allow the grant of 800,000 options at an exercise price not less than fair market value at the date of grant. No options were outstanding under the 1995 plan at December 31, 1995. At September 30, 1996, 120,000 options were outstanding under the 1995 plan.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

   A summary of stock option activity under the Plans is as follows:

                                                      Exercise Price
                                          Shares         Per Share
                                        ----------    --------------
Outstanding at January 1, 1993           1,299,960     $.0038-$10.67
Canceled                                   (19,100)    $10.00-$10.67
Granted                                     18,300        $13.70
Exercised                               (1,001,810)    $.0038-$10.67
                                        ----------
Outstanding at December 31, 1993           297,350     $.0038-$13.70
Canceled                                    (8,400)       $10.67
Granted                                     50,000        $14.35
Exercised                                  (38,200)    $.0038-$10.67
                                        ----------
Outstanding at December 31, 1994           300,750     $.0038-$14.35
Canceled                                   (90,900)    $10.67-$14.56
Granted                                     54,500     $14.56-$18.75
Exercised                                  (44,150)    $.0038-$10.67
                                        ----------
Outstanding at December 31, 1995           220,200     $.0038-$18.25
Canceled                                    (2,000)       $10.67
Granted                                    139,500     $23.00-$24.75
Exercised                                   (9,600)    $.0038-$10.67
                                        ----------
Outstanding at September 30, 1996          348,100     $.0038-$24.75
                                        ==========
Exercisable at December 31, 1995            85,720     $.0038-$13.70
                                        ==========
Exercisable at September 30, 1996           86,020     $.0038-$18.75
                                        ==========

  Purchase of Common Stock

   On December 29, 1995, the Company effected the Katy Stock Repurchase. The aggregate purchase price of $52,054 represented approximately $17 per share. The purchase was financed by the issuance of two promissory notes due January 2, 1996 to subsidiaries of Katy and the assumption of short-term bank debt, all aggregating $51,735. The two promissory notes and the short-term bank debt were paid on January 2, 1996. The Company's par and additional paid-in capital values have been decreased to reflect the purchase.

  Shareholder Rights Plan

   On October 26, 1992 the Company's Board of Directors adopted a Shareholder Rights Plan (the "Plan"). Under the Plan, the Company distributed a dividend of one right (a "Right") to purchase shares of preferred stock to stockholders of record on October 31, 1992 and further authorized the issuance of one Right to each share of common stock which becomes outstanding after the record date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of a new series of preferred stock ("Series A Preferred stock") at a price of $50, subject to adjustment. As amended on July 5, 1994, the Rights become exercisable only if an individual or group (an "Acquiring Person") acquires 15% or more of the outstanding common stock or commences a tender offer which would result in its ownership of 30% or more of the outstanding common stock, or in the case of a person who beneficially owned 20% or more of the outstanding common stock on October 26, 1992, such person acquires an additional 1% or more of the outstanding common stock.

   Once exercisable, the Rights, under certain circumstances, permit the holder (other than an Acquiring Person) to acquire shares of common stock of the Company or of an acquiring company, having a value equal to twice the exercise price of the Right.

   The right to acquire shares of common stock described in the preceding paragraph shall not arise as a result of a tender offer for the acquisition of any and all of the outstanding common shares of the Company for cash,

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

provided such tender offer remains open for a period of not less than 60 calendar days. Furthermore, at any time after an Acquiring Person acquires ownership of 15% or more (but less than 50%) of the Company's outstanding common stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than those held by the Acquiring Person) for shares of the Company's common stock at a ratio of one share of common stock per Right, as adjusted. The Company is generally entitled to redeem the Rights at $0.01 per Right. As required by the Agreement and Plan of Merger (Note 15), effective on November 8, 1996, the Company redeemed all outstanding Rights and terminated the Shareholder Rights Plan pursuant to which the Rights were issued. The redemption price for each Right is one cent and if holders of Rights have not received payment of the redemption price prior to the Effective Time they will, upon receipt of satisfactory proof of non-payment of the redemption price of Rights held by them on November 8, 1996, have the redemption price of their Rights added to the payment of the cash price for their shares of Company Common Stock in the Merger.

12. Related Party Transactions

   A beneficial owner of less than 1% of the Company holds a significant management role in Service Merchandise Co., Inc. ("Service"). A different person is a director of the Company and is also a director of Service. The Company had net sales to Service of approximately $10,065, $9,909 and $10,706 in 1993, 1994 and 1995, and $9,206 and $20,273 in the nine months ended September 30, 1995 and 1996, respectively. The Company had accounts receivable from Service of approximately $834, $756 and $10,884 at December 31, 1994, 1995 and September 30, 1996, respectively.

   Effective July 12, 1996, the Company, through an indirect wholly-owned subsidiary, granted a license to Service to use certain trademarks, patents and copyrights relating to certain electric and other products. The agreement is subject to cancellation with six months notice by the licensee.

   Wacker Industrial Company ("Wacker"), a major supplier, is owned by a holder of less than 1% of the Company's common stock. In 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, the Company had purchases from this supplier of approximately $12,297, $6,176 and $5,371 and $4,324 and $3,097, respectively. Accounts payable to this supplier approximated $161, $75 and $158 at December 31, 1994, 1995 and September 30, 1996, respectively.

   Other transactions with companies affiliated with certain directors/stockholders include net sales of approximately $403, $297 and $735 and purchases of products and services of $1,637, $1,228 and $746 in 1993, 1994 and 1995, respectively. For the nine month periods ended September 30, 1995 and 1996, net sales to affiliated companies approximated $608 and $4,283, respectively. As of December 31, 1995, amounts payable to these companies approximated $319, and as of September 30, 1996, there were no amounts payable; there also were no accounts receivable.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

13. Foreign Operations

   The Company's foreign operations relate to its Hong Kong subsidiary, the sales of which are substantially to customers in the United States. Summarized financial information about the Company's operations in different geographic areas is as follows:

                                Year Ended December 31,
                            --------------------------------
                              1993        1994        1995
                            --------    --------    --------
Net sales:
 United States              $ 95,643    $114,457    $122,950
 Foreign                      27,039      32,834      46,570
                            --------    --------    --------
  Total                     $122,682    $147,291    $169,520
                            ========    ========    ========
Income from operations:
 United States              $  7,110    $  7,497    $  9,846
 Foreign                       3,202       3,581       5,599
                            --------    --------    --------
  Total                     $ 10,312    $ 11,078    $ 15,445
                            ========    ========    ========
Identifiable assets:
 United States              $147,147    $185,632    $213,162
 Foreign                       4,913       5,052       7,404
                            --------    --------    --------
                            $152,060    $190,684    $220,566
                            ========    ========    ========

   As of May 8, 1996, the Company's foreign operations include its C.J. Vander subsidiary (Note 2).

14. Litigation

   The Company has been named as a defendant in several legal actions arising from its normal business activities. The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be predicted, in the opinion of management, the Company's potential liability on all known claims would not have a material adverse effect on the consolidated financial position or results of operations of the Company.

   The Company is also involved in litigation with Bruckner Manufacturing Corp. ("BMC") and its parent, U.S. Industries, Inc. ("USI") growing out of the acquisition by its Farberware Inc. subsidiary of the Farberware assets previously owned by BMC and certain related transactions. The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be accurately predicted, in the opinion of management, the Company's potential liability on all known claims would not have a material adverse effect on the results of operations or financial condition of the Company.

15. Subsequent Event

   On October 23, 1996, the Company and THL Transaction I Corp., a company organized and controlled by affiliates of Thomas H. Lee Company, entered into an Agreement and Plan of Merger, dated November 27, 1996, effective as of October 23, 1996, pursuant to which THL Transaction I Corp. will be merged into the Company (the "Merger"). Pursuant to the transaction, stockholders of the Company will receive $32 in cash per share or may elect to receive a portion of their consideration by retaining stock of the surviving entity.

   Upon consummation of the Merger, the Company would have on a pro forma basis, as of September 30, 1996, outstanding debt of approximately $252,083 (unaudited). The transaction is expected to close in the first quarter of 1997. It is intended that the transaction will be accounted for as a recapitalization.

                    SYRATECH CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

The equity contribution to be made to THL I will constitute approximately $102,139 (unaudited) (less the value of the shares retained by stockholders other than the Company's chairman). The Company expects to have a stockholders' deficit ($3,863 on a pro forma basis at September 30, 1996 unaudited) considering the effects of the Merger, because the distribution to stockholders, as well as approximately one-third of the Merger expenses, will reduce stockholders' equity.

   The consummation of the Merger is conditioned upon the issuance of $160,000 of Senior Notes. ("The Senior Notes"). The Senior Notes will be general unsecured obligations of the Company ranking senior to all existing and future subordinated indebtedness of the Company, including indebtedness under the New Credit Facility. However, the obligations of the Company under the New Credit Facility will be secured by the accounts receivable and inventory of the Company and its domestic subsidiaries and, accordingly, such indebtedness will effectively rank senior to the Senior Notes to the extent of such assets. The Senior Notes will be unconditionally guaranteed on a joint and several basis by each of the Company's domestic subsidiaries. (The "Guarantor Subsidiaries").

   The following condensed consolidating financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, present separate financial information for the Company ("Guarantor Parent"), the Guarantor Subsidiaries, the Non Guarantor Subsidiaries, and Discontinued Operations.

                     SYRATECH CORPORATION AND SUBSIDIARIES

                    CONDENSED CONSOLIDATING BALANCE SHEETS
                              December 31, 1994

                                                                    Non
                                   Guarantor     Guarantor       Guarantor     Discontinued
                                    Parent     Subsidiaries    Subsidiaries     Operations    Eliminations     Consolidated
                                   ---------   ------------    ------------     ----------    ------------     ------------
ASSETS
Current assets:
 Cash and equivalents                            $    474         $ 1,392                                        $  1,866
 Accounts receivable, net                          26,856           1,388                                          28,244
 Inventories                                       38,643           1,650                         $  41            40,334
 Deferred income taxes                              2,960                                                           2,960
 Prepaid expenses and other                           (60)            216                                             156
 Net assets of discontinued
   operations                                                                    $85,850                           85,850
                                                 --------         -------        -------          -----          --------
   Total current assets                            68,873           4,646         85,850             41           159,410

Property, plant and equipment,
  net                                              30,343             406                           (58)           30,691
Other assets                       $    387           583                                          (387)              583
                                   --------      --------         -------        -------          -----          --------
    Total                          $    387      $ 99,799         $ 5,052        $85,850          $(404)         $190,684
                                   ========      ========         =======        =======          =====          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Revolving loan facilities and
   notes payable                                 $ 14,504                                                        $ 14,504
 Current maturities of long-
   term debt                                          875                                                             875
 Accounts payable                                   6,233         $ 1,357                                           7,590
 Accrued expenses                                   2,638              52                                           2,690
 Accrued compensation                               2,985             171                                           3,156
 Accrued advertising                                1,642                                                           1,642
 Income taxes payable              $ (1,089)        4,733             179                         $  (6)            3,817
                                   --------      --------         -------                         -----          --------
   Total current liabilities         (1,089)       33,610           1,759                            (6)           34,274

Deferred income taxes                 1,439         2,302                                                           3,741
Pension liability                                     569                                                             569
Intercompany (receivable)
  payable                           (54,337)      (26,242)         (5,271)       $85,850
Stockholders' equity                 54,374        89,560           8,564                          (398)          152,100
                                   --------      --------         -------        -------          -----          --------
    Total                          $    387      $ 99,799         $ 5,052        $85,850          $(404)         $190,684
                                   ========      ========         =======        =======          =====          ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

                    CONDENSED CONSOLIDATING BALANCE SHEETS
                              December 31, 1995

                                                                    Non
                                   Guarantor     Guarantor       Guarantor
                                    Parent     Subsidiaries    Subsidiaries    Eliminations     Consolidated
                                  --------------------------  --------------- --------------- ---------------
ASSETS
Current assets:
 Cash and equivalents              $ 63,354      $ 11,786         $ 3,353                         $ 78,493
 Marketable securities               30,561                                                         30,561
 Accounts receivable, net                          30,129           1,764                           31,893
 Inventories                                       39,415           1,695        $      41          41,151
 Deferred income taxes                1,582         3,523                                            5,105
 Prepaid expenses and other             516           854             232                            1,602
 Net assets of discontinued
   operations                         1,834                                                          1,834
                                   --------      --------         -------        ---------        --------
   Total current assets              97,847        85,707           7,044               41         190,639

Property, plant and equipment,
  net                                              29,256             351              (47)         29,560
Other assets                        130,914           358               9         (130,914)            367
                                   --------      --------         -------        ---------        --------
    Total                          $228,761      $115,321         $ 7,404        $(130,920)       $220,566
                                   ========      ========         =======        =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Revolving loan facilities and
   notes payable                   $ 51,735                                                       $ 51,735
 Accounts payable                                $  4,964         $ 1,474                            6,438
 Accrued expenses                       922         3,314             199        $       1           4,436
 Accrued compensation                               2,212             266                            2,478
 Accrued advertising                                1,991                                            1,991
 Income taxes payable                20,152       (19,104)            469               (6)          1,511
                                   --------      --------         -------        ---------        --------
   Total current liabilities         72,809        (6,623)          2,408               (5)         68,589

Deferred income taxes                 1,819         1,838                                            3,657
Pension liability                                   1,724                                            1,724
Intercompany (receivable)
  payable                           (63,540)       68,727          (5,590)             403
Stockholders' equity                217,673        49,655          10,586         (131,318)        146,596
                                   --------      --------         -------        ---------        --------
    Total                          $228,761      $115,321         $ 7,404        $(130,920)       $220,566
                                   ========      ========         =======        =========        ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING INCOME STATEMENTS
                         Year Ended December 31, 1993

                                                                  Non
                                 Guarantor     Guarantor       Guarantor     Discontinued
                                  Parent     Subsidiaries    Subsidiaries     Operations    Eliminations     Consolidated
                                 ---------   ------------    ------------     ----------    ------------     ------------
Net sales                                       $95,643         $43,346                       $(16,307)        $122,682
Cost of sales                                    65,999          34,951                        (16,307)          84,643
                                                -------         -------                       --------         --------
 Gross profit                                    29,644           8,395                                          38,039

Selling, general and
  administrative expenses                        23,022           5,193                           (488)          27,727
                                                -------         -------                       --------         --------
 Income from operations                           6,622           3,202                            488           10,312

Interest expense                                   (883)            (65)                                           (948)
Interest income                                      75               7                                              82
                                                -------         -------                       --------         --------
 Income before provision for
   income taxes                                   5,814           3,144                            488            9,446

Provision for income taxes                        1,846             544                                           2,390
                                                -------         -------                       --------         --------
 Income from continuing
   operations                                     3,968           2,600                            488            7,056
Discontinued operations, net                                                   $10,838                           10,838
                                     ---        -------         -------        -------        --------         --------
  Net income                         $--        $ 3,968         $ 2,600        $10,838        $    488         $ 17,894
                                     ===        =======         =======        =======        ========         ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING INCOME STATEMENTS
                         Year Ended December 31, 1994

                                                                 Non
                               Guarantor     Guarantor        Guarantor     Discontinued
                                 Parent     Subsidiaries    Subsidiaries     Operations    Eliminations     Consolidated
                              ----------- --------------- ---------------  -------------- ---------------  ---------------
Net sales                                     $114,457         $53,495                       $(20,661)        $147,291
Cost of sales                                   81,946          43,315                        (20,661)         104,600
                                              --------         -------                       --------         --------
 Gross profit                                   32,511          10,180                                          42,691

Selling, general and
  administrative expenses                       25,269           6,599                           (255)          31,613
                                              --------         -------                       --------         --------
 Income from operations                          7,242           3,581                            255           11,078
Interest expense                                  (496)            (63)                                           (559)
Interest income                                     80              18                                              98
Other income                     $2,000          2,000                                         (4,000)
                                 ------       --------         -------                       --------         --------
 Income before provision for
   income taxes                   2,000          8,826           3,536                         (3,745)          10,617
Provision for income taxes          157          1,995             606                                           2,758
                                 ------       --------         -------                       --------         --------
 Income from continuing
   operations                     1,843          6,831           2,930                         (3,745)           7,859
Discontinued operations, net                                                  $12,068                           12,068
                                 ------       --------         -------        -------        --------         --------
  Net income                     $1,843       $  6,831         $ 2,930        $12,068        $ (3,745)        $ 19,927
                                 ======       ========         =======        =======        ========         ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING INCOME STATEMENTS
                         Year Ended December 31, 1995

                                                                 Non
                               Guarantor     Guarantor        Guarantor
                                 Parent     Subsidiaries    Subsidiaries    Eliminations     Consolidated
                               ---------    ------------    ------------    ------------     ------------
Net sales                                     $122,950         $67,354        $(20,784)        $169,520
Cost of sales                                   87,593          53,027         (20,784)         119,836
                                              --------         -------        --------         --------
 Gross profit                                   35,357          14,327                           49,684
Selling, general and
  administrative expenses                       25,522           8,728             (11)          34,239
                                              --------         -------        --------         --------
 Income from operations                          9,835           5,599              11           15,445
Interest expense                                  (198)            (89)                            (287)
Interest income                 $ 4,496            336              49                            4,881
Other income                      1,300          1,300                          (2,600)
                                -------       --------         -------        --------         --------
 Income before provision  for
  income taxes                    5,796         11,273           5,559          (2,589)          20,039
Provision for income taxes        2,623          3,303             937                            6,863
                                -------       --------         -------        --------         --------
 Income from continuing
   operations                     3,173          7,970           4,622          (2,589)          13,176
Discontinued operations, net     33,023                                                          33,023
                                -------       --------         -------        --------         --------
  Net income (loss)             $36,196       $  7,970         $ 4,622        $ (2,589)        $ 46,199
                                =======       ========         =======        ========         ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                         Year Ended December 31, 1993

                                                                    Non
                                   Guarantor     Guarantor       Guarantor     Discontinued
                                    Parent     Subsidiaries    Subsidiaries     Operations    Eliminations     Consolidated
                                   ---------   ------------    ------------     ----------    ------------     ------------
Cash flows from operating activities:
Net income                                        $ 3,968         $ 2,600        $10,838          $ 488          $17,894
Adjustments to reconcile net
  income to net cash provided by
  (used in) operations:
 Depreciation and  amortization                     2,954             585                          (488)           3,051
 Deferred income taxes              $ 1,943          (871)            (76)                          257            1,253
 Other                                   99          (214)              4                                           (111)
 Increase (decrease) in cash:
  Accounts receivable                              (1,517)           (614)                                        (2,131)
  Inventories                                      (1,666)           (148)                                        (1,814)
  Prepaid expenses and other                         (319)           (276)                                          (595)
  Accounts payable and   accrued
  expenses                                            (72)            315                                            243
  Income taxes payable               (1,943)       (4,166)           (209)                         (257)          (6,575)
  Intercompany account                 (664)       10,155          (2,029)        (7,462)
 Discontinued operations                                                          (3,376)                         (3,376)
                                    -------       -------         -------        -------          -----          -------
Net cash provided by (used in)
  operating activities                 (565)        8,252             152                                          7,839
                                    -------       -------         -------        -------          -----          -------
Cash flows from investing activities:
Purchases of property, plant and
  equipment                                        (2,659)           (122)                                        (2,781)
Other                                                 (76)                                                           (76)
                                    -------       -------         -------        -------          -----          -------
Net cash used in investing
  activities                                       (2,735)           (122)                                        (2,857)
                                    -------       -------         -------        -------          -----          -------
Cash flows from financing activities:
Change in revolving loan
  facilities                                          444                                                            444
Proceeds from borrowings                               69                                                             69
Repayment of borrowings                            (1,901)                                                        (1,901)
Payment of royalty                                 (1,720)                                                        (1,720)
Other                                   565           (28)             69                                            606
                                    -------       -------         -------        -------          -----          -------
Net cash provided by (used in)
  financing activities                  565        (3,136)             69                                         (2,502)
                                    -------       -------         -------        -------          -----          -------
Net increase in cash and
  equivalents                                       2,381              99                                          2,480
Cash and equivalents, beginning
  of year                                              94           1,255                                          1,349
                                    -------       -------         -------        -------          -----          -------
Cash and equivalents, end of
  year                              $    --       $ 2,475         $ 1,354        $    --          $  --          $ 3,829
                                    =======       =======         =======        =======          =====          =======

                    SYRATECH CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                         Year Ended December 31, 1994

                                                                     Non
                                    Guarantor     Guarantor       Guarantor     Discontinued
                                     Parent     Subsidiaries    Subsidiaries     Operations     Eliminations    Consolidated
                                    ---------   ------------    ------------     ----------     ------------    ------------
Cash flows from operating activities:
Net income                           $ 1,843      $  6,831         $ 2,930        $ 12,068        $(3,745)        $ 19,927
Adjustments to reconcile net
  income to net cash provided by
  (used in) operations:
 Depreciation and  amortization                      3,074             451                           (255)           3,270
 Deferred income taxes                 1,439        (1,870)            (21)                                           (452)
 Other                                   116           217              (1)                                            332
 Increase (decrease) in cash:
  Accounts receivable                               (7,738)           (246)                                         (7,984)
  Inventories                                       (6,350)           (240)                                         (6,590)
  Prepaid expenses and other                           566             145                                             711
  Accounts payable and   accrued
  expenses                                           3,661             494                                           4,155
  Income taxes payable                (1,283)        5,046             (64)                                          3,699
  Intercompany account                (3,158)      (13,235)         (3,199)         15,592          4,000
 Discontinued operations                                                           (27,660)                        (27,660)
                                     -------      --------         -------        --------        -------         --------
Net cash provided by (used in)
  operating activities                (1,043)       (9,798)            249                                         (10,592)
                                     -------      --------         -------        --------        -------         --------
Cash flows from investing activities:
Purchases of property, plant and
  equipment                                         (2,391)           (212)                                         (2,603)
Other                                                 (194)              1                                            (193)
                                     -------      --------         -------        --------        -------         --------
Net cash used in investing
  activities                                        (2,585)           (211)                                         (2,796)
                                     -------      --------         -------        --------        -------         --------
Cash flows from financing activities:
Change in revolving loan
  facilities                                        11,944                                                          11,944
Repayment of borrowings                             (1,624)                                                         (1,624)
Other                                  1,043            62                                                           1,105
                                     -------      --------         -------        --------        -------         --------
Net cash provided by (used in)
  financing activities                 1,043        10,382                                                          11,425
                                     -------      --------         -------        --------        -------         --------
Net (decrease) increase in cash
  and equivalents                                   (2,001)             38                                          (1,963)
Cash and equivalents, beginning
  of year                                            2,475           1,354                                           3,829
                                     -------      --------         -------        --------        -------         --------
Cash and equivalents, end of year    $    --      $    474         $ 1,392        $     --        $    --         $  1,866
                                     =======      ========         =======        ========        =======         ========

                    SYRATECH CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                         Year Ended December 31, 1995

                                                                     Non
                                    Guarantor     Guarantor       Guarantor
                                     Parent     Subsidiaries    Subsidiaries    Eliminations     Consolidated
                                    ---------   ------------    ------------    ------------     ------------
Cash flows from operating activities:
Net income                          $ 36,196      $  7,970         $ 4,622         $(2,589)        $ 46,199
Adjustments to reconcile net
  income to net cash provided by
  (used in) operations:
 Depreciation and amortization                       3,089             175             (11)           3,253
 Deferred income taxes                (1,202)       (1,027)                                          (2,229)
 Other                                   102         1,158                                            1,260
 Increase (decrease) in cash,
   net of effect of business
   acquired:
  Marketable securities              (30,561)                                                       (30,561)
  Accounts receivable                               (3,273)           (376)                          (3,649)
  Inventories                                         (772)            (45)                            (817)
  Prepaid expenses and other            (516)         (914)            (16)                          (1,446)
  Accounts payable and   accrued
  expenses                               922          (686)            359                              595
  Income taxes payable                21,241       (23,837)            290                           (2,306)
  Intercompany account               (47,093)       47,421          (2,928)          2,600
 Discontinued operations             (49,915)                                                       (49,915)
                                    --------      --------         -------         -------         --------
Net cash (used in) provided by
  operating activities               (70,826)       29,129           2,081                          (39,616)
                                    --------      --------         -------         -------         --------
Cash flows from investing activities:
Net proceeds on sale of Syroco,
  Inc.                               133,931                                                        133,931
Purchases of property, plant and
  equipment                                         (2,559)           (120)                          (2,679)
Other                                                   61                                               61
                                    --------      --------         -------         -------         --------
Net cash provided by (used in)
  investing activities               133,931        (2,498)           (120)                         131,313
                                    --------      --------         -------         -------         --------
Cash flows from financing activities:
Change in revolving loan
  facilities                                       (14,504)                                         (14,504)
Repayment of borrowings                               (875)                                            (875)
Other                                    249            60                                              309
                                    --------      --------         -------         -------         --------
Net cash provided by (used in)
  financing activities                   249       (15,319)                                         (15,070)
                                    --------      --------         -------         -------         --------
Net increase (decrease) in cash
  and equivalents                     63,354        11,312           1,961                           76,627
Cash and equivalents, beginning
  of year                                              474           1,392                            1,866
                                    --------      --------         -------         -------         --------
Cash and equivalents, end of year   $ 63,354      $ 11,786         $ 3,353         $    --         $ 78,493
                                    ========      ========         =======         =======         ========

================================================================================
No dealer, salesperson, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering covered by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy the securities in any jurisdiction where, or any person to whom, it is unlawful to make such offer for solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been a change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                   ----------

TABLE OF CONTENTS

                                                  Page
                                                ---------
Prospectus Summary                                   3
Risk Factors                                        13
The Recapitalization                                18
Use of Proceeds                                     19
Capitalization                                      20
Pro Forma Condensed Consolidated Financial
  Statements                                        21
Management's Discussion and Analysis of
  Financial Condition and Results of Operations     28
Business                                            33
Management                                          44
Security Ownership of Certain
  Beneficial Owners and Management                  48
Certain Transactions                                49
Description of Senior Notes                         51
Description of Other Indebtedness                   69
Underwriting                                        70
Legal Matters                                       71
Experts                                             71
Available Information                               71
Index to Financial Statements                      F-1



================================================================================







================================================================================


                              Syratech Corporation








                                  $160,000,000


                             % Senior Notes due 2007




                                   ----------
                                   PROSPECTUS
                                   ----------


                        NationsBanc Capital Markets, Inc.
                              Chase Securities Inc.

                                     , 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

   The following table set forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All items are estimated except the registration, filing and listing fees.

SEC registration fee                      $
Blue sky fees and expenses
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Trustee fees
Miscellaneous
Total

Item 15. Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connecting therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against and liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for each of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

   The Company's Restated Certificate of Incorporation and Bylaws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. The Restated Certificate of Incorporation and Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

   The form of the underwriting agreement, filed as Exhibit 1.1 hereto contains provisions by which the underwriters agree to indemnify the Company, its officers and directors and each person who controls the Company within the meaning of the Securities Act, against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

 (a)    Exhibits

 *1.1   Form of Underwriting Agreement

  2.1 Restated Agreement and Plan of Merger dated November , 1996, effective as of October 23, 1996 between Syratech and THL Transaction I Corp. (Incorporated by reference from Exhibit 2.1 to Form S-4 Registration Statement No. 333-16917)

  3.1 Restated Certificate of Incorporation of Syratech. Incorporated by reference from Exhibit 3.1 to Form S-1 Registration Statement No. 33-41619.

  3.2 Bylaws of Syratech. Incorporated by reference from Exhibit 3.2 to Form S-1 Registration Statement No. 33-41619.

  3.3 Amendment to Section 2.9 of the Bylaws of Syratech, effective August 15, 1991. Incorporated by reference from Exhibit 3.3 to Form S-1 Registration Statement No. 33-41619.

 *4.1   Indenture dated as of      , 1997 between Syratech Corporation as Issuer
        and        , as Trustee.

 *5.1   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

 10.1   Form of Amended and Restated Employment Agreement dated as of          ,
        1997 between Leonard Florence and the Company. (Incorporated by reference from Exhibit 2.1 to Form S-4 Registration Statement
        No. 333-16917)

 10.2 Employment Agreement dated August 16, 1991 between E. Merle Randolph and the Company. Incorporated by reference from Exhibit 10 to Form S-1 Registration Statement No. 33-41619.

*10.3   Employment Agreement dated August 16, 1991, as amended on        , 1997,
        between Melvin L. Levine and the Company.

 10.4 Employment Agreement dated August 16, 1991 between Alan R. Kanter and the Company. Incorporated by reference from Exhibit 10 to Form S-1 Registration Statement No. 33-41619.

 12.1   Schedule Regarding Computation of Ratio of Earnings to Fixed Charges

 23.1 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinion filed as Exhibit 5.1)

 23.2   Consent of Deloitte & Touche LLP

 23.3   Consent of Coopers & Lybrand L.L.P.

 24.1   Power of Attorney (see signature page)

 25.1   Statement on Form T-1 of the eligibility of the Trustee

 (b)    Financial Statement Schedules

 Schedule VIII -- Valuation and Qualifying Accounts

   All other schedules have been omitted because the material is not applicable or is not required or because the required information is shown in the condensed consolidated financial statements or the notes thereto.

* To be filed by amendment.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant further undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 18th day of December, 1996.

                      SYRATECH CORPORATION

                      By: /s/ Leonard Florence
                           ---------------------------------------------------

                                          Leonard Florence
                                       Chairman of the Board,
                                Chief Executive Officer and President

                              POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes Leonard Florence and E. Merle Randolph, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

       Signature                              Title                            Date
       ---------                              -----                            ----
 /s/ Leonard Florence     Chairman of the Board, Chief          December 18, 1996
-----------------------   Executive Officer and President
    Leonard Florence      (Principal Executive Officer)

 /s/ E. Merle Randolph    Vice President, Chief Financial       December 18, 1996
-----------------------   Officer, Treasurer and Director
    E. Merle Randolph     (Principal Financial and Accounting
                          Officer)

   /s/ Irwin Chafetz      Director                              December 18, 1996
-----------------------
      Irwin Chafetz

/s/ Frederick H. Chicos   Director                              December 18, 1996
-----------------------
   Frederick H. Chicos

   /s/ Harold Cohen       Director                              December 18, 1996
-----------------------
      Harold Cohen

  /s/ Jerry R. Jacob      Director                              December 18, 1996
-----------------------
     Jerry R. Jacob

                                      II-4

/s/ Melvin L. Levine      Director                              December 18, 1996
-----------------------
   Melvin L. Levine
  /s/ Alan Perlman        Director                              December 18, 1996
-----------------------
     Alan Perlman
/s/ Harold Roitenberg     Director                              December 18, 1996
-----------------------
   Harold Roitenberg
  /s/ Jacob Saliba        Director                              December 18, 1996

-----------------------
     Jacob Saliba

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Guarantors have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Boston, State of Massachusetts, on the 18th day of December, 1996.

                      CHI INTERNATIONAL, INC.
                      FARBERWARE INC.
                      INTERNATIONAL SILVER COMPANY
                      INTERNATIONAL SILVER DE P.R., INC.
                      LEONARD FLORENCE ASSOCIATES, INC.
                      PMW SILVER DE P.R., INC.
                      ROSEMAR SILVER COMPANY, INC.
                      SILVESTRI, INC.
                      SILVESTRI, INC. OF SOUTH CAROLINA
                      SYRATECH SECURITY CORPORATION
                      SYRATECH SILVER SALES CORP.
                      TOWLE HOLLOWARE, INC.
                      TOWLE MANUFACTURING COMPANY
                      WALLACE INTERNATIONAL SILVERSMITHS, INC.
                      WALLACE INTERNATIONAL DE P.R., INC.

                      By: /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                     President and Sole Director

                      HOLIDAY PRODUCTS, INC.

                      By: /s/ Roger S. Silverstein
                           ---------------------------------------------------
                                        Roger S. Silverstein
                                       President and Director

                      By: /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                              Director

                      By: /s/ Marshall A. Rauch
                           ---------------------------------------------------
                                          Marshall A. Rauch
                                              Director

                      By: /s/ Donald G. Walser
                           ---------------------------------------------------
                                          Donald G. Walser
                                              Director

                      SYRATECH WEST COAST WAREHOUSE CORP.

                      By:  /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                       President and Director

                      By:  /s/ Faye A. Florence
                           ---------------------------------------------------
                                          Faye A. Florence
                                              Director

                      By:  /s/ E. Merle Randolph
                           ---------------------------------------------------
                                          E. Merle Randolph
                                       President and Director

                      SYRATECH HOLDING CORPORATION

                      By:  /s/ Richard Freiman
                           ---------------------------------------------------
                                           Richard Freiman
                                     President and Sole Director

                      RAUCH INDUSTRIES, INC.

                      By:  /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                       President and Director

                      By:  /s/ E. Merle Randolph
                           ---------------------------------------------------
                                          E. Merle Randolph
                                              Director

                      By:  /s/ Faye A. Florence
                           ---------------------------------------------------
                                          Faye A. Florence
                                              Director

                      175 AMLEGION REVERE REALTY TRUST

                      By: /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                        President and Trustee

                      By:  /s/ Faye A. Florence
                           ---------------------------------------------------
                                          Faye A. Florence
                                               Trustee

                      By:  /s/ E. Merle Randolph
                           ---------------------------------------------------
                                          E. Merle Randolph
                                               Trustee

                      ROCHARD, INC.

                      By: /s/ Richard Sonking
                           ---------------------------------------------------
                                           Richard Sonking
                                       President and Director

                      By:  /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                              Director

                      NORTHSTAR SALES CORPORATION

                      By:  /s/ Leonard Florence
                           ---------------------------------------------------
                                          Leonard Florence
                                       President and Director

                      By:  /s/ Marshall A. Rauch
                           ---------------------------------------------------
                                          Marshall A. Rauch
                                              Director

                      By:  /s/ Donald G. Walser
                           ---------------------------------------------------
                                          Donald G. Walser
                                              Director

                                                                 Schedule VIII

                    SYRATECH CORPORATION AND SUBSIDIARIES

                      VALUATION AND QUALIFYING ACCOUNTS
                                (in thousands)

              Column A                 Column B             Column C             Column D      Column E
              --------                 --------             --------             --------      --------
                                                       (1)           (2)
                                      Balance at    Charged to                                Balance at
                                     Beginning of   Costs and     Charged to                    End of
            Description                 Period       Expenses    Other Accts    Deductions      Period
            -----------              ------------   ----------   -----------    ----------    ----------
Year Ended December 31, 1995
----------------------------
Allowance for doubtful accounts         $1,372        $  602       $   --         $  (371)(a)   $1,603
Sales returns and allowances             2,133         5,206           --          (4,735)(b)    2,604
                                        ------        ------       ------         -------       ------
                                        $3,505        $5,808       $   --         $(5,106)      $4,207
                                        ======        ======       ======         =======       ======
Year Ended December 31, 1994
----------------------------
Allowance for doubtful accounts                                    $   --
                                        $1,385        $   84                      $   (97)(a)   $1,372
Sales returns and allowances             2,397         3,868           --          (4,132)(b)    2,133
                                        ------        ------       ------         -------       ------
                                                                   $   --
                                        $3,782        $3,952                      $(4,229)      $3,505
                                        ======        ======       ======         =======       ======
Year Ended December 31, 1993
----------------------------
Allowance for doubtful accounts         $  676        $  626       $   --         $    83 (a)   $1,385
Sales returns and allowances             1,866         3,420           --          (2,889)(b)    2,397
                                        ------        ------       ------         -------       ------
                                        $2,542        $4,046       $   --         $(2,806)      $3,782
                                        ======        ======       ======         =======       ======

(a) Doubtful accounts written off
(b) Sales returns and other

                                  EXHIBIT INDEX

                                                                                Pagination
                                                                                    by
                                                                                sequential
Exhibit                                    Exhibit                              numbering
Number                                   Description                             system
------                                   -----------                            ----------

 (a)    Exhibits

 *1.1   Form of Underwriting Agreement

  2.1 Restated Agreement and Plan of Merger dated November , 1996, effective as of October 23, 1996 between Syratech and THL Transaction I Corp.
        (Incorporated by reference from Exhibit 2.1 to Form S-4 Registration
        Statement No. 333-16917)

  3.1 Restated Certificate of Incorporation of Syratech. Incorporated by reference from Exhibit 3.1 to Form S-1 Registration Statement No.
        33-41619.

  3.2   Bylaws of Syratech. Incorporated by reference from Exhibit 3.2 to Form
        S-1 Registration Statement No. 33-41619.

  3.3   Amendment to Section 2.9 of the Bylaws of Syratech, effective August 15,
        1991. Incorporated by reference from Exhibit 3.3 to Form S-1
        Registration Statement No. 33-41619.

 *4.1   Indenture dated as of      , 1997 between Syratech Corporation as Issuer
        and        , as Trustee.

 *5.1   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

 10.1   Form of Amended and Restated Employment Agreement dated as of          ,
        1997 between Leonard Florence and the Company. (Incorporated by reference from Exhibit 2.1 to Form S-4 Registration Statement
        No. 333-16917)

 10.2 Employment Agreement dated August 16, 1991 between E. Merle Randolph and the Company. Incorporated by reference from Exhibit 10 to Form S-1
        Registration Statement No. 33-41619.

*10.3   Employment Agreement dated August 16, 1991, as amended on        , 1997,
        between Melvin L. Levine and the Company.

 10.4 Employment Agreement dated August 16, 1991 between Alan R. Kanter and the Company. Incorporated by reference from Exhibit 10 to Form S-1
        Registration Statement No. 33-41619.

 12.1   Schedule Regarding Computation of Ratio of Earnings to Fixed Charges

 23.1 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinion filed as Exhibit 5.1)

 23.2   Consent of Deloitte & Touche LLP

 23.3   Consent of Coopers & Lybrand L.L.P.

 24.1   Power of Attorney (see signature page)

 25.1   Statement on Form T-1 of the eligibility of the Trustee

 (b)    Financial Statement Schedules



 Schedule VIII -- Valuation and Qualifying Accounts

   All other schedules have been omitted because the material is not applicable or is not required or because the required information is shown in the condensed consolidated financial statements or the notes thereto.

* To be filed by amendment.